UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SERVICE BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Service Bancorp, Inc.

81 Main Street

Medway, Massachusetts 02053

1-888-5-STRATA

April 1, 2009

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Service Bancorp, Inc. (“Service Bancorp”), the holding company for Strata Bank, to be held at Lake Pearl Luciano’s located at 299 Creek Street, Wrentham, Massachusetts on Thursday, April 23, 2009, beginning at 3:30 p.m., local time.

The purpose of the Special Meeting will be to consider and vote on the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2008 and amended March 18, 2009, among Middlesex Savings Bank and Service Bancorp, M.H.C. (“Service MHC”), Service Bancorp and Strata Bank. Upon completion of the transactions contemplated by the Merger Agreement (the “Middlesex Mergers”), the holders of Service Bancorp common stock (other than Service MHC) will receive $28.00 per share in cash, without interest.

The accompanying proxy materials provide important information concerning the Merger Agreement. Please review these materials carefully, including the enclosed copy of the Merger Agreement.

Approval of the Merger Agreement requires the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock as well as the approval of the corporators of Service MHC and Middlesex Bancorp MHC, a mutual holding company which is expected to be formed prior to the consummation of the Middlesex Mergers (subject to receipt of required approvals). The Middlesex Mergers can not be completed unless the Merger Agreement is approved and the parties receive all required regulatory approvals.

Your vote is very important regardless of the number of shares you own. Because approval of the Merger Agreement requires the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock, a failure to vote will have the same effect as a vote against approval of the Merger Agreement.

THE BOARD OF DIRECTORS OF SERVICE BANCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.

Sincerely,

Edward A. Hjerpe, III

Interim President and Chief Executive Officer

This proxy statement is dated April 1, 2009 and is first being mailed to stockholders of Service Bancorp on or about April 3, 2009.

Service Bancorp, Inc.

81 Main Street

Medway, Massachusetts 02053

1-888-5-STRATA

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 23, 2009

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Service Bancorp, Inc. (“Service Bancorp”) will be held at Lake Pearl Luciano’s, located at 299 Creek Street, Wrentham, Massachusetts on April 23, 2009 at 3:30 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of December 8, 2008 and amended March 18, 2009 (as amended, the “Merger Agreement”) among Middlesex Savings Bank (“MSB”) and Service Bancorp, M.H.C. (“Service MHC”), Service Bancorp, and Strata Bank, which provides for, among other things, (i) the merger of Service MHC with and into Middlesex Bancorp MHC, a mutual holding company which is expected to be formed prior to the consummation of the transactions contemplated by the Merger Agreement (subject to receipt of required approvals) and which, if formed, will be the owner of 100% of the issued and outstanding capital stock of MSB (“Middlesex MHC”), (ii) the merger of Service Bancorp with and into Middlesex MHC, and (iii) the merger of Strata Bank with and into MSB, which shall remain a subsidiary of Middlesex MHC.

2.	To consider and vote upon a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement.

3.	To transact such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

The Board of Directors of Service Bancorp has fixed the close of business on March 24, 2009 as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. In the event that there are not sufficient votes to approve the foregoing proposals at the time of the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies by Service Bancorp.

A majority in interest of the outstanding shares of Service Bancorp common stock must be represented at the Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. Approval of the Merger Agreement requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock, as well as the approval of the corporators of Service MHC and Middlesex MHC. A quorum being present, the affirmative vote of a majority of the votes cast is required to approve the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement. A failure of Service Bancorp’s stockholders to vote, an abstention or a broker non-vote will have the same effect as voting against the proposal to approve the Merger Agreement, but will have no effect on the adjournment proposal.

Service Bancorp believes that appraisal rights under the Massachusetts Business Corporation Act should not be available to its stockholders with respect to the transactions contemplated by the Merger Agreement. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that Service Bancorp’s stockholders may assert appraisal rights in connection with the transactions contemplated by the Merger Agreement. Any stockholder seeking to assert appraisal rights will be required to give written notice, before the stockholders vote on whether to approve the Merger Agreement, of the stockholder’s intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote to approve the Merger Agreement.

THE BOARD OF DIRECTORS OF SERVICE BANCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The above matters are described in detail in the accompanying proxy statement, which is being mailed to you on or about April 3, 2009.

By Order of the Board of Directors,

Eugene R. Liscombe

Chairman of the Board of Directors

Medway, Massachusetts

April 1, 2009

Your vote is very important. Whether or not you plan to attend the Special Meeting in person, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting and desire to withdraw your proxy and vote in person, you may do so.

If your shares are in a brokerage or fiduciary account, your broker or bank will send you a voting instruction form instead of a proxy card. Please follow the instructions on that form to tell them how to vote your shares. We encourage you to use the telephone voting option provided with these forms. Please do not send the voting information form to us. If you wish to attend the Special Meeting and vote these shares in person, you must follow the instructions on the voting instruction form to obtain a legal proxy from your broker or bank.

i

APPENDICES

A	Agreement and Plan of Merger among Middlesex Savings Bank and Service Bancorp, M.H.C., Service Bancorp, Inc. and Strata Bank dated as of December 8, 2008	A-1
B	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 18, 2009, by and among Middlesex Savings Bank and Strata Bank, Service Bancorp, Inc. and Service Bancorp, M.H.C.	B-1
C	Opinion of Keefe, Bruyette & Woods, Inc.	C-1
D	Form of Voting Agreement by and between Middlesex Savings Bank and certain directors and executive officers of Service Bancorp, Inc., in their capacity as stockholders of Service Bancorp, Inc.	D-1
E	Part 13 of the Massachusetts Business Corporation Act	E-1

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the transactions contemplated by the Merger Agreement fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire proxy statement, including the Merger Agreement, a copy of which is included as APPENDIX A to this proxy statement, Amendment No. 1 to the Merger Agreement, a copy of which is included as APPENDIX B to this proxy statement, and the other documents to which we have referred you. You may obtain copies of our publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information” on page 59. Page references are included in this summary term sheet to direct you to a more complete description of the topics.

Throughout this proxy statement, “Service Bancorp” refers to Service Bancorp, Inc., “Service MHC” refers to Service Bancorp, M.H.C., the mutual holding company that owns a majority of Service Bancorp’s outstanding common stock, and “Strata” refers to each of Service Bancorp, Service MHC and Strata Bank and the subsidiaries of each, individually and collectively, as context requires. “MSB” refers to Middlesex Savings Bank and “Middlesex MHC” refers to Middlesex Bancorp, MHC, a mutual holding company which is expected to be formed prior to the consummation of the Middlesex Mergers (subject to receipt of required approvals) and which, if formed, will be the owner of 100% of the issued and outstanding capital stock of MSB (MSB and Middlesex MHC are sometimes collectively referred to as “Middlesex”). The merger between Service MHC and Middlesex MHC is referred to as the “MHC Merger,” the merger between Service Bancorp and Middlesex MHC is referred to as the “Company Merger,” and the merger between Strata Bank and MSB is referred to as the “Bank Merger” (and the MHC Merger, the Company Merger and the Bank Merger are sometimes collectively referred to as the “Middlesex Mergers”). The Agreement and Plan of Merger, dated as of December 8, 2008, among MSB and Service Bancorp, Service MHC and Strata Bank, and amended March 18, 2009, is referred to as the “Merger Agreement,” and the Agreement and Plan of Merger, dated as of February 9, 2009, between Strata Bank and MSB is referred to as the “Bank Merger Agreement.” Service Bancorp’s common stock, par value $0.01 per share is referred to as “Service Bancorp common stock.” The owners of the outstanding shares of Service Bancorp common stock, other than Service MHC, are referred to as the “Public Stockholders” and “New Bank” refers to MSB as the surviving institution in the Bank Merger. Finally, the special meeting of stockholders of Service Bancorp is referred to as the “Special Meeting.”

The Parties (Page 19)

Service Bancorp, Inc. was organized as a Massachusetts corporation in 1998 at the direction of the Board of Directors of Strata Bank and the Board of Trustees of Service MHC, a Massachusetts-chartered mutual holding company, for the purpose of acting as the holding company of Strata Bank. As of the Record Date, 907,694 shares of Service Bancorp’s common stock, par value $0.01 per share (the “Service Bancorp common stock”), were held by Service MHC and 771,120 shares of Service Bancorp common stock were held by the Public Stockholders. Service Bancorp’s principal business is overseeing and directing the business of Strata Bank. The Service Bancorp common stock is quoted on The OTC Bulletin Board® (OTCBB) under the symbol “SERC.OB.” Strata Bank was organized in 1871 as a Massachusetts-chartered mutual savings bank and was reorganized into the stock form of ownership in 1997 as part of Strata Bank’s original mutual holding company reorganization. Strata Bank is a community-oriented savings bank engaged primarily in the business of offering FDIC-insured deposits to customers through its branch offices and using those deposits, together with funds generated from operations and borrowings, to make one-to four-family residential mortgage loans, commercial real estate loans, commercial business loans, construction loans and consumer loans, and to invest in mortgage-backed and other securities. For more information, please visit www.stratabank.com.

The principal executive offices of Service Bancorp, Service MHC and Strata Bank are located at 81 Main Street, Medway, Massachusetts 02053. Its telephone number is 1-888-578-7282.

Middlesex Savings Bank is a Massachusetts-chartered mutual savings bank founded in 1835 and headquartered in Natick. It is the largest independent bank in central Massachusetts with assets exceeding $3.5 billion as of September 30, 2008. MSB, whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and Massachusetts Deposit Insurance Fund (“MDIF”), has 25 branch offices located in Acton, Ashland, Bedford, Boxborough, Concord, Framingham, Groton, Holliston, Hopkinton, Littleton, Maynard, Medfield, Millis, Natick, Needham, Southborough, Sudbury, Wayland, Wellesley, and Westford. For more information, please visit www.middlesexbank.com. Middlesex’s principal executive offices are located at 6 Main Street, Natick, Massachusetts 01760. The telephone number at that location is 508-653-0300.

Remutualization (Page 19)

The type of transaction proposed by the Merger Agreement is commonly referred to as a “remutualization” transaction. In a remutualization transaction, only the outstanding shares of a mid-tier mutual holding company, such as Service Bancorp, that are held by minority stockholders are purchased. The outstanding shares of a mid-tier holding company held by the mutual holding company parent, such as Service MHC, are cancelled in connection with the mutual holding company parent’s merger with another mutual entity, such as Middlesex MHC. The mutual interests of the members of Service MHC will be preserved in the Middlesex Mergers in the form of liquidation rights in Middlesex MHC and subscription rights in the event of a conversion of Middlesex MHC to stock form.

Public Stockholders Will Receive $28.00 in Cash for Each Share of Company Common Stock (Page 36)

If the Middlesex Mergers are completed, you will have the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of Service Bancorp common stock that you own as of the effective time of the Company Merger. Service Bancorp common stock owned by Service MHC will be cancelled and retired and no consideration will be issued in exchange therefor. You will need to surrender your Service Bancorp stock certificates to receive the cash merger consideration, but you should not send us any certificates now. After the Company Merger is completed, a paying agent appointed by Middlesex will send you detailed instructions on how to exchange your shares.

The Company Merger Will be Taxable for Public Stockholders (Page 54)

For U.S. federal income tax purposes, the Company Merger will be treated as a sale to Middlesex of all of the public shares of Service Bancorp common stock. Each Public Stockholder will recognize a gain or loss equal to the difference between the cash received and his or her adjusted tax basis in the shares exchanged. The gain or loss will be a capital gain or loss and will be long-term if the shares have been held for more than one year or short-term if the shares have been held for one year or less. The tax treatment of amounts received for shares acquired upon the exercise of incentive stock options granted within two years of the effective time or exercised within one year of the effective time will be subject to different tax treatment.

Tax matters are complicated, and the tax consequences of the Company Merger may vary among stockholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the state and federal tax consequences to you of the Company Merger.

Treatment of Equity-Based Awards (Page 38)

Following stockholder approval of the Merger Agreement, Service Bancorp will send written notice to each optionholder that all outstanding stock options granted under Service Bancorp’s plans have vested and are exercisable in full. If such option is not exercised or otherwise terminated before the completion of the Company

Merger, the option will be cancelled at the effective time of the Company Merger and the holder will be entitled to receive from Service Bancorp a cash payment in an amount equal to the number of shares subject to the stock option multiplied by the difference between $28.00 and the exercise price of the stock option, less any required withholding taxes. Upon stockholder approval of the Merger Agreement, shares of restricted stock then outstanding will immediately vest. These shares will then be exchangeable for the $28.00 per share merger consideration on the same basis as other Public Stockholders.

Required Stockholder Approval (Page 14)

Approval of the Merger Agreement (Proposal One) requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock, as well as the approval of the corporators of Service MHC and Middlesex MHC. A failure of Service Bancorp’s stockholders to vote, an abstention or a broker non-vote will have the same effect as voting against the proposal to approve the Merger Agreement. Service MHC, which has the right to vote 54.1% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, and Service Bancorp’s current directors and officers, who have the right to vote 4.9% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, are each committed to vote to approve the Merger Agreement pursuant to the Merger Agreement and voting agreements, as applicable, discussed elsewhere in this proxy statement. The aggregate amount of Service Bancorp common stock subject to such agreements is 58.9% as of the date of this proxy statement.

You are also being asked to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement (Proposal Two). A quorum being present, the affirmative vote of a majority of the votes cast is required to approve the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement. A failure of Service Bancorp’s stockholders to vote, an abstention or a broker non-vote will have no effect on the adjournment proposal. The presence of the shares held by Service MHC, which has the right to vote 54.1% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, is sufficient to constitute a quorum for all matters at the Special Meeting and to approve the adjournment proposal. Service MHC is expected to vote in favor of the adjournment proposal.

Service Bancorp Has Received an Opinion From its Financial Advisor That the Per Share Merger Consideration is Fair to its Public Stockholders From a Financial Point of View (Page 31)

Service Bancorp has received the written opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) that, as of December 8, 2008 (the date on which Strata executed the Merger Agreement), the $28.00 per share merger consideration is fair to the Public Stockholders of Service Bancorp from a financial point of view. The opinion is included as APPENDIX C to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting with respect to the Middlesex Mergers or any other matter.

Service Bancorp’s Board of Directors Unanimously Recommends Approval of the Merger Agreement (Page 39)

Based on the reasons described elsewhere in this proxy statement, Service Bancorp’s Board of Directors believes that the Middlesex Mergers are in the best interests of Service Bancorp and its stockholders and unanimously recommends that you vote FOR the approval of the Merger Agreement and FOR the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

Voting Agreements (Page 15)

Pursuant to the Merger Agreement, Service MHC has agreed (a) to vote its shares of Service Bancorp common stock in favor of the Merger Agreement, (b) to vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Service Bancorp contained in the Merger Agreement and (c) to vote against any proposal to acquire Service Bancorp by any person other than Middlesex or against any other action, agreement or transaction that is intended to, or that would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Company Merger or any of the other Middlesex Mergers. Service MHC has the right to vote 54.1% of the shares of Service Bancorp common stock as of the date of this proxy statement.

In addition, each of Service Bancorp’s current directors and executive officers, in his or her capacity as a Service Bancorp stockholder, has entered into a voting agreement whereby they have agreed to (a) vote their shares in favor of the Merger Agreement, (b) restrict their ability to transfer or dispose of their shares of Service Bancorp common stock, (c) vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Service Bancorp contained in the Merger Agreement or of the stockholder in his or her voting agreement and (d) vote against any proposal to acquire Service Bancorp by any person other than Middlesex or against any other action, agreement or transaction that is intended to, or that would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Company Merger or any of the other Middlesex Mergers. Service Bancorp’s directors and executive officers, in the aggregate, have the right to vote approximately 4.9% of the shares of Service Bancorp common stock as of the date of this proxy statement.

In total, Service MHC and Service Bancorp’s current directors and executive officers have the right to vote 58.9% of the shares of Service Bancorp common stock as of the date of this proxy statement. The form of voting agreement for each Service Bancorp director and executive officer, in his or her capacity as a Service Bancorp stockholder, is attached to this proxy statement as APPENDIX D and the foregoing summary of these voting agreements is qualified in its entirety by reference thereto.

In addition each of the trustees of Service MHC and MSB as of December 8, 2008 entered into voting agreements in his or her capacity as a current or future corporator of Service MHC and Middlesex MHC, respectively, the terms of which are described elsewhere in this proxy statement and the forms of which were filed as Exhibits 99.2 and 99.3 to Service Bancorp’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2008. The Middlesex Mergers must be approved by a vote of two-thirds of the corporators of each of Service MHC and Middlesex MHC. The Service MHC trustees constitute 13.9% of the current Service MHC corporators. Middlesex expects that 25 of the 27 trustees who signed voting agreements will become corporators of the Middlesex MHC when it is organized, and will constitute approximately 27% of the Middlesex MHC corporators at that time.

Resulting Corporate Structure and Governance (Page 37)

Pursuant to the Merger Agreement, the following mergers are expected to take place:

•	The MHC Merger:

•	Service MHC will merge into Middlesex MHC and the separate corporate existence of Service MHC will cease. The combined MHC following the MHC Merger is sometimes referred to as “Surviving MHC;”

•	the corporate charter and bylaws of Surviving MHC will be the charter and bylaws of Middlesex MHC as in effect immediately prior to the MHC Merger; and

•	immediately after the MHC Merger:

•	the corporators of Surviving MHC will be the existing corporators of Middlesex MHC and the members of Service MHC’s Board of Trustees immediately prior to the MHC Merger;

•	the trustees of Surviving MHC will be the existing trustees of Middlesex MHC and three of the trustees of Service MHC in office immediately prior to the MHC Merger; and

•	the officers of Surviving MHC shall be the individuals serving as officers of Middlesex MHC immediately prior to the MHC Merger.

•	The Company Merger:

•

Service Bancorp will merge into Middlesex MHC and the separate corporate existence of Service Bancorp will cease. The combined company following the Company Merger is sometimes referred to as “Surviving Company;”

•	the corporate charter and bylaws of Surviving Company will be the charter and bylaws of Middlesex MHC as in effect immediately prior to the Company Merger; and

•

the corporators, trustees and officers of Surviving Company will be the corporators, trustees and officers of Middlesex MHC immediately prior to the Company Merger (i.e., the corporators, trustees and officers of Surviving MHC as described above.)

•	The Bank Merger:

•

Middlesex and Strata have agreed to take all action necessary and appropriate to merge Strata Bank into MSB. MSB, as the surviving institution following the Bank Merger, is sometimes referred to in this proxy statement as “New Bank.” New Bank will be a wholly-owned subsidiary of Middlesex MHC;

•	the directors of New Bank will be the persons serving as directors of MSB immediately prior to the Bank Merger;

•	Middlesex has agreed to use its reasonable best efforts to nominate eligible former Strata Bank directors for the next two vacancies occurring on New Bank’s Board of Directors;

•	the charter and bylaws of New Bank will be the charter and bylaws of MSB as in effect immediately prior to the Bank Merger;

•	the committees of New Bank’s Board of Directors will be the committees of MSB as constituted immediately prior to the Bank Merger;

•	the officers of New Bank will be the officers of MSB immediately prior to the Bank Merger;

•

promptly following the Bank Merger, Middlesex will establish an advisory committee for one year whose members will be those directors of Strata Bank immediately prior to the Bank Merger who have not been appointed as trustees of Surviving MHC; and

•

depositors of Strata Bank, who currently hold liquidation rights in Service MHC and subscription rights if Service MHC had undertaken a full conversion, will obtain liquidation rights in Middlesex MHC and subscription rights in the event of a conversion of Middlesex MHC to stock form.

Conditions to Completing the Middlesex Mergers (Page 41)

The obligations of Strata and Middlesex to complete the Middlesex Mergers are subject to the satisfaction of a number of conditions, including the following:

•

the approval of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock and the approval of not less than two-thirds (2/3) of the corporators of each of Service MHC and Middlesex MHC;

•

the parties must have received all regulatory approvals required to consummate the Middlesex Mergers, and such regulatory approvals must remain in full force and effect and all statutory waiting periods in respect thereof must have expired and no such approval shall contain any “burdensome condition” (as defined in the Merger Agreement);

•	no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered that prohibits the completion of the Middlesex Mergers; and

•

each party must have received a written opinion from its counsel to the effect that the each of the MHC Merger, the Company Merger and the Bank Merger will qualify as a tax-free reorganization and that none of the Middlesex Mergers will adversely affect such qualification.

In addition, the obligation of Strata to complete the Middlesex Mergers is conditioned on the satisfaction or waiver of the following conditions:

•

the representations and warranties of Middlesex in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the closing date of the Company Merger and the MHC Merger, subject, in most cases, to exceptions that would not have a material adverse effect;

•	Middlesex must have performed, in all material respects, all of its obligations required under the Merger Agreement;

•

all of the members of Strata Bank’s Board of Directors must have been elected or appointed as corporators of Middlesex MHC and three of the trustees of Service MHC must have been elected or appointed as trustees of Middlesex MHC.

In addition, the obligation of Middlesex to complete the Middlesex Mergers is conditioned on the satisfaction or waiver of the following conditions:

•

the representations and warranties of Strata in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the closing date of the Company Merger and the MHC Merger, subject, in most cases, to exceptions that would not have a material adverse effect;

•	Strata must have performed, in all material respects, all of its obligations under the Merger Agreement;

•

Strata must not have taken any action or made any payments that would result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or that could result in payments that would be nondeductible under Section 162(m) of the Code, other than as specifically provided for in the Merger Agreement;

•

between the date of the Merger Agreement and the consummation of the Middlesex Mergers, there must not have occurred any change that, individually or in the aggregate, has or would reasonably be expected to have a “Strata material adverse effect” (as that term is defined in the Merger Agreement);

•	Middlesex must have obtained lease assignments for the real property leases of Strata specified in the Merger Agreement; and

•	the holders of no more than 20% of Service Bancorp common stock outstanding as of the Record Date may have demanded appraisal rights pursuant to Part 13 of the Massachusetts Business Corporation Act.

Termination of the Merger Agreement (Page 47)

The Merger Agreement may be terminated by Strata or by Middlesex as follows:

•	by mutual consent of the parties;

•	if either the Company Merger or the MHC Merger is not consummated on or before July 31, 2009, except as contemplated under the Merger Agreement;

•

if any required regulatory approval is denied by final nonappealable action of such governmental authority, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of any of the Middlesex Mergers; provided that the terminating party has used its reasonable best efforts to have such order, injunction or decree lifted;

•

if the other party materially breaches any of its representations, warranties, covenants or agreements under the Merger Agreement and the breach cannot be or has not been cured within 30 days after written notice of the breach (provided that the terminating party is not then in material breach of the Merger Agreement);

•

if the stockholders of Service Bancorp do not approve the Merger Agreement, or if the Special Meeting is not held or is cancelled prior to July 31, 2009 (provided that Strata may not terminate the Merger Agreement for this reason if it is then in material breach of certain obligations relating to the Special Meeting and Service MHC has not voted its shares of Service Bancorp common stock against the Merger Agreement); or

•

if either of Service MHC’s or Middlesex MHC’s corporators do not approve the Merger Agreement or if either entity’s meeting of corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that the terminating party is not then in material breach of certain obligations relating to the meeting of its corporators).

The Merger Agreement may also be terminated by Middlesex if:

•	prior to the Special Meeting:

•	Strata materially breaches the no solicitation provisions of the Merger Agreement as discussed in the section entitled, “Proposal One – Approval of the Merger Agreement—No Solicitation”;

•

Service Bancorp’s Board of Directors fails to recommend that the Service Bancorp stockholders approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex;

•

Service Bancorp’s Board of Directors makes any statement, filing or release in connection with the Special Meeting or otherwise that is inconsistent with its recommendation to the Service Bancorp stockholders that they vote in favor of approval of the Merger Agreement;

•	Service Bancorp materially breaches its obligation to call, give notice of, convene and hold the Special Meeting; or

•

Service Bancorp’s Board of Directors approves, recommends or fails to publicly recommend against a publicly announced acquisition proposal to acquire Strata by a person or entity other than Middlesex within three business days of being requested to do so by Middlesex;

•	Service MHC:

•	fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex; or

•	materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Service MHC to approve the Merger Agreement;

•

if a tender offer is commenced for the acquisition of Service Bancorp common stock by any person other than Middlesex and Service Bancorp’s Board of Directors recommends that stockholders tender their shares in such tender offer or otherwise fails to recommend that stockholders reject such tender offer within 10 business days; or

•	if Service Bancorp enters into an agreement with a third party to effect a “change in control transaction” (as such term is defined in the Merger Agreement).

The Merger Agreement may be terminated by Strata if:

•	Middlesex MHC fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Strata; or

•	Middlesex MHC materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Middlesex MHC to approve the Merger Agreement.

Termination Fee and Expense Amount (Page 48)

If the Merger Agreement is terminated because of a breach of a representation, warranty, covenant or other agreement as a result of the negligence of a party to the Merger Agreement, the breaching party will be liable to the other party for $500,000 (the “Expense Amount”), on account of the expenses and opportunity costs incurred in connection with the Merger Agreement and the transaction contemplated thereby. The Expense Amount will be payable by Strata if either party terminates the Merger Agreement:

•

because the stockholders of Service Bancorp do not approve the Merger Agreement, or if the Special Meeting is not held or is cancelled prior to July 31, 2009 (provided that Strata may only terminate for this reason if it is not then in material breach of certain obligations relating to the Special Meeting and Service MHC has not voted its shares of Service Bancorp common stock against the Merger Agreement); or

•

because Service MHC’s corporators do not approve the Merger Agreement or if the meeting of its corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that Strata may only terminate as a result of its own corporators’ vote or meeting if it is not then in material breach of certain obligations relating to the meeting of its corporators).

The Expense Amount will be payable by Middlesex if either party terminates the Merger Agreement:

•

because the Middlesex MHC corporators do not approve the Merger Agreement or if the meeting of Middlesex MHC’s corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that Middlesex may only terminate as a result of its own corporators’ vote or meeting if it is not then in material breach of certain obligations relating to the meeting of its corporators).

As a material inducement to Middlesex to enter into the Merger Agreement, Strata has agreed to pay Middlesex a termination fee of $875,004, equal to 4% of the aggregate merger consideration, if the Merger Agreement is terminated by Middlesex because:

•	prior to the Special Meeting:

•	Strata materially breaches the no solicitation provisions of the Merger Agreement as discussed in the section entitled “Proposal One – Approval of the Merger Agreement—No Solicitation”;

•

Service Bancorp’s Board of Directors fails to recommend that Service Bancorp’s stockholders approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex;

•

Service Bancorp’s Board of Directors makes a statement, filing or release that is inconsistent with its recommendation to the Service Bancorp stockholders that they vote in favor of approval of the Merger Agreement;

•	Service Bancorp materially breaches its obligation to call, give notice of, convene and hold the Special Meeting; or

•

Service Bancorp’s Board of Directors approves, recommends or fails to publicly recommend against a publicly announced acquisition proposal to acquire Strata by a person or entity other than Middlesex within three business days of being requested to do so by Middlesex;

•	Service MHC:

•	fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex; or

•	materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Service MHC to approve the Merger Agreement.

•

a tender offer is commenced for the acquisition of Service Bancorp common stock by a person other than Middlesex and Service Bancorp’s Board of Directors recommends that stockholders tender their shares in such tender offer or otherwise fails to recommend that stockholders reject such tender offer within 10 business days; or

•	Service Bancorp enters into an agreement with a third party to effect a “change in control transaction” (as such term is defined in the Merger Agreement).

In addition, if within 12 months following a termination of the Merger Agreement by Middlesex, Strata enters into a definitive agreement with respect to a change in control transaction or a change in control transaction is consummated, and prior to the time of termination, an “acquisition proposal” (as such term is defined in the Merger Agreement) is announced or otherwise made known to Service Bancorp’s Board of Directors or management and is not timely withdrawn, then Strata will be obligated to pay the termination fee if such termination by Middlesex occurred because:

•	of Strata’s willful, uncured breach of any representation, warranty or covenant contained in the Merger Agreement;

•	the Company Merger or the MHC Merger is not consummated by July 31, 2009; or

•	of the failure to obtain the required vote to approve the Merger Agreement at the Special Meeting, or if the Special Meeting is not held or is cancelled prior to July 31, 2009.

Middlesex is obligated to pay Strata a termination fee of $875,004, equal to 4% of the aggregate merger consideration, if Middlesex MHC fails to recommend that its corporators approve the Merger Agreement or if it materially breaches its obligation to call, give notice of, convene and hold a meeting of corporators to approve the Merger Agreement.

Interest of Certain Persons in the Middlesex Mergers (Page 50)

Some of the current directors and executive officers of Service Bancorp have agreements, stock options, restricted stock awards and other benefit plans or arrangements that provide them with interests in the Middlesex Mergers that are different from, or in addition to, your interests. These interests arise from the Merger Agreement and because of rights under benefits and compensation plans or arrangements maintained by Strata and, in the case of certain current executive officers, under employment or change in control agreements, and include the following:

•

the vesting of all unvested stock options and the cancellation of all outstanding stock options in exchange for the payment by Service Bancorp of the difference between $28.00 and the exercise price of such option, valued in the aggregate at approximately $209,980 for all current non-employee directors and executive officers as a group (14 persons) as of December 31, 2008, except that none of Messrs. Brabazon, Burns, Lincoln or Porter, and none of the current executive officers, have any outstanding stock options;

•

the vesting of all unvested shares of restricted stock granted under Service Bancorp’s equity compensation plans, which will vest when the Service Bancorp stockholders vote to approve the Merger Agreement, valued in the aggregate at approximately $533,092 for all executive officers as a group (4 persons) as of December 31, 2008 (none of the non-employee directors has any unvested restricted stock);

•	Mr. Hjerpe’s entitlement, under his employment agreement, to receive a severance payment of $20,000 if he is terminated without “cause”;

•

the entitlement of the three executive officers other than Mr. Hjerpe, under his or her change in control agreement, to certain severance benefits if, within 12 months following the Middlesex Mergers, he or she is terminated without cause or quits for good reason, which severance benefits are estimated at approximately $473,500 in the aggregate as of December 31, 2008;

•

the right of all of the members of Service MHC’s Board of Trustees to become corporators of Surviving MHC and three of the members of Service MHC’s Board of Trustees to become trustees of Surviving MHC;

•

the commitment of Middlesex to use its reasonable best efforts to nominate eligible former Strata Bank directors for the next two vacancies occurring on New Bank’s Board of Directors and to establish an advisory committee for one year whose members will be those directors of Strata Bank immediately prior to the Bank Merger who have not been appointed as trustees of Surviving MHC;

•	Middlesex’s agreement to provide indemnification for, among others, directors and executive officers of Strata (including its subsidiaries); and

•

the requirement that Strata purchase an extended reporting period endorsement under Strata’s existing directors’ and officers’ liability insurance coverage that provides Strata’s present and former directors and officers with coverage for six years following the effective time of the Company Merger that is not less than the existing directors’ and officers’ liability insurance coverage presently maintained by Strata, so long as the aggregate cost is less than $130,000.

Service Bancorp’s Board of Directors was aware of these factors and considered them in approving the Merger Agreement and the transactions contemplated thereby.

Regulatory Approvals (Page 55)

•

The Company Merger, Bank Merger and MHC Merger are subject to the approval of, or notice to, certain regulatory authorities, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Commissioner of Banks of the Commonwealth of Massachusetts (the “Massachusetts Commissioner”), the MDIF, the Massachusetts Board of Bank Incorporation and the Massachusetts Housing Partnership Fund (collectively, the “Regulatory Authorities”). The U.S. Department of Justice also may review the Middlesex Mergers under applicable antitrust laws.

•

In addition, prior to consummation of the Middlesex Mergers, MSB must, subject to receipt of required approvals from the Regulatory Authorities, first reorganize into the mutual holding company form of organization.

•

To date, Middlesex and Strata have filed all necessary applications and notices with the applicable regulatory agencies. Although Middlesex and Strata do not know of any reason why such regulatory approvals would not be obtained in a timely manner, Middlesex and Strata cannot be certain when such approvals will be obtained or if they will be obtained.

Appraisal Rights (Page 57)

•

We believe that appraisal rights should not be available to Service Bancorp’s stockholders with respect to the Middlesex Mergers. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that Service Bancorp’s stockholders may assert appraisal rights in connection with the Middlesex Mergers.

•

Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling stockholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a stockholder, (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements, or (iii) in any other capacity “so long as the shareholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate.” We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the Middlesex Mergers. If you want to consider asserting appraisal rights, you should obtain legal advice.

•	If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

•

deliver to us, before the vote to approve the Merger Agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

•	not vote your shares in favor of the proposal to approve the Merger Agreement; and

•	comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as APPENDIX E.

•

As long as you do not vote for the approval of the Merger Agreement, failure to vote against the approval of the Merger Agreement does not constitute a waiver of your appraisal rights. If a broker, bank or other nominee holds your shares of Service Bancorp common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise may be available).

FORWARD-LOOKING STATEMENTS

In addition to historical information, this proxy statement contains forward-looking information, including information concerning Strata and expectations concerning the Middlesex Mergers. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Strata’s actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning Strata’s belief, expectations or intentions concerning Strata’s future performance and the likelihood that the Middlesex Mergers will in fact occur in a timely manner. These statements reflect Strata’s current views. They are based on numerous assumptions and are subject to numerous risks and uncertainties relating to the Middlesex Mergers, including obtaining all requisite regulatory approvals in a timely fashion, obtaining the timely approval of Service Bancorp’s stockholders and Service MHC’s corporators, as well as the Middlesex MHC corporators, the absence of a material adverse effect on Strata, satisfaction of all other conditions to the MHC Merger, the Company Merger and the Bank Merger and timely closing of the Middlesex Mergers by both parties. Service Bancorp undertakes no obligation to disclose publicly the results of any revision to any of those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF STOCKHOLDERS

April 23, 2009

Date, Place and Time

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Service Bancorp to be used at the special meeting of stockholders of Service Bancorp (the “Special Meeting”), which will be held at Lake Pearl Luciano’s, located at 299 Creek Street, Wrentham, Massachusetts on Thursday, April 23, 2009, at 3:30 p.m., local time, and all adjournments of the Special Meeting.

At the Special Meeting, Service Bancorp’s stockholders will be asked to consider and approve the Merger Agreement (Proposal One). A copy of the Merger Agreement is attached to this proxy statement as APPENDIX A and a copy of Amendment No. 1 to the Merger Agreement is attached to this proxy statement as APPENDIX B. Service Bancorp’s stockholders will also be asked to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement (Proposal Two) and to transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

At the effective time of the Company Merger, each share of Service Bancorp common stock issued and outstanding immediately prior to the effective time, other than shares owned by Service MHC or Middlesex, will be canceled and converted automatically into the right to receive from Middlesex an amount equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Each of the Middlesex Mergers will become effective when articles of merger, executed in accordance with the relevant provisions of the Massachusetts Business Corporation Act, are filed with the Secretary of State of the Commonwealth of Massachusetts (or such later time as may be set forth in the articles of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to consummate the Middlesex Mergers are satisfied or waived where permissible. However, under the Merger Agreement, Middlesex will not be required to consummate the MHC Merger and the Company Merger until four business days after all of the conditions to closing the MHC Merger and the Company Merger described in the Merger Agreement are satisfied or waived, except for conditions that by their terms are required to be satisfied or waived at the closing. See “Proposal One—Approval of the Merger Agreement—Conditions to the Middlesex Mergers.” Although no assurance can be given in this regard, it is anticipated that the Middlesex Mergers will become effective in the spring of 2009.

After the completion of the Company Merger, holders of certificates that prior to the Company Merger represented issued and outstanding shares of Service Bancorp common stock will have no rights with respect to those shares except for the right to surrender the certificates for $28.00 is cash per share, without interest and less any applicable withholding taxes. After the completion of the Company Merger, holders of shares of Service Bancorp common stock will have no continuing equity interest in Service Bancorp or Middlesex and, therefore, will not share in the future earnings, dividends or growth of Service Bancorp or Middlesex. In the Company Merger, Service Bancorp will be liquidated into Middlesex MHC.

Immediately prior to the Company Merger, the MHC Merger will be effected, thereby terminating the separate legal existence of Service MHC. Immediately after the Company Merger, the Bank Merger is expected to be completed, thereby terminating the separate legal existence of Strata Bank. Shares of Service Bancorp common stock owned by Service MHC will be canceled and retired and will not be entitled to receive the $28.00 per share merger consideration.

Mailing and Record Date

Service Bancorp began mailing this proxy statement and enclosed proxy card on or about April 3, 2009 to all stockholders entitled to vote at the Special Meeting. The Board of Directors of Service Bancorp fixed the close of business on March 24, 2009 as the record date for the Special Meeting (the “Record Date”). Only the holders of record of Service Bancorp common stock as of the close of business on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, Service Bancorp had 1,678,814 shares of Service Bancorp common stock issued and outstanding, which were held of record by 323 stockholders.

Quorum, Proxies, Voting and Revocation of Proxies

A quorum is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Service Bancorp common stock entitled to vote are represented in person or by proxy at the Special Meeting, a quorum will exist. Service Bancorp will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Special Meeting and any adjournment or postponement of the Special Meeting. The presence of the shares held by Service MHC, which has the right to vote 54.1% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, is sufficient to constitute a quorum at the Special Meeting and Service MHC has agreed that its shares will be so present at the Special Meeting.

You are entitled to one vote for each share of Service Bancorp common stock that you owned as of the Record Date. The number of shares you own (and may vote) is listed at the top of the back of the proxy card. Proxies marked as abstentions and broker non-votes will have the same effect as voting against the proposal to approve the Merger Agreement (Proposal One), but will have no effect on the adjournment proposal (Proposal Two). If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make a specific choice, your proxy will be voted in favor of both proposals. If any other matter is properly presented at the Special Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of Service Bancorp’s Board of Directors determines. As of the date of this proxy statement, Service Bancorp knows of no other matters that may be presented at the Special Meeting, other than the approval of the Merger Agreement (Proposal One) and the proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement (Proposal Two).

Proxies may be revoked by sending written notice of revocation to the Secretary of Service Bancorp, Inc., 122 Grove Street, Franklin, MA 02038. Any stockholder who previously returned a proxy may also revoke such proxy by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy (without notifying the Secretary of an intent to do so). If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Vote Required

Approval of the Merger Agreement (Proposal One) requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock. A quorum being present, the affirmative vote of a majority of the votes cast is required to approve the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement (Proposal Two). A failure of Service Bancorp’s stockholders to vote, an abstention or a broker non-vote will have the same effect as voting against the proposal to approve the Merger Agreement (Proposal One), but will have no effect on the adjournment proposal (Proposal Two).

Each of the current directors and executive officers of Service Bancorp has agreed with Middlesex to vote his or her shares of Service Bancorp common stock in favor of the Merger Agreement as of the date of this proxy statement. These individuals collectively own approximately 4.9% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement. In addition, pursuant to the Merger Agreement, Service MHC, which owns approximately 54.1% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, has also agreed to vote the shares of Service Bancorp common stock it owns in favor of the Merger Agreement. The aggregate amount of Service Bancorp common stock subject to such agreements is 58.9% as of the date of this proxy statement. See “—Voting Agreements” below for more information.

Service MHC, which has the right to vote 54.1% of the outstanding shares of Service Bancorp common stock as of the date of this proxy statement, is expected to vote in favor of the adjournment proposal, which is sufficient to approve the proposal.

As of the close of business on the Record Date, neither Middlesex nor, to the knowledge of Middlesex, any of its trustees or executive officers, beneficially owned any shares of Service Bancorp common stock.

Voting Agreements

Pursuant to the Merger Agreement, Service MHC has agreed (a) to vote its shares of Service Bancorp common stock in favor of the Merger Agreement, (b) to vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Service Bancorp contained in the Merger Agreement and (c) to vote against any proposal to acquire Service Bancorp by any person other than Middlesex or against any other action, agreement or transaction that is intended to, or that would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Company Merger or any of the other Middlesex Mergers. Service MHC’s voting obligation will terminate if the Merger Agreement is terminated. See “Proposal One—Approval of the Merger Agreement—Termination of the Merger Agreement.” Service MHC has the right to vote 54.1% of the shares of Service Bancorp common stock as of the date of this proxy statement.

In addition, each Service Bancorp director and executive officer, in his or her capacity as a Service Bancorp stockholder, has entered into a voting agreement whereby they have agreed to (a) vote their shares in favor of the Merger Agreement, (b) restrict their ability to transfer or dispose of their shares of Service Bancorp common stock, (c) vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Service Bancorp contained in the Merger Agreement or of the stockholder in his or her voting agreement and (d) vote against any proposal to acquire Service Bancorp by any person other than Middlesex or against any other action, agreement or transaction that is intended to, or that would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Company Merger or any of the other Middlesex Mergers or any of the stockholder’s obligations under his or her voting agreement. Service Bancorp’s directors and executive officers, in the aggregate, have the right to vote approximately 4.9% of the shares of Service Bancorp common stock as of the date of this proxy statement. In total, Service MHC and Service Bancorp’s current directors and executive officers have the right to vote 58.9% of the shares of Service Bancorp common stock as of the date of this proxy statement.

Further, each of the trustees of Service MHC and MSB as of December 8, 2008 have agreed, in his or her capacity as a current or future corporator of Service MHC and Middlesex MHC, respectively, (a) to vote in favor of the Merger Agreement at the applicable corporators’ meeting, (b) to vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Strata contained in the Merger Agreement or of the corporator in his or her voting agreement and (c) to vote against any other action, agreement or transaction that is intended to, or that would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Middlesex Mergers or any of the corporator’s obligations under his or her voting agreement. Service MHC’s trustees have also agreed to vote against any proposal to acquire Strata by any person other than Middlesex. The Middlesex Mergers must be approved by a vote of two-thirds of the corporators of each of Service

MHC and Middlesex MHC. The Service MHC trustees constitute 13.9% of the current Service MHC corporators. Middlesex expects that 25 of the 27 trustees who signed voting agreements will become corporators of Middlesex MHC when it is organized, and will constitute approximately 27% of the Middlesex MHC corporators at that time.

The voting agreements for each Service Bancorp director and executive officer and each trustee of Service MHC and MSB automatically terminate (i) upon the consummation of the Company Merger, (ii) upon the termination of the Merger Agreement or (iii) with the mutual written agreement of the parties. The voting agreements signed by Strata directors, trustees and executive officers may also be terminated, with notice, if the Merger Agreement is amended to decrease the aggregate merger consideration. The voting agreements signed by Middlesex trustees may be terminated, with notice, if the Merger Agreement is amended to increase the aggregate merger consideration. Effective March 18, 2009, Strata and Middlesex agreed to increase the aggregate merger consideration from $21,786,022 to $21,875,090, and each Middlesex trustee who will become a corporator of Middlesex MHC has agreed to waive their rights to terminate their voting agreements in connection with that increase. See “Proposal One—Approval of the Merger Agreement—Merger Consideration.” In addition, the voting agreements provide that, notwithstanding anything to the contrary therein, nothing in the voting agreements shall in any way restrict a director or trustee in the exercise of his or her fiduciary duties as a director of Service Bancorp or trustee of Service MHC or Middlesex MHC, as applicable, or prevent any director or trustee from taking any action in his or her capacity as a director of Service Bancorp or trustee of Service MHC or Middlesex MHC, as applicable.

The form of voting agreement for each Service Bancorp director and executive officer, in his or her capacity as a Service Bancorp stockholder, is attached to this proxy statement as APPENDIX D and the foregoing summary of these agreements is qualified in its entirety by reference thereto. The forms of voting agreements for each of the trustees of Service MHC and MSB, in his or her capacity as a current or future corporator of Service MHC and Middlesex MHC, respectively, were filed as Exhibits 99.2 and 99.3 to Service Bancorp’s Current Report on Form 8-K, which was filed with the SEC on December 8, 2008, and the terms contained therein are similar in all material respects to the form of voting agreement for each Service Bancorp director and executive officer described herein.

Solicitation and Other Expenses

Service Bancorp will bear the cost of soliciting proxies from its stockholders, including mailing costs and printing costs in connection with this proxy statement. In addition to the use of the mails, proxies may be solicited by the directors, officers and certain employees of Service Bancorp, and by personal interview or telephone. These directors, officers, and employees will not receive additional compensation for the solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Service Bancorp may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Service Bancorp common stock. Service Bancorp may reimburse these custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each stockholder account in the household. Please vote all proxy cards enclosed in such a package. Service Bancorp will promptly deliver a separate copy of this proxy statement or proxy card to you if you contact it at the following address or telephone number: Mark L. Abbate, Chief Financial Officer, Service Bancorp, Inc., 122 Grove Street, Franklin, MA 02038 1-888-5-STRATA. If you want to receive separate copies of any future proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact Service Bancorp at the address or telephone number above.

Questions

You may contact Edward A. Hjerpe, III, Interim President and Chief Executive Officer of Service Bancorp, at 1-888-5-STRATA with any questions about the Middlesex Mergers and related matters.

OWNERSHIP BY MANAGEMENT AND OTHER STOCKHOLDERS

The following table sets forth certain information with respect to the number of shares of Service Bancorp common stock beneficially owned as of the date of this proxy statement except where otherwise indicated by (i) beneficial owners of more than 5% of Service Bancorp common stock, (ii) each person who is a Named Executive Officer pursuant to Item 402 of Regulation S-K or a director, except where otherwise indicated, and (iii) the current directors and executive officers of Service Bancorp as a group. Unless otherwise noted, this information has been provided by the persons named in the table.

Name and Address of Beneficial Owners(1)	Amount of Shares Owned and Nature of Beneficial Ownership(2)		Percent of Shares of Common Stock Outstanding
Beneficial Owners of more than 5% of Common Stock
Middlesex Savings Bank 6 Main Street Natick, Massachusetts 01760	989,539	(3)	58.9%

Service Bancorp, MHC 81 Main Street Medway, MA 02053	907,694	(4)	54.1%

Eric D. Hovde 1826 Jefferson Place NW Washington, DC 20036	118,314	(5)	7.0%

Kenneth R. Lehman and Joan Abercrombie Lehman 1408 N. Abington Street Arlington, VA 22207	157,547	(6)	9.4%

Directors and Executive Officers
Mark L. Abbate	4,500	(7)	*
John E. Brabazon	400		*
John J. Burns	400	(8)	*
Amy Costello	5,305	(9)	*
Richard Giusti	11,125	(10)	*
Edward A. Hjerpe, III	10,000	(11)	*
Kenneth C.A. Isaacs	17,125	(12)	1.0%
Paul V. Kenney	3,200	(13)	*
Stephen B. Lincoln, Jr.	200	(14)	*
Eugene R. Liscombe	1,900	(15)	*
Pamela J. Montpelier	9,596	(16)	*
Lawrence E. Novick	7,125	(17)	*
David L. Porter	400		*
Kelly A. Verdolino	16,345	(18)	*
Randal D. Webber	4,000	(19)	*
All current directors and executive officers as a group (14 persons)	82,025	(20)	4.9%

*	Less than one percent.
(1)	The business address of all directors and executive officers is 122 Grove Street, Franklin, MA 02038. Certain of Service Bancorp’s executive officers and directors are also executive officers and trustees of Service Bancorp, MHC.
(2)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), a person is deemed to be the beneficial owner of any shares of Service Bancorp common stock if such person has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, including all shares held directly as well as by spouses and minor children, in trust and other forms of indirect ownership. Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
(3)	This information is based upon the Schedule 13D filed with the SEC on December 18, 2008 by MSB. MSB filed the Schedule 13D pursuant to (a) Service MHC’s agreement, pursuant to the Merger Agreement, to vote in favor of approval of the Merger Agreement and (b) the voting agreements MSB entered into with each of Service Bancorp’s directors and executive officers in connection with the Merger Agreement. According to the filing, MSB possesses shared voting power over all of the above shares and expressly disclaims beneficial ownership of such shares. The figure includes 12,600 shares beneficially owned by the directors and executive officers subject to the voting agreements as unexercised options to purchase shares of Service Bancorp common stock, which options, if exercised, would also be subject to the terms and conditions of the voting agreements. For more information on the voting agreements, please see the section entitled “Special Meeting of Stockholders—Voting Agreements.”
(4)	The Board of Trustees of Service MHC directs the voting of the shares of Service Bancorp common stock held by Service MHC.
(5)	This information is based upon the Schedule 13D (Amendment No. 2) filed with the SEC by Eric D. Hovde et al on January 20, 2009.
(6)	This information is based upon the Schedule 13D (Amendment No. 4) filed with the SEC by Kenneth R. Lehman and Joan Abercrombie Lehman on January 21, 2009.
(7)	Includes 3,828 shares granted under Service Bancorp’s Amended and Restated 1999 Stock Option Plan (the “1999 Plan”), which are subject to future vesting but as to which voting may currently be directed, and 500 shares owned jointly with Mr. Abbate’s spouse.
(8)	Consists of 400 shares owned jointly with Mr. Burns’ spouse.
(9)	Includes 2,628 shares granted under the 1999 Plan, which are subject to future vesting but as to which voting may currently be directed. Also includes 2,475 shares held through the Bank’s 401(k) plan and 30 shares owned jointly with Ms. Costello’s former spouse.
(10)	Includes 4,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days to purchase the following number of shares at the indicated exercise price: 2,500 shares at $7.50 per share and 2,000 shares at $15.05 per share.
(11)	Consists of 8,755 shares granted under the 1999 Plan, which are subject to future vesting but as to which voting may currently be directed.
(12)	Includes 4,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days to purchase the following number of shares at the indicated exercise price: 2,500 shares at $7.50 per share and 2,000 shares at $15.05 per share. Mr. Isaacs’ shares include 10,500 shares owned jointly with his spouse and 2,000 shares owned by his children through trusts in which Mr. Isaacs may be deemed to have beneficial ownership but as to which Mr. Isaacs disclaims beneficial ownership.
(13)	Includes 1,000 shares that may be acquired at the exercise price of $7.50 per share under options that are presently exercisable or will become exercisable within 60 days.
(14)	Consists of 200 shares owned jointly with Mr. Lincoln’s spouse.
(15)	Includes 1,200 shares held through Mr. Liscombe’s Individual Retirement Account and 200 shares that may be acquired at the exercise price of $7.50 per share under options that are presently exercisable or will become exercisable within 60 days.
(16)	Ms. Montpelier resigned effective October 21, 2008 from all of her positions with Service Bancorp, Service MHC and Strata Bank. Includes 4,151 shares held through the Bank’s 401(k) plan. Also includes 3,181 shares that were acquired pursuant to a cashless exercise of 6,807 options after Ms. Montpelier’s resignation and after the date of the Merger Agreement.
(17)	Includes 2,000 shares that may be acquired at the exercise price of $15.05 per share under options that are presently exercisable or will become exercisable within 60 days.
(18)	Includes 400 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days at an exercise price of $15.05 per share. Also includes 150 shares held in the Investment Retirement Account of Ms. Verdolino’s husband in which Ms. Verdolino may be deemed to have beneficial ownership but as to which she disclaims beneficial ownership.
(19)	Includes 3,828 shares granted under the 1999 Plan, which are subject to future vesting but as to which voting may currently be directed.
(20)	See notes 7-15 and 17-19.

PROPOSAL ONE – APPROVAL OF THE MERGER AGREEMENT

This section of the proxy statement describes the material aspects of the Merger Agreement. This may not contain all of the information that is important to you about the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as APPENDIX A and a copy of Amendment No. 1 thereto is attached to this proxy statement as APPENDIX B. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

The Parties

Service Bancorp, Inc. was organized as a Massachusetts corporation in 1998 at the direction of the Board of Directors of Strata Bank and the Board of Trustees of Service MHC, a Massachusetts-chartered mutual holding company, for the purpose of acting as the holding company of Strata Bank. As of the Record Date, 907,694 shares of Service Bancorp’s common stock, par value $0.01 per share (the “Service Bancorp common stock”), were held by Service MHC and 771,120 shares of Service Bancorp common stock were held by the Public Stockholders. Service Bancorp’s principal business is overseeing and directing the business of Strata Bank. The Service Bancorp common stock is quoted on The OTC Bulletin Board® (OTCBB) under the symbol “SERC.OB.” Strata Bank was organized in 1871 as a Massachusetts-chartered mutual savings bank and was reorganized into the stock form of ownership in 1997 as part of Strata Bank’s original mutual holding company reorganization. Strata Bank is a community-oriented savings bank engaged primarily in the business of offering FDIC-insured deposits to customers through its branch offices and using those deposits, together with funds generated from operations and borrowings, to make one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans, construction loans and consumer loans, and to invest in mortgage-backed and other securities. For more information, please visit www.stratabank.com.

The principal executive offices of Service Bancorp, Service MHC and Strata Bank are located at 81 Main Street, Medway, Massachusetts 02053. Its telephone number is 1-888-578-7282.

Middlesex Savings Bank is a Massachusetts-chartered mutual savings bank founded in 1835 and headquartered in Natick. It is the largest independent bank in central Massachusetts with assets exceeding $3.5 billion as of September 30, 2008. MSB, whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and Massachusetts Deposit Insurance Fund (“MDIF”), has 25 branch offices located in Acton, Ashland, Bedford, Boxborough, Concord, Framingham, Groton, Holliston, Hopkinton, Littleton, Maynard, Medfield, Millis, Natick, Needham, Southborough, Sudbury, Wayland, Wellesley, and Westford. For more information, please visit www.middlesexbank.com. Middlesex’s principal executive offices are located at 6 Main Street, Natick, Massachusetts 01760. The telephone number at that location is 508-653-0300.

Background of Remutualization Transactions

From 1871 until 1997, Strata Bank existed as an independent “mutual” savings bank. “Mutual” means that Strata Bank had no capital stock outstanding, nor did it have the ability to issue capital stock. Strata Bank essentially had no owners, although its depositors had equity interests in the institution. Their equity interests existed solely in the form of liquidation rights (proceeds they would receive if Strata Bank’s assets were liquidated, after Strata Bank’s debts were satisfied) and subscription rights (the ability to purchase stock in the event Strata Bank converted to stock form). Depositors could not buy or sell their equity interests in Strata Bank.

In 1997, Strata Bank converted from mutual to stock form and, as part of that process, Service Bancorp sold shares of its common stock to the public in 1998. When a mutual institution converts from mutual to stock form and issues shares to the public, it can either undertake a “mutual holding company reorganization” with a minority stock issuance (a “partial” conversion) or a “full” conversion whereby it would become fully publicly held.

When mutual institutions consider converting to stock form and issuing shares to the public, an important consideration typically affecting the decision whether to undertake “partial” conversion versus a “full” conversion is the ability to deploy the proceeds of the conversion in a timely and efficient manner. Institutions that would not be able to deploy the proceeds of a “full” conversion in a timely and efficient manner typically undertake “partial” conversions. A “partial” conversion provides the institution with access to the public market, but with a smaller amount of net proceeds.

Strata Bank undertook a partial conversion, and as a result, Strata is currently in the “mutual holding company” form of organization. Strata’s mutual holding company conversion was completed in 1997. Service Bancorp was formed in 1998 in connection with the conversion as Strata Bank’s mid-tier holding company and owns 100% of Strata Bank’s common stock. In conjunction with the conversion, Service MHC, which was formed in 1997 as part of the reorganization, was issued a majority of outstanding Service Bancorp common stock in exchange for the pre-existing net worth of Strata Bank, and the remainder of the common stock was sold to the public in a public offering. Service Bancorp raised net proceeds of approximately $6.8 million in the conversion in exchange for the sale of 47% of its shares to the public. The remaining 53% was issued to Service MHC. Under Massachusetts law, for so long as Service MHC is in existence it must own at least 51% of outstanding Service Bancorp common stock. Under Massachusetts law, depositors of Strata Bank hold liquidation rights in Service MHC and subscription rights in the event that Service MHC had undertaken a full, so-called, “second step” conversion.

At the time of Strata’s mutual holding company conversion and Service Bancorp’s stock offering, the aggregate book value of Service Bancorp equaled $16.9 million, which included the $6.8 million in consideration paid for the public minority shares, plus the $10.1 million in pre-existing net worth of Strata Bank that had been built up over the 126 years that Strata Bank had existed as a mutual savings bank prior to the mutual holding company reorganization. Service MHC received 53% of Service Bancorp’s common stock in consideration of this pre-existing net worth, whereas the minority stockholders received 47% of Service Bancorp’s common stock in consideration of their payment of $6.8 million for the shares issued to them. Service Bancorp’s book value has increased since the offering primarily through retention of earnings, and this increase has been allocated to all of the outstanding shares, so that each of the Public Stockholders and Service MHC has received a proportionate increase in the book value represented by their shares. As a result, the book value per share of each of Service Bancorp’s outstanding shares as of June 30, 2008 was $15.62 and as of September 30, 2008 (the most recent financial information available at the time of the announcement of the Merger Agreement) was $10.44.

There are three possible strategic directions for an institution in mutual holding company form with minority shares outstanding.

1.	It can remain in mutual holding company form indefinitely, with minority shares outstanding.

2.	The mutual holding company majority stockholder can decide to undertake a “second step” conversion, whereby it would become fully publicly held and the mutual interests it represents would be extinguished (aside from depositors’ liquidation rights that would decline over time, as specified in applicable banking laws).

3.	Or the institution can undertake a merger that results in a “remutualization,” whereby the mutual holding company, and the mutual interests it represents, would merge with another mutual holding company (under applicable banking law mutual institutions can only merge with other mutuals, including mutual holding companies) and the minority stockholders of its mid-tier subsidiary would be paid the merger consideration for their minority interests.

Service Bancorp, like any institution that has undergone a “partial conversion,” is not under any obligation to complete a “second-step” conversion to fully public status within any time period of its mutual holding company reorganization, or for that matter, at all. Consummating a second step conversion is a decision made by an institution for business and strategic reasons. Service Bancorp affirmatively decided to pursue a remutualization before attempting a “second-step” conversion, for the reasons described below. See “—Background of the Middlesex Mergers.”

The transaction proposed by Strata and Middlesex is a “remutualization” transaction. In a remutualization transaction, only the outstanding shares of a mid-tier mutual holding company, such as Service Bancorp, that are held by minority stockholders are purchased for cash. The other piece of a remutualization transaction is the merger of the mutual institutions, in this case the merger of Service MHC and Middlesex MHC. As in every other pure mutual-to-mutual merger transaction, no payment is made for the merging mutual institution in a remutualization transaction because there are no stockholders of a mutual institution. Thus, ownership of the outstanding shares of Service Bancorp held by Service MHC is assumed by the Surviving MHC as part of the transaction, and such shares are simultaneously cancelled in connection with the Company Merger.

In remutualization transactions such as the Middlesex Mergers, less than 50% of a company’s outstanding shares are purchased, and therefore less importance is typically placed on the ratio of purchase price to book value than in a traditional transaction where 100% of a company’s outstanding shares are purchased. The aggregate consideration to be paid in the Middlesex Mergers is approximately $21.9 million.

The table below, using financial data as of September 30, 2008, the most recent quarterly financials published by Service Bancorp prior to the signing of the Merger Agreement, and share information as of the date of this proxy statement, shows separately the treatment of, and consideration paid to, the Public Stockholders compared to the shares held by Service MHC which do not receive consideration in the transaction. The values attributed to the Public Stockholders are represented in the column entitled “Stand Alone Minority Shares.” The column entitled “Total Shares” is the sum of the “Stand Alone Minority Shares” and the “MHC Shares,” both of which are treated distinctly differently, as described above. This table illustrates that although the total consideration being paid to Service Bancorp’s Public Stockholders (inclusive of in-the-money option values) is 1.27 times the total stockholders’ equity of Service Bancorp, the consideration being paid to Service Bancorp’s Public Stockholders is approximately 2.76 times the book value specifically attributable to their interests and to which they have a claim. (Giving effect to the approximately $2.5 million tax benefit that Strata Bank recognized in the quarter ended December 31, 2008, as disclosed in Note 2 to the table below and elsewhere in this proxy statement (see “—Background of the Middlesex Mergers”), the total consideration being paid to the Public Stockholders (inclusive of in-the-money option values) would be equal to 1.10 times the total stockholders’ equity of Service Bancorp and 2.41 times the book value specifically attributable to their interests and to which they have a claim.) By comparison, as more fully described in the section entitled “—Opinion of Service Bancorp’s Financial Advisor,” the median price to book value ratio in comparable completed non-remutualization thrift merger transactions equals approximately 1.27 times book value.

As of September 30, 2008 (the most recent published quarter-end at signing)	Stand Alone Minority Shares		MHC Shares		Total Shares
	(Dollars in thousands, except per share data)
Shares owned	771,120		907,694		1,678,814
Percentage Ownership	45.9%		54.1%		100%
Stockholders’ Equity(1)	$7,922	(2)	$9,337	(2)	$17,259	(2)
Book Value Per Share	$10.44	(2)	$10.44	(2)	$10.44	(2)
Total Merger Consideration	$21,875		n/a	(3)	$21,875
Consideration for in-the-money value of options	$284		n/a	(3)	$284
Merger Consideration for Outstanding Shares	$21,591		n/a	(3)	$21,591
Purchase Price Per Share	$28.00		n/a	(3)	$12.86	(4)
Purchase Price (inclusive of in-the-money option values) to Book Value	2.76	(2)	n/a	(2)(3)	1.27	(2)

(1)	Stockholders have claim to the equity of Service Bancorp in proportion to their share ownership.
(2)

Does not include the approximately $2.5 million of tax benefit that Strata Bank recognized for the quarter ended December 31, 2008 related to the losses on FNMA and FHLMC preferred stocks. See “—Background of the Middlesex Mergers.” If this tax benefit had been recognized as of September 30, 2008, Stockholders’ Equity would have been $9.1 million, $10.7 million and $19.8 million, respectively;

Book Value per share would have been $11.97, $11.97 and $11.97, respectively; and the ratio of Purchase Price (inclusive of in–the-money option value) to Book Value would have been 2.41 and 1.10.
(3)	Depositors of Strata Bank, who have statutory liquidation rights and subscription rights in Service MHC, will receive equivalent rights in Middlesex MHC upon completion of the MHC Merger.
(4)	Calculated on a per share basis using the merger consideration for outstanding shares divided by 1,678,814 total shares outstanding as of the date of this proxy statement.

Background of the Middlesex Mergers

The same individuals serve on the Board of Directors of each of Service Bancorp and Strata Bank and the Board of Trustees of Service MHC and meetings of each board are typically held jointly. In this background section, the term “Strata Board” refers jointly to the Board of Directors of each of Service Bancorp and Strata Bank and the Board of Trustees of Service MHC and the term “director” refers to a member of the Board of Directors of each of Service Bancorp and Strata Bank and the Board of Trustees of Service MHC, unless the context otherwise requires.

From time to time after Strata’s 1998 partial conversion, Strata’s senior management and the Strata Board, with the assistance of financial advisors and outside legal counsel, reviewed various strategic alternatives available to Strata. The principal alternatives were Strata’s continued independence, with or without a second step conversion, acquisition of smaller institutions, and a remutualization transaction with similarly sized or larger mutual banking companies. These strategic reviews also included periodic assessments by outside financial advisors of Strata’s financial performance and return to stockholders and relevant trends in the banking sector, including both merger and acquisition activity and securities offerings, particularly second step conversions and “trust preferred” issues.

During the summer and fall of 2008, Strata’s consideration of these strategic alternatives became more focused as a result of Strata’s net loss for the quarter and year ended June 30, 2008 and the other-than-temporary impairment charges Strata recorded on September 30, 2008 related to Strata Bank’s investments in preferred securities issued by the government sponsored entities Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”), and corporate bonds issued by Lehman Brothers Holdings Inc. On July 31, 2008 Strata announced a net loss for the quarter ended June 30, 2008 of $2.5 million, compared with net income of $260,000 for the same quarter a year ago, and a net loss for the fiscal year ended June 30, 2008 of $2.6 million, compared with net income for fiscal 2007 of $1.2 million. The net loss for the quarter and year primarily resulted from losses incurred on commercial loans for residential construction projects, including two loans with total charge-offs of $3.4 million for those periods. The net losses decreased Strata Bank’s regulatory capital ratios significantly, resulting in a Tier 1 leverage ratio of 6.65%, a Tier 1 risk-based ratio of 9.01% and a total risk-based ratio of 10.08% as of June 30, 2008. By comparison, the thresholds for Strata Bank to be considered “well capitalized” are 5.00%, 6.00% and 10.00%, respectively. Strata also disclosed that the ratio of its non-performing assets to total assets at June 30, 2008 was 2.28% as compared to 1.23% at June 30, 2007.

In late July 2008, KBW updated the Strata Board generally regarding relevant trends in merger and acquisition activity and securities offerings, and the Strata Board discussed with KBW and Nutter McClennen & Fish LLP (“Nutter”), Strata’s outside legal counsel, Strata’s strategic alternatives, especially in light of its losses for the quarter ended June 30, 2008 and the corresponding decline in Strata Bank’s regulatory capital ratios. Strata Bank was in discussions at that time with the FDIC and the Massachusetts Division of Banks regarding the need to develop a capital plan that would demonstrate the ability to increase Strata Bank’s Tier 1 leverage ratio to at least 7.0%. On July 29, 2008 Service Bancorp’s Board of Directors established a Capital Committee to examine in more detail the various strategic alternatives available to Strata given its mutual holding company structure, particularly strategies such as a second step conversion that would facilitate Strata Bank’s plan to increase its Tier 1 leverage ratio.

On August 12, 2008 the Capital Committee met with KBW and Nutter. KBW reviewed Strata’s principal strategic alternatives – namely,

•	continuing as an independent entity and increasing its regulatory capital ratios, primarily by shrinking Strata Bank’s asset base and materially reducing its staffing and other operating expenses,

•

raising Tier 1 capital through a second step conversion in which Strata would sell in a public offering the 54.7% of the shares of Service Bancorp common stock held by Service MHC and cease to be a mutual organization, and

•

engaging in a remutualization transaction in which Strata would combine with another mutual banking organization and the Public Stockholders would receive cash or other consideration in exchange for their interest in Service Bancorp.

KBW reported generally that raising equity capital had proven to be far more difficult in the then-current environment than any in recent memory. KBW explained that investor interest in second step conversion offerings had waned since 2006, with the last eight second step conversions having required syndicated offerings to be completed within the appraised range and the last four second step conversions having been completed at substantially reduced pricing levels, resulting in less capital being raised for the converting institution. KBW also noted that only three of those eight conversions were trading at that time above the price at which the stock had been sold in the second step conversion, and consequently second step valuations were down significantly from their 2005 peak. Moreover, due to Strata’s net loss for the quarter ended June 30, 2008 and its relatively high level of nonperforming assets, KBW expected that Strata’s offering would be valued at the lowest point in the then-prevailing estimated valuation range. Taking all these factors into account, KBW advised the Capital Committee that by undertaking a second step conversion at the then-current appraisal levels, Strata would be raising approximately 40% less capital than it would have raised at the higher appraisal levels prevailing only a year earlier. Moreover, based upon the more recent efforts to complete second step conversions in the current economic and capital markets environment, KBW expressed the view that in order for a second step conversion to be successful, Strata would likely need to demonstrate both a decline in the level of non-performing assets as a percentage of total assets and an intention by executive officers, directors and existing stockholders to purchase a substantial portion of the shares of Service Bancorp common stock offered in the second step conversion.

KBW also noted that although trust preferred securities and subordinated debt had been widely available as sources of Tier 1 and Tier 2 capital during the past several years, then-prevailing market conditions generally precluded Strata and other comparable community banking institutions from issuing trust preferred securities or subordinated debt. KBW observed that credit spreads had significantly widened, investors were requiring extensive due diligence on the issuing institution with a strong focus on asset quality, and transactions were typically being completed only with larger financial institutions, because investors generally were unwilling to invest in the “pooled” trust preferred market.

The Capital Committee asked KBW to brief the Committee again after KBW reviewed Strata’s internal financial projections for the fiscal year ending June 30, 2009. A subset of Strata’s internal financial projections for the fiscal year ending June 30, 2009, which sometimes are referred to in this proxy statement as the “August 2008 Projections,” is included elsewhere in this proxy statement. See “—Financial Projections.” For purposes of the Capital Committee’s analysis, KBW augmented the August 2008 Projections with projections for the fiscal years 2010, 2011, 2012 and 2013 using KBW’s assumptions regarding asset growth, net interest margin and net charge-offs. The Capital Committee met again on August 25, 2008 with KBW and Nutter. After a detailed presentation by KBW, including a discussion of Strata/KBW projections for the five-year period ending June 30, 2013, the Capital Committee reached a unanimous consensus that both the second step conversion and remutualization strategies were preferable to Strata Bank seeking to execute the business strategy on which the August 2008 Projections were based. They further concluded that, given the risks of successfully completing a second step conversion, Strata should first assess the interest that other mutual banking organizations might have in engaging in a remutualization transaction before pursuing a second step conversion.

On August 26, 2008, the Strata Board met with KBW and Nutter. After a detailed presentation by KBW, the Strata Board adopted the Capital Committee’s recommendation that Strata should first assess the interest that other mutual banking organizations might have in engaging in a remutualization transaction before Strata began to pursue a second step conversion. On September 12, 2008, Service Bancorp retained KBW on an exclusive basis to render financial advisory and investment banking services in connection with Service Bancorp’s evaluation of its strategic alternatives and to specifically evaluate any proposals that might be received regarding an acquisition of Service Bancorp through a remutualization transaction.

On September 25, 2008 Service Bancorp announced the appointment of Edward A. Hjerpe, III as the Interim Chief Executive Officer of Strata Bank, Service Bancorp and Service MHC to serve in the absence of Pamela J. Montpelier, Strata’s then President and Chief Executive Officer, who at her request was taking a personal leave. Ms. Montpelier subsequently resigned effective October 21, 2008 from all of her Strata positions. Neither Mr. Hjerpe’s appointment as Interim Chief Executive Officer nor Ms. Montpelier’s subsequent resignation fundamentally altered the Strata Board’s relative assessment of Strata’s strategic alternatives.

On September 30, 2008, Service Bancorp recorded other-than-temporary impairment charges of $6.6 million related to Strata Bank’s investments in preferred securities issued by FNMA and FHLMC and $1.9 million related to its investments in corporate bonds issued by Lehman Brothers Holdings, which filed for bankruptcy on September 15, 2008. As Strata has previously disclosed, it concluded that applicable accounting principles required it to recognize the other-than-temporary impairment of its FNMA and FHLMC preferred stock after assessing the events surrounding the September 7, 2008 appointment of the Federal Housing Finance Agency as conservator of both FNMA and FHLMC.

On October 3, 2008, the Emergency Economic Stabilization Act (“EESA”) was enacted with a provision permitting banks to recognize losses related to FNMA and FHLMC preferred stocks as ordinary losses. Accordingly, Service Bancorp recognized an additional tax benefit in the quarter ending December 31, 2008 of $2.5 million, or $1.54 per diluted share, related to Strata Bank’s ordinary losses on the FNMA and FHLMC preferred stocks. The federal banking and thrift regulatory agencies announced on October 17, 2008 that they would allow banking organizations to recognize the effect of EESA’s tax law change in their September 30, 2008 regulatory capital calculations, but in Strata’s case the $2.5 million tax benefit did not increase Strata Bank’s regulatory capital ratios as of September 30, 2008. Unlike accounting under United States generally accepted accounting principles, the amount of Strata Bank’s deferred tax assets (which depend on future taxable income) that may be included in the calculation of regulatory capital is limited to the lesser of such deferred tax assets that Strata Bank expects to realize within one year of the calendar quarter-end date, based on projected future taxable income for that year, or 10% of Tier 1 capital.

The other-than-temporary impairment charges that Strata recognized at September 30, 2008 significantly eroded Strata’s regulatory capital, increasing the challenge of developing a capital plan to increase Strata Bank’s Tier 1 leverage ratio to at least 7%. At September 30, 2008, Strata Bank no longer was “well capitalized” for regulatory purposes, and met regulatory capital requirements necessary to qualify as “adequately capitalized” by a very small margin. At September 30, 2008, Strata Bank had a Tier 1 leverage ratio of 4.67%, which was above the required level of 4.0% to be considered “adequately capitalized,” and a Tier 1 risk-based ratio of 6.78%, which was above the required level of 4.0%, and Strata Bank’s total risk-based ratio was 8.01%, just slightly above the required level of 8.0%. If Strata Bank’s total risk-based capital had fallen below 8.0% as of September 30, 2008, it would have been classified as “undercapitalized” for regulatory purposes.

In conjunction with the Strata Board and senior management, KBW implemented in late September and October a process designed to assess the interest that other mutual banking organizations might have in engaging in a remutualization transaction with Strata. KBW and Strata’s senior management prepared certain financial and other non-public information regarding Strata that would be delivered to potential acquirors that signed a confidentiality agreement, and KBW contacted certain potential acquirors to gauge their interest generally in a remutualization transaction. Twenty potential acquirors, including Middlesex, entered into confidentiality agreements with KBW, as agent for Service Bancorp, and KBW delivered a confidential information memorandum to each of those potential acquirors, including Middlesex.

Contemporaneously with the process of assessing the interest that other mutual banking organizations would have in engaging in a remutualization transaction, Strata Bank submitted to the FDIC a capital plan to restore Strata Bank to a “well capitalized” level generally and to increase its Tier 1 leverage ratio to at least 7.0%. Strata Bank’s capital plan contained two alternative scenarios. In one scenario, Strata Bank would increase its regulatory capital ratios primarily by shrinking its asset base and materially reducing its staffing and other operating expenses. The other scenario presumed that Strata Bank would apply and receive approval from the U.S. Department of Treasury (the “Treasury”) for funding through the Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“CPP”) and that Strata Bank would increase its regulatory capital ratios primarily by issuing Tier 1 capital under the CPP. In either case, the capital plan contemplated that Strata would be raising additional Tier 1 capital through a second step conversion as soon as market conditions permitted.

On October 24 and October 27, 2008, KBW received written non-binding initial indications of interest in a remutualization transaction with Strata from Middlesex and another mutual banking organization referred to in this proxy statement as “Company A.” Each of the indications of interest was subject to due diligence investigations of Strata by the potential acquirors and their representatives. A third mutual banking company, referred to in this proxy statement as “Company B,” expressed its interest in a remutualization transaction with Strata but informed KBW that Company B was unable to submit an indication of interest, stating that it wanted to have the opportunity to review Service Bancorp’s results for the quarter ended September 30, 2008. Strata publicly disclosed on November 3, 2008 its results for the quarter ended September 30, 2008. Subsequent to that disclosure, Company B made no effort to contact Strata or KBW and Strata had no reason to expect that an offer from Company B, if forthcoming, would be competitive with Middlesex’s offer.

On October 28, 2008 the Strata Board, together with Mr. Hjerpe and Strata’s other executive officers, met with KBW and Nutter to consider the indications of interest. Nutter provided to the directors an overview of legal considerations in connection with their consideration of a remutualization proposal and their fiduciary duties under Massachusetts law with respect to evaluating and responding to such a proposal. KBW delivered a presentation which summarized the price and other transaction details outlined in the respective indications of interest of Middlesex and Company A. KBW’s presentation also analyzed in detail the price proposed by Middlesex relative to both the price proposed by Company A and to various financial metrics discussed in detail elsewhere in this proxy statement, including three sets of certain comparable merger and acquisition transactions, a set of completed thrift transactions, a set of pending thrift transactions and the nine remutualization transactions that have been completed since the establishment of the mutual holding company structure. See “—Opinion of Service Bancorp’s Financial Advisor.”

After discussion, the Strata Board reached the unanimous consensus that the remutualization transaction proposed by Middlesex, in which the Public Stockholders would receive $28.00 per share in cash, would be preferable to Strata pursuing a second step conversion. The Strata Board also concluded that the price that Company A proposed to pay to the Public Stockholders was not competitive with Middlesex’s proposal and, as Company A had indicated to Mr. Hjerpe and KBW that it would be unwilling to increase its price, Strata should initially invite only Middlesex to conduct due diligence and consider inviting Company A to conduct on-site due diligence only if Middlesex and Strata were unable to negotiate an acceptable remutualization transaction. Middlesex and its representatives conducted on-site due diligence at Strata Bank on November 1 and November 2, 2008 and continued their due diligence investigation through December 7, 2008.

On November 12, 2008, Middlesex confirmed its willingness to negotiate a remutualization transaction in which the Public Stockholders would receive $28.00 per share, subject to Service Bancorp and Middlesex entering into an exclusivity agreement for a period of time. Middlesex’s proposal also contemplated that the remutualization transaction would involve Service Bancorp and Service MHC merging into Middlesex MHC, a to-be-formed mutual holding company to be organized upon the completion of a mutual holding company reorganization that Middlesex expected to complete in early 2009, subject to receipt of required regulatory approvals. On November 13, 2008, the Strata Board, together with Mr. Hjerpe and Strata’s other executive officers, met via telephone with KBW and Nutter to consider Middlesex’s proposal. At that meeting, the Strata Board authorized management to agree to negotiate exclusively with Middlesex regarding the terms of a definitive Merger Agreement until December 5, 2008 (which date later was extended to December 10, 2008).

On November 17, 2008, Nutter received the initial draft of the Merger Agreement from Middlesex’s counsel. Strata, KBW and Nutter identified various changes to the Merger Agreement that Strata concluded were necessary or appropriate. Among other things, Strata and its representatives noted that the first draft of the Merger Agreement:

•	would not have permitted Strata to participate in the CPP, if Strata were to apply and receive the Treasury’s approval for CPP funding;

•

did not contain certain exceptions to the definition of a “Strata Material Adverse Effect” that Strata considered appropriate given Strata Bank’s regulatory capital levels, as well as recent economic and market conditions; and

•

would have required Strata to pay a termination fee to Middlesex equal to 5% of the aggregate merger consideration if, among other things, Strata terminated the Merger Agreement in order to accept a “superior proposal” (as defined in the Merger Agreement), but would not have required Middlesex to pay a termination fee to Strata if Middlesex MHC failed to recommend that Middlesex MHC’s corporators approve the Merger Agreement (or withdrew such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Service Bancorp) or if Middlesex MHC materially breached its obligations to call, give notice of, or convene and hold a meeting of the Middlesex corporators to approve the Merger Agreement.

During the next several weeks, Strata and Middlesex and their respective representatives engaged in extensive negotiations regarding these and other terms of the Merger Agreement. Following those negotiations, Strata and Middlesex agreed, subject to approval by the Strata Board and the Board of Trustees of MSB, to the following terms, among others, reflected in the definitive Merger Agreement:

•

the Merger Agreement would not preclude Strata from applying to or participating in the CPP, but Strata agreed that if it were to apply for CPP funding and the Treasury were to approve Strata’s participation in the CPP, Strata and Middlesex would consult in good faith to identify an alternative to the issuance of preferred stock under the CPP that is acceptable to Middlesex and Strata (see “—Participation in Capital Purchase Program”);

•

the defined term “Strata Material Adverse Effect” used in the Merger Agreement would not be deemed to include the effect of changes after the date of the Merger Agreement in “general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Strata, including, but not limited to, any changes in the levels of interest rates, price levels or trading volumes in the United States or foreign securities markets and including any change to any previously correctly applied asset mark resulting therefrom” (see “—Representations and Warranties of Strata and Middlesex”);

•

Strata would represent that, as of September 30, 2008, Strata Bank was “adequately capitalized,” as such term is defined in applicable FDIC regulations and, on the day immediately prior to the effective date of the Company Merger, Strata Bank shall have a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage ratio of 4.0% or more; provided that Strata Bank would not be deemed to have breached this representation if its failure to maintain either a Tier 1 risk-based capital ratio or a leverage ratio of 4.0% or more results from either certain expenses disclosed in its disclosure schedules to the Merger

Agreement or a net loss incurred by Strata Bank at Middlesex’s request such as, for example, in connection with the disposition of an asset at Middlesex’s request; and

•

the amount of the termination fee would be reduced to 4% of the aggregate merger consideration and would be payable by Strata if, among other things, it terminated the Merger Agreement in order to accept a “superior proposal” (as defined in the Merger Agreement), or by Middlesex if Middlesex MHC failed to recommend that Middlesex MHC’s corporators approve the Merger Agreement (or withdrew such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Strata) or if Middlesex MHC materially breached its obligations to call, give notice of, convene and hold a meeting of the Middlesex corporators to approve the Merger Agreement (see “—Termination Fee and Expense Amount”).

All material terms of the Merger Agreement were finalized by December 6, 2008.

On December 7, 2008, a special meeting of the Strata Board was held. All but one of Strata’s directors was present at that meeting in person or by telephone. Also present were Mr. Hjerpe and Strata’s other executive officers, and representatives of Nutter and KBW. Nutter provided a detailed review of the terms of the Merger Agreement, as well as the voting agreements to be entered into by each of the Strata directors, trustees and executive officers, the legal duties of the Strata Board to Service Bancorp stockholders and potential conflicts of interest issues, and the regulatory, stockholder and corporator approvals necessary in order to complete the remutualization. Mr. Hjerpe summarized changes in Strata’s financial and operating results since September 30, 2008 and Strata’s internal financial projections, which are sometimes referred to in the proxy statement as the “October 2008 Projections.” (A subset of the October 2008 Projections is included elsewhere in this proxy statement. See “—Financial Projections.”) KBW delivered a presentation which discussed in detail the financial terms of the Merger Agreement and the proposed remutualization. KBW also confirmed its view that, given the prevailing economic and capital markets environment, it would be very difficult for Strata to complete a successful second step conversion. KBW then informed the Strata Board that it would deliver a written fairness opinion stating that, based upon and subject to the considerations described in its opinion, the per share merger consideration to be paid by Middlesex pursuant to the terms of the Merger Agreement was fair from a financial point of view to the Public Stockholders. KBW’s written fairness opinion was delivered on December 8, 2008. After discussion, it was the consensus of the Strata Board that the proposed remutualization transaction with Middlesex was preferable to the stockholders of Service Bancorp and the customers and employees of Strata Bank, especially given the risks of successfully completing a second step conversion, the possibility that Strata Bank might not receive CPP funding if it were to apply, and the challenges and risks associated with Strata Bank increasing its regulatory capital ratios primarily by shrinking its asset base and materially reducing its staffing and other operating expenses. The Strata Board then approved the Merger Agreement and the transactions contemplated thereby, with all Strata directors who were present voting in favor. On the morning of December 8, 2008, prior to commencement of trading in Service Bancorp common stock, the parties entered into the Merger Agreement, and each of the Strata directors, including the director who was unable to attend the December 7 meeting, and each of the Middlesex trustees entered into the voting agreements. Thereafter, Strata and Middlesex issued a joint press release publicly announcing the Merger Agreement.

On January 6, 2009, the Middlesex corporators voted unanimously to form Middlesex MHC, subject to the receipt of all regulatory approvals.

Strata maintained a supplemental retirement agreement (the “Supplemental Retirement Agreement”) with Ms. Montpelier, its former President and Chief Executive Officer, who resigned effective October 21, 2008. Under the Supplemental Retirement Agreement, if Ms. Montpelier had remained employed by Strata until age 60, she would have been entitled to a retirement benefit paid in monthly installments for a term of 15 years. Strata has entered into an agreement with Ms. Montpelier that became effective March 16, 2009 in which Strata agreed, among other things, (i) to terminate the Supplemental Retirement Agreement and to pay Ms. Montpelier a lump sum payment of $492,000, which is equal to the amount that Strata Bank had accrued for her benefit under the Supplemental Retirement Agreement, and (ii) to pay Ms. Montpelier $342 per month, which is equal to the monthly cost of COBRA coverage through Strata Bank for Ms. Montpelier for a period of 18 months from October 21, 2008, subject to certain conditions. In connection with the termination of the Supplemental Retirement Agreement, Ms. Montpelier released any claim she may have had against Strata arising out of or in connection with her employment or her departure. The agreement between Strata and Ms. Montpelier described above does not affect the parties’ obligations under the Merger Agreement.

Effective March 18, 2009, Strata and Middlesex entered into Amendment No. 1 to the Merger Agreement. See “—Merger Consideration.”

Between the date of the Merger Agreement and the date of this proxy statement, neither Strata nor any of its representatives has been contacted by any party other than Middlesex with respect to a potential remutualization or other “acquisition proposal” as defined in the Merger Agreement.

Financial Projections

Strata does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, senior management did provide non-public financial projections to the Strata Board, Strata’s financial advisor, KBW, Middlesex and other possible acquirers during the period leading up to the Merger Agreement. We have included below a subset of the projections provided or made available to KBW and Middlesex, to give our shareholders access to certain non-public information provided to Middlesex and KBW for purposes of considering and evaluating the Middlesex Mergers. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The projections included in this proxy statement have been prepared by, and are the responsibility of, Strata’s management. Wolf & Company, P.C., our independent registered public accounting firm, has neither examined nor compiled the projections and, accordingly, Wolf & Company, P.C. does not express an opinion or any other form of assurance with respect thereto. The report of Wolf & Company, P.C., independent registered public accounting firm, on Strata’s consolidated financial statements that is contained in Strata’s Annual Report on Form 10-K for the year ended June 30, 2008, relates to Strata’s historical financial information. It does not extend to the projections and should not be read to do so.

In compiling the projections, Strata’s management took into account Strata’s historical performance, combined with management’s estimates regarding investments, loans, deposits and borrowings, operating income and earnings before interest and taxes. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Strata’s management that Strata’s management believed were reasonable at the time the projections were prepared. Strata believes that the projections are not reflective of the manner in which Middlesex would operate Strata after the Middlesex Mergers. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Strata’s management, may cause the projections or the underlying assumptions to be inaccurate. Such factors include those that are more particularly described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2008 and in our Quarterly Report on Form 10-Q for the quarters ended September 30 and December 31, 2008. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information, which was last updated by Strata management on October 31, 2008, should not be regarded as an indication that the Strata Board, KBW, Middlesex or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results and the projections should not be relied on as such.

Strata does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Management Projections Provided to KBW and Middlesex

Strata’s senior management provided the financial projections summarized below to KBW in connection with KBW’s financial and valuation analyses. See “—Opinion of Service Bancorp’s Financial Advisor.” Strata also made those projections available to Middlesex in connection with their negotiations. See “—Background of the Middlesex Mergers.” The projections reflected management’s assessment, at that time, of Strata’s prospects given its current operating environment. The projections assumed no funding from the Capital Purchase Program established under the Troubled Asset Relief Program.

August 2008 Projections

In the context of the decision by the Strata Board to retain KBW and to first assess the interest that other mutual banking organizations might have in engaging in a remutualization transaction before pursuing a second step conversion, at the Capital Committee meeting on August 25, 2008, the presentation to the Capital Committee included a discussion of Strata’s internal financial projections for Service Bancorp for the year ending June 30, 2009 (the “August 2008 Projections”). The August 2008 Projections were based on the budget for fiscal year 2009 prepared by Strata’s management. KBW provided the August 2008 Projections to each potential acquirer that signed a confidentiality agreement, including Middlesex.

Management Projections For The Year Ending June 30, 2009
(Dollars in thousands, except per share data)
Net interest income	$12,701
Non-interest income	2,176
Net income	1,074
Earnings per share	0.65

KBW also provided to the Strata Board projections that KBW prepared for the years ending June 30, 2010, 2011, 2012 and 2013, which were extrapolated from the August 2008 Projections. KBW’s projections do not reflect management’s assumptions and were not provided to Middlesex or any other potential acquirer, and therefore they are not included here.

October 2008 Projections

After the August 2008 Projections were prepared, Strata developed, in consultation with its regulators, a capital plan to restore Strata Bank to a “well capitalized” status generally and to increase its leverage capital ratio to at least 7%. In developing that capital plan, Strata initially began with the August 2008 Projections, but the material assumptions underlying the August 2008 Projections were then fundamentally altered when, as disclosed elsewhere in this proxy statement, Strata recognized as of September 30, 2008 other-than-temporary impairment charges of $8.5 million. These other-than-temporary impairment charges significantly eroded Strata’s regulatory capital, increasing the challenge of developing a capital plan to increase Strata Bank’s Tier 1 leverage ratio to at least 7%. See “—Background of the Middlesex Mergers.” In October 2008, Mr. Hjerpe, Strata’s Interim President and Chief Executive Officer who joined Strata in late September 2008, and the rest of Strata’s executive officers prepared financial projections (the “October 2008 Projections”) for Strata Bank for the years ending September 30, 2009, 2010 and 2011 to reflect its then-current capital position as well as management’s assumptions at that time. The October 2008 Projections were based on a scenario in which Strata Bank would seek to increase its capital ratios more aggressively than in the August 2008 Projections by shrinking its asset base and materially reducing its staffing and other operating expenses. The October 2008 Projections, which reflected Strata’s revisions as of October 31, 2008, were made available to Middlesex and KBW, and a subset of those projections appears below.

The subset of the August 2008 Projections included above reflects Strata Bank’s income plus Service Bancorp’s interest expense on its subordinated debt issued under the trust preferred structure and the non-interest expense of Service Bancorp. The interest expense on Service Bancorp’s subordinated debt issued under the trust preferred structure and Service Bancorp’s non-interest expense were not included in the October 2008 Projections for Strata Bank that Strata provided or made available to KBW and Middlesex, and therefore may not have been reviewed or considered by KBW or Middlesex. These interest and non-interest expenses have been included, however, in the following table for the purpose of comparability with both Service Bancorp’s historical financial statements and the August 2008 Projections, which were prepared at the Service Bancorp level and therefore included such interest and non-interest expense. Similarly, earnings per share data, which were not included in the October 2008 Projections provided or made available to Middlesex and KBW, have been presented for the purposes of the following table.

	Management Projections For The Years Ending September 30,
	2009	2010	2011
	(Dollars in thousands, except per share data)
Net interest income	$10,480	$10,331	$10,181
Non-interest income	2,122	2,057	1,992
Net income	12	499	986
Earnings per share	0.01	0.30	0.60

In performing the discounted cash flow analysis, which was among the factors considered by KBW in its opinion to the Strata Board, KBW based its earnings projections on the October 2008 Projections. In addition, upon discussions with management and consideration of trends provided in the October 2008 Projections, KBW used a 10% earnings growth rate to derive earnings estimates for the fiscal years 2012 and 2013. See “—Opinion of Service Bancorp’s Financial Advisor—Discounted Cash Flow Analysis.” KBW’s version of the October 2008 Projections did not reflect management’s assumptions for the years ending June 30, 2012 and 2013 and were not provided to Middlesex or any other potential acquirer, and therefore they are not included here.

Service Bancorp’s Reasons for the Middlesex Mergers; Recommendation of the Board of Directors

Service Bancorp’s Board of Directors has approved the Merger Agreement and unanimously recommends that Service Bancorp’s stockholders vote FOR approval of the Merger Agreement.

Service Bancorp’s Board of Directors has determined that the Middlesex Mergers are in the best interests of Service Bancorp and its stockholders. In approving the Merger Agreement, the Board of Directors consulted with KBW with respect to the fairness of the per share merger consideration to the holders of Service Bancorp common stock from a financial point of view and Nutter as to its legal duties and the terms of the Merger Agreement. In arriving at its determination, the Board of Directors also considered a number of factors, including the following:

•

the effect of the Middlesex Mergers on Strata Bank’s depositors and customers and the communities served by Strata Bank, which was deemed to be favorable given that they would have the convenience of continuing to bank in their current communities, while providing access to many more branches and ATMs and would have access to a larger, more diverse institution with even more competitive products and services;

•	the remutualization of Strata Bank, which returns Strata Bank to its roots as a mutual bank, while simultaneously teaming with one of the largest and strongest mutual banks in Massachusetts;

•

the Board of Directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Strata, including the risks associated with the implementation of Strata Bank’s capital plan to restore the Bank to a “well capitalized” status generally and to increase its leverage capital ratio to at least 7.0%;

•

the current and prospective environment in which Strata operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•

the financial presentation of KBW and the opinion of KBW that, as of the date of such opinion, the per share merger consideration of $28.00 in cash is fair, from a financial point of view, to the Public Stockholders;

•

results that could be expected to be obtained by Strata if it continued to operate independently, and the likely benefits to stockholders of such course, as compared with the value of the merger consideration being offered by Middlesex;

•	the ability of Middlesex to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

•

the fact that the consideration to be received in the Company Merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by Service Bancorp’s stockholders, and that this consideration would result in a fully-taxable transaction to the Public Stockholders;

•

the terms and conditions of the Merger Agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, the absence of a financing condition, a provision which permits Service Bancorp’s Board of Directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted a bona fide unsolicited written proposal to acquire Service Bancorp and a provision providing for Service Bancorp’s payment of a termination fee to Middlesex if the Merger Agreement is terminated under certain circumstances, and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to Service Bancorp at a higher price than that contemplated by the Company Merger;

•

post-merger representation by members of Service MHC’s then-current Board of Trustees as trustees and/or corporators of Surviving MHC, and possible future representation by up to two members of Strata Bank’s current Board of Directors on the Board of Directors of New Bank;

•	the relative reciprocity of Merger Agreement representations and warranties made between Strata and Middlesex; and

•

the effects of the Middlesex Mergers on Strata’s employees, including Middlesex’s intention, subject to a review of all staffing needs, to retain all Strata Bank’s branch personnel and the severance agreed to be provided by Middlesex in the event any employee’s employment is terminated in connection with the Middlesex Mergers.

This discussion of the factors considered by Service Bancorp’s Board of Directors is not intended to be exhaustive, but includes the material factors considered. In approving the Merger Agreement, the Board of Directors did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Opinion of Service Bancorp’s Financial Advisor

On September 12, 2008, KBW was retained by Service Bancorp to evaluate Service Bancorp’s strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of Service Bancorp. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Service Bancorp’s Board of Directors selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to those contemplated by the Merger Agreement.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the Public Stockholders. KBW delivered its opinion to Service Bancorp’s Board of Directors orally on December 7, 2008 and in writing on December 8, 2008. KBW’s opinion provided that, as of the date of its opinion, the merger consideration is fair, from a financial point of view, to the Public Stockholders. No limitations were imposed by Service Bancorp’s Board of Directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to Service Bancorp’s Board of Directors and to the reference to the full text of KBW’s written fairness opinion attached hereto as APPENDIX C.

The full text of the opinion of KBW, which is attached as APPENDIX C to this proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this proxy statement is qualified in its entirety by reference to the opinion.

In connection with this opinion KBW reviewed certain financial and other business data supplied by Service Bancorp, including (i) the Merger Agreement, (ii) Form 10-Q report for the quarter ended September 30, 2008, (iii) Annual Reports and Form 10-K and 10-KSB reports for the years ended June 30, 2008, 2007 and 2006 and (iv) other information KBW deemed relevant. KBW also discussed with senior management and directors of Service Bancorp, the current position and prospective outlook for Service Bancorp. KBW reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

Analysis of Recent Comparable Acquisition Transactions

In rendering its opinion, KBW analyzed three sets of certain comparable merger and acquisition transactions, a set of completed thrift transactions, a set of pending thrift transactions and the nine remutualization transactions that have been completed since the establishment of the mutual holding company structure, comparing the acquisition price relative to tangible book value, premium to market price and premium to core deposits. All comparative metrics were as of each respective transaction’s announcement date. The first analysis included a comparison of the median of the above ratios for completed acquisitions announced on or after January 1, 2006, where the seller was a thrift and pricing metrics were available, based on the following three criteria:

•	Target is a thrift with total assets less than $1.0 billion;

•	Target tangible equity to tangible assets ratio is greater than 4%; and

•	Target return on average equity is less than 4%.

The selected comparable transactions that the three criteria produced include the following:

•	First Community Bancshares Inc./Coddle Creek Financial Corp.,

•	CSB Bancorp Inc./Indian Village Bancorp Inc.,

•	First Place Financial Corp./OC Financial Inc.,

•	Private Investors/Independence Federal Savings Bank,

•	River Valley Bancorp Inc./Horizon Financial Services Corp.,

•	First Niagara Financial Group/Great Lakes Bancorp Inc.,

•	M&F Bancorp Inc./Mutual Community Savings Bank,

•	FBOP Corp./Cardunal SB FSB,

•	New York Community Bancorp/Synergy Financial Group Inc.,

•	LaPorte Bancorp Inc./City Savings Financial Corp. and

•	First Guaranty Bancshares Inc./Homestead Bancorp Inc.

The second set of comparable transaction analysis included a comparison of the median of the above ratios for acquisitions that were pending as of the date of KBW’s opinion, where the seller was a thrift and pricing metrics were available, based on the following two criteria:

•	Target is a thrift with total assets less than $1.0 billion; and

•	Target tangible equity to tangible assets ratio is greater than 4%.

The selected comparable transactions that these criteria produced include the following:

•	Hartford Financial Services/Federal Trust Corp.,

•	Independent Bank Corp./Benjamin Franklin Bancorp Inc.,

•	First Trust Corp./Globe Bancorp Inc.,

•	Capitol Bancorp Ltd./Forethought FSB and

•	My Financial Company/Sisterville Bancorp Inc.

The third set of comparable transaction analysis included a comparison to the nine remutualization transactions that have been completed since the establishment of the mutual holding company structure. The nine historical remutualization transactions include:

•	North Shore Bank FSB/Marquette Savings Bank (MHC),

•	Boiling Springs MHC/Ridgewood Financial Inc. (MHC),

•	Danvers Bancorp Inc./RFS Bancorp Inc. (MHC),

•	Northwest Bancorp Inc. (MHC)/Leeds Federal Bankshares Inc. (MHC),

•	Kearney Financial Corp./Pulaski Bancorp Inc. (MHC),

•	NSB Holding Corp./Liberty Bancorp (MHC),

•	Kearney Financial Corp./West Essex Bancorp (MHC),

•	Northwest Bancorp MHC/Skibo Bancshares (MHC) and

•	Assabet Valley Bancorp/Westborough Financial Services (MHC).

For the merger multiples and the remutualization multiples to be meaningful and comparable to non-remutualization transactions in which 100% of the shares outstanding receive the merger consideration, the ratios have been adjusted to put all the transactions on the same basis. This impacts the ratios of price to tangible book value and premium to core deposits, all of which are calculated for the Middlesex Mergers based on the Service Bancorp common stock held by the Public Stockholders and for the remutualizations based on the public shares outstanding for the acquired companies, since only the Public Stockholders are receiving the merger consideration. Additionally, for the purposes of this analysis, Service Bancorp’s book value has been adjusted by $2.5 million to account for the tax benefit related to ordinary losses on FNMA and FHLMC preferred stocks that Service Bancorp will recognize in the quarter ended December 31, 2008. These analyses yielded the following results:

	Select Completed Thrift Merger Transactions	Select Pending Thrift Merger Transactions	Remutualization Transactions	The Merger
Market Premium	34.5%	56.1%	45.3%	169.5%
Premium to Core Deposits	4.4%	1.2%	23.9%	14.0%
Price to tangible book value	127.0%	115.1%	227.9%	240.0%

KBW viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on Service Bancorp’s size and capital. Price to earnings was excluded from the analysis due to losses sustained by Service Bancorp over the last twelve months. KBW viewed the three resulting sets of metrics (price to tangible book value, core deposit premium and market premium) from the comparable group on a median basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the merger consideration.

Given that the value of the merger consideration on a per share basis to be paid in the Company Merger, as of the date of the opinion, exceeds the range of values on a tangible book value basis, exceeds the range of values on a market premium basis and exceeds two of the three medians on a premium-to-core deposits basis, KBW believes that this analysis supports the fairness, from a financial point of view, to the Public Stockholders of the consideration to be paid in the Company Merger.

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of present values for Service Bancorp, assuming Service Bancorp continued to operate as a stand-alone entity. KBW calculated the theoretical per share value of Service Bancorp by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future cash flows that Service Bancorp could generate through June 30, 2013 and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future.

In October 2008, Strata prepared financial projections (referred to in this proxy statement as the “October 2008 Projections”) for Strata Bank for the years ending September 30, 2009, 2010 and 2011 to reflect its then-current capital position as well as management’s assumptions at that time. See “—Financial Projections.” In performing the discounted cash flow analysis, KBW based its earnings projections on the October 2008 Projections for the years ending September 30, 2009, 2010 and 2011. In addition, upon discussions with management and consideration of trends provided in the October 2008 Projections, KBW used a 10% earnings growth rate to derive earnings estimates for the years ending June 30, 2012 and 2013. Using the discounted cash flow analysis based on trading multiples to calculate a terminal value of Service Bancorp common stock, KBW applied multiples of 14.0x, 15.0x, 15.9x, 17.0x and 18.0x to year 2013 forecasted earnings. This terminal multiple range was based on the average Price/Core Earnings multiple for publicly traded thrifts between $200 million and $1 billion in assets as of the date of KBW’s opinion. The combined earnings stream and terminal value for the analysis were then discounted back to September 30, 2008 using an assumed discount range of

11.0% to 13.0%. The discount range used in the analyses was based on Morningstar’s Cost of Capital (Source: 2008 Ibbotson Risk Premia Over Time Report).

Based on the foregoing criteria and assumptions, KBW determined that the implied value per share, based on total shares outstanding, including shares owned by Service MHC, of Service Bancorp common stock ranged from $8.66 to $11.45 based on the price-to-earnings multiple assumptions for the terminal values as summarized below:

Discount Rate	Terminal Value P/E Multiple to FY 2013 Earnings
	14.0X	15.0X	15.9X	17.0X	18.0X
13.0%	$8.66	$9.14	$9.57	$10.10	$10.58
12.5%	$8.83	$9.32	$9.76	$10.30	$10.79
12.0%	$9.01	$9.51	$9.95	$10.50	$11.00
11.5%	$9.19	$9.70	$10.15	$10.72	$11.22
11.0%	$9.37	$9.89	$10.36	$10.93	$11.45

Given that the value of the aggregate consideration to be paid in the Company Merger, as of the date of the opinion, exceeds the aggregate value of the range derived from the discounted cash flow analyses multiplied by total shares of Service Bancorp common stock outstanding, including the shares owned by Service MHC, KBW believes that the analysis supports the fairness, from a financial point of view, to the Public Stockholders of the consideration to be paid in the Company Merger.

The discounted cash flow analysis of Service Bancorp does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings estimates, terminal values, and discount rates.

Pro Forma Financial Impact/Accretion-Dilution Analysis

KBW analyzed the impact of the Middlesex Mergers on the combined company’s total assets, loan portfolio, deposit base, tangible equity and regulatory capital ratios. This analysis uses the merger consideration provided in the Merger Agreement, whereby the Public Stockholders receive an aggregate $21.8 million based on Service Bancorp’s shares held by the Public Stockholders and options outstanding as of the date of KBW’s opinion (as discussed elsewhere in this proxy statement, subsequently, the aggregate merger consideration was increased to $21.9 million. See “—Merger Consideration.”) The analysis is based upon: (i) September 30, 2008 balance sheet information for Service Bancorp and MSB and (ii) projected one-time costs and restructuring charges associated with the Middlesex Mergers. KBW calculated the pro forma leverage ratio and total risk-based capital ratio of MSB to be 9.07% and 16.03%, respectively, as of September 30, 2008, as compared to the stand-alone ratios of 9.82% and 17.50%.

Based on the above analyses KBW concluded that a $28.00 share price for the shares held by the Public Stockholders, was fair, from a financial point of view, to the Public Stockholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Service Bancorp and MSB. In its review, with the consent of Service Bancorp’s Board of Directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Service Bancorp or MSB.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the merger consideration to be paid to the Public Stockholders and does not address the underlying business decision to effect the Middlesex Mergers (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Service Bancorp as to how such stockholder should vote with respect to the Merger Agreement.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Service Bancorp. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of 1.0% of the closing transaction value, or $218,751, as set forth in the Engagement Letter dated September 12, 2008, for services rendered in connection with advising Service Bancorp in the Middlesex Mergers, which fee is contingent upon the consummation of the Middlesex Mergers, an additional fee of $50,000 for issuing a fairness opinion regarding the merger consideration and a $20,000 retainer fee. As of the date of this proxy statement, KBW has received $70,000 of such fee, the remainder of the fee is due upon the close of the Middlesex Mergers.

Merger Consideration

At the effective time of the Company Merger, each share of Service Bancorp common stock issued and outstanding immediately prior to the effective time (other than shares held by Service MHC) will be cancelled and converted automatically into the right to receive from Middlesex an amount equal to $28.00 in cash, without interest and less any applicable withholding taxes. When executed, the Merger Agreement assumed that, at the effective time of the Company Merger, there would be 767,939 shares of Service Bancorp common stock held by Public Stockholders (except to the extent increased as a result of the exercise, after the date of the Merger Agreement, of one or more stock options or warrants) and 17,700 shares of Service Bancorp common stock issuable upon the exercise of stock options or warrants or otherwise (except to the extent decreased as a result of the exercise, after the date of the Merger Agreement, of one or more stock options or warrants). Strata later determined and disclosed to Middlesex that, at the time the Merger Agreement was signed, there were 23,907 shares of Service Bancorp common stock issuable upon the exercise of stock options or warrants and that, due to a cashless exercise of certain stock options there would be, at the effective time of the Company Merger, 771,120 shares of Service Bancorp common stock held by Public Stockholders (except to the extent increased as a result of the exercise, after the date of the Merger Agreement, of one or more additional stock options or warrants) and 17,100 shares of Service Bancorp common stock issuable upon the exercise of stock options or warrants or otherwise (except to the extent decreased as a result of the exercise, after the date of the Merger Agreement, of one or more additional stock options or warrants). On March 18, 2009, Middlesex and Strata amended the Merger Agreement to provide that the aggregate merger consideration would not exceed $21,875,090 and to provide that all references in the Merger Agreement, directly or indirectly, to 17,700 shares of Service Bancorp common stock issuable upon the exercise of stock options or warrants or otherwise shall be deemed to refer to 23,907 shares of Service Bancorp common stock issuable upon the exercise of stock options or warrants or otherwise. Amendment No. 1 to the Merger Agreement is attached to this proxy statement as APPENDIX B.

After the completion of the Company Merger, holders of certificates that prior to the Company Merger represented issued and outstanding shares of Service Bancorp common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the Company Merger, holders of shares of Service Bancorp common stock will have no continuing equity interest in Service Bancorp or Middlesex and, therefore, will not share in future earnings, dividends or growth of Service Bancorp or Middlesex.

Resulting Corporate Structure and Governance

The type of transaction proposed by the Merger Agreement is commonly referred to as a “remutualization” transaction. In a remutualization transaction, only the outstanding shares of a mid-tier mutual holding company, such as Service Bancorp, that are held by minority stockholders are purchased. The outstanding shares of a mid-tier holding company held by the mutual holding company parent, such as Service MHC, are cancelled in connection with the mutual holding company parent’s merger with another mutual entity, such as Middlesex MHC. The mutual interests of the members of Service MHC will be preserved in the Middlesex Mergers in the form of liquidation rights in Middlesex MHC and subscription rights in the event of a conversion of Middlesex MHC to stock form.

Prior to the consummation of the Middlesex Mergers, MSB must, subject to receipt of required approvals from the Regulatory Authorities, first reorganize into the mutual holding company form of organization. As a result of its mutual holding company reorganization, MSB would convert from a mutual savings bank into a stock savings bank and Middlesex MHC would be formed and become the owner of 100% of the issued and outstanding capital stock of MSB.

Pursuant to the Merger Agreement and as a result of the transactions contemplated thereby, including the Company Merger, the Bank Merger and the MHC Merger, the following will occur with respect to the corporate structure and governance of the parties following consummation of the Middlesex Mergers:

•	The MHC Merger:

•	Service MHC will merge into Middlesex MHC and the separate corporate existence of Service MHC will cease. The combined MHC following the MHC Merger is sometimes referred to as “Surviving MHC;”

•	the corporate charter and bylaws of Surviving MHC will be the charter and bylaws of Middlesex MHC as in effect immediately prior to the MHC Merger; and

•	immediately after the MHC Merger:

•	the corporators of Surviving MHC will be the existing corporators of Middlesex MHC and the members of Service MHC’s Board of Trustees immediately prior to the MHC Merger;

•	the trustees of Surviving MHC will be the then-existing trustees of Middlesex MHC and three of the trustees of Service MHC in office immediately prior to the MHC Merger; and

•	the officers of Surviving MHC shall be the individuals serving as officers of Middlesex MHC immediately prior to the MHC Merger.

•	The Company Merger:

•

Service Bancorp will merge into Middlesex MHC and the separate corporate existence of Service Bancorp will cease. The combined company following the Company Merger is sometimes referred to as “Surviving Company;”

•	the corporate charter and bylaws of Surviving Company will be the charter and bylaws of Middlesex MHC as in effect immediately prior to the Company Merger; and

•

the corporators, trustees and officers of Surviving Company will be the corporators, trustees and officers of Middlesex MHC immediately prior to the Company Merger (i.e., the corporators, trustees and officers of Surviving MHC as described above.)

•	The Bank Merger:

•	Middlesex and Strata have agreed to take all action necessary and appropriate to merge Strata Bank into MSB. MSB, as the surviving institution following the Bank Merger, is sometimes referred to in this proxy statement as “New Bank.” New Bank will be a wholly-owned subsidiary of Middlesex MHC;

•	the directors of New Bank will be the persons serving as directors of MSB immediately prior to the Bank Merger;

•	Middlesex has agreed to use its reasonable best efforts to nominate eligible former Strata Bank directors for the next two vacancies occurring on New Bank’s Board of Directors;

•	the charter and bylaws of New Bank will be the charter and bylaws of MSB as in effect immediately prior to the Bank Merger;

•	the committees of New Bank’s Board of Directors will be the committees of MSB as constituted immediately prior to the Bank Merger;

•	the officers of New Bank will be the officers of MSB immediately prior to the Bank Merger;

•

promptly following the Bank Merger, Middlesex will establish an advisory committee for one year whose members will be those directors of Strata Bank immediately prior to the Bank Merger who have not been appointed as trustees of Surviving MHC; and

•

depositors of Strata Bank, who currently hold liquidation rights in Service MHC and subscription rights if Service MHC had undertaken a full conversion, will obtain liquidation rights in Middlesex MHC and subscription rights in the event of a conversion of Middlesex MHC to stock form.

Treatment of Equity-Based Awards

Following stockholder approval of the Merger Agreement, Service Bancorp will send written notice to each optionholder that all outstanding stock options granted under Service Bancorp’s plans have vested and are exercisable in full. If such option is not exercised or otherwise terminated before the completion of the Company Merger, the option will be cancelled at the effective time of the Company Merger and the holder will be entitled to receive from Service Bancorp a cash payment in an amount equal to the number of shares subject to the stock option multiplied by the difference between $28.00 and the exercise price of the stock option, less any required withholding taxes. Upon stockholder approval of the Merger Agreement, shares of restricted stock then outstanding will immediately vest. These shares will then be exchangeable for the $28.00 per share merger consideration on the same basis as other Public Stockholders.

Financing the Middlesex Mergers

Based on the fully diluted number of shares of Service Bancorp outstanding, the aggregate amount of consideration to be paid to the Public Stockholders and option holders will be approximately $21.9 million. Middlesex represented and warranted in the Merger Agreement that it will have capital and financing sufficient to pay the merger consideration to the Public Stockholders following completion of the Company Merger and the consummation of the Middlesex Mergers is not conditioned upon Middlesex obtaining financing of any kind from any source.

No Solicitation

The Merger Agreement provides that Strata and its directors, trustees, corporators, officers, employees, agents, investment bankers, financial advisors, attorneys, accountants, consultants and other representatives of each will not, directly or indirectly, solicit, initiate, induce, encourage or otherwise facilitate (including, without limitation, by way of furnishing information or data), any inquiries regarding, or the making of, any proposal or offer which constitutes, or could reasonably be expected to lead to, an acquisition proposal. The term “acquisition proposal” is generally defined in the Merger Agreement as:

•

any proposal or offer by any person or entity other than Middlesex to Strata or to the stockholders of Service Bancorp relating to or which could reasonably be expected to lead to, a “change in control transaction” (as that term is defined in the Merger Agreement);

•

a public statement by any person or entity other than Middlesex to Strata or to the stockholders of Service Bancorp, announcing such person or entity’s intention to make a proposal contemplating, relating to or that could reasonably be expected to lead to a “change in control transaction,” (as that term is defined in the Merger Agreement) if the Merger Agreement is terminated; or

•

the filing by any person or entity other than Middlesex of an application or notice with any governmental authority (whether in draft or final form) contemplating, relating to or that could reasonably be expected to lead to a “change in control transaction” (as that term is defined in the Merger Agreement).

A “change in control transaction” is generally defined in the Merger Agreement as:

•

a merger, tender or exchange offer, recapitalization, reorganization, liquidation, share exchange, consolidation or similar transaction involving Service MHC or any subsidiary of Service MHC whose assets constitute more than 15% of the consolidated assets of Service MHC;

•	any disposition of assets of Service MHC, or any subsidiary of Service MHC, representing 15% or more of the consolidated assets of Service MHC;

•

the issuance, sale or other disposition of, or the acquisition of, securities representing 15% or more of the voting power of Service MHC or any subsidiary of Service MHC whose assets constitute more than 15% of the consolidated assets of Service MHC;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of securities of Service MHC or any of its subsidiaries; or

•	any combination of the above.

The Merger Agreement allows Strata to furnish information to, and negotiate and engage in discussions with, any person or entity that delivers an unsolicited, bona fide written acquisition proposal if:

•

Service Bancorp’s Board of Directors acting in good faith (1) determines by a majority vote, after consultation with its outside legal counsel, that such action would be required in order for the directors to comply with their fiduciary duties under applicable law; and (2) determines, after consultation with its financial advisor, that the acquisition proposal is reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement to include a transaction that involves consideration that is more favorable, from a financial point of view, than the consideration offered to Service Bancorp’s stockholders in the Middlesex Mergers, that is, in light of the other terms of the proposal, more favorable to Service Bancorp’s stockholders than the Middlesex Mergers and is reasonably likely to be completed on the terms proposed); and

•

prior to furnishing any information to that person or entity, Strata has entered into a confidentiality agreement with that person or entity that is no less favorable than the confidentiality agreement between Middlesex and Strata.

The Merger Agreement also allows Strata to comply with its disclosure obligations under the tender offer rules set forth in the federal securities regulations so long as Strata has complied with the requirements contained in the Merger Agreement, including recommending the acceptance of an acquisition proposal.

Strata is required to promptly notify Middlesex if Strata receives any inquiries, proposals or offers or requests for discussions or negotiations relating to an acquisition proposal, including the name of the person or entity initiating such inquiry, proposal, offer or discussion and the material terms thereof.

Recommendation of Service Bancorp’s Board of Directors

For the reasons set forth above under “—Service Bancorp’s Reasons for the Merger; Recommendation of the Board of Directors,” Service Bancorp’s Board of Directors recommends that Service Bancorp’s stockholders approve the Merger Agreement. The Merger Agreement requires that Service Bancorp’s Board of Directors continue to recommend the Merger Agreement, provided that the Merger Agreement permits the Board to withdraw, modify or change in a manner adverse to Middlesex its recommendation to stockholders with respect to the Merger Agreement, and to recommend another acquisition proposal, only if:

•

the Board of Directors of Service Bancorp acting in good faith (1) determines by a majority vote, after consultation with its outside legal counsel, that such action would be required in order for the directors to comply with their fiduciary duties under applicable law, and (2) determines, after consultation with its financial advisor, that the acquisition proposal is a Superior Proposal;

•

Service Bancorp has given Middlesex three business days’ prior written notice of its intention to recommend the acquisition proposal and Service Bancorp’s Board of Directors has considered any changes to the merger consideration and the Merger Agreement, if any, proposed by Middlesex and has determined in good faith, after consultation with its outside legal counsel and after consultation with its financial advisor, that the unsolicited proposal remains a Superior Proposal even after the changes proposed by Middlesex; and

•	Service Bancorp has complied with the requirements described under “—No Solicitation” above.

Service MHC has agreed to take, in accordance with applicable law, its charter and its bylaws, all action necessary to call, give notice of, convene, and hold a meeting of its corporators to consider and vote upon the approval of the Merger Agreement. The Board of Trustees of Service MHC has agreed, at all times prior to and during such corporator meeting, to recommend that the corporators approve the Merger Agreement and to not withdraw, qualify or modify, or propose to withdraw, qualify or modify its recommendation in any manner adverse to Middlesex except as permitted under the Merger Agreement or required by applicable law. Strata expects that its corporator meeting will be held prior to the Special Meeting.

Middlesex MHC has agreed to take, in accordance with applicable law, its charter and its bylaws, all action necessary to call, give notice of, convene, and hold a meeting of its corporators to consider and vote upon the approval of the Merger Agreement. Middlesex has agreed that the Board of Trustees of MSB and Middlesex MHC will, at all times prior to and during such meeting of corporators, recommend that the corporators approve the Merger Agreement and not to withdraw, qualify or modify its recommendation, or propose to withdraw, qualify or modify its recommendation, in any manner adverse to Strata, except as expressly permitted under the Merger Agreement or required by applicable law.

Surrender of Stock Certificates; Payment for Shares

Prior to the completion of the Company Merger, Middlesex will appoint a paying agent for the benefit of the holders of shares of Service Bancorp common stock in connection with the Company Merger. On or before the effective time of the Company Merger, Middlesex will deliver to the paying agent an amount of cash equal to the aggregate merger consideration.

No later than five business days following the completion of the Company Merger, the paying agent will mail to each holder of record of shares of Service Bancorp common stock a letter of transmittal and related documents containing instructions for use in effecting the surrender of Service Bancorp stock certificates. After the effective time, each holder of a certificate representing shares of issued and outstanding Service Bancorp common stock will, upon surrender to the paying agent of a certificate for exchange together with a properly completed letter of transmittal and related documents, be entitled to receive $28.00 in cash, without interest and less any applicable withholding taxes, multiplied by the number of shares of Service Bancorp common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

Any portion of the cash delivered to the paying agent by Middlesex (together with any interest or other income earned thereon) that remains unclaimed by the former Public Stockholders of Service Bancorp for one year after the effective time will be delivered to Middlesex. Any Public Stockholder of Service Bancorp who has not exchanged his, her or its certificates as of that date may look only to Middlesex for payment of the merger consideration. However, none of the paying agent, Middlesex, Service Bancorp or any other person shall be liable to any Public Stockholder for any shares of stock or cash properly delivered to a public official pursuant to abandoned property, escheat or similar laws.

Conditions to the Middlesex Mergers

Completion of the Middlesex Mergers is subject to the satisfaction of conditions set forth therein, or, to the extent permitted by law, the written waiver of those conditions by the party entitled to do so, at or before the effective time of the Middlesex Mergers.

The obligations of Strata and Middlesex to complete the Middlesex Mergers are subject to the satisfaction of a number of conditions, including the following:

•

the approval of the holders of not less than two-thirds (2/3) of the outstanding shares of Service Bancorp common stock and the approval of not less than two-thirds (2/3) of the corporators of each of Service MHC and Middlesex MHC;

•

the parties must have received all regulatory approvals required to consummate the Middlesex Mergers, and such regulatory approvals must remain in full force and effect and all statutory waiting periods in respect thereof must have expired and no such approval shall contain any “burdensome condition” (as defined in the Merger Agreement);

•	no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered that prohibits the completion of the Middlesex Mergers; and

•

each party must have received a written opinion from its counsel to the effect that the each of the MHC Merger, the Company Merger and the Bank Merger will qualify as a tax-free reorganization and that none of the Middlesex Mergers will adversely affect such qualification.

In addition, the obligation of Strata to complete the Middlesex Mergers is conditioned on the satisfaction or waiver of the following conditions:

•

the representations and warranties of Middlesex in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the closing date of the Company Merger and the MHC Merger, subject, in most cases, to exceptions that would not have a material adverse effect;

•	Middlesex must have performed, in all material respects, all of its obligations required under the Merger Agreement; and

•

all of the members of Strata Bank’s Board of Directors must have been elected or appointed as corporators of Middlesex MHC and three of the trustees of Service MHC must have been elected or appointed as trustees of Middlesex MHC.

In addition, the obligation of Middlesex to complete the Middlesex Mergers is conditioned on the satisfaction or waiver of the following conditions:

•

the representations and warranties of Strata in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the closing date of the Company Merger and the MHC Merger, subject, in most cases, to exceptions that would not have a material adverse effect;

•	Strata must have performed, in all material respects, all of its obligations required under the Merger Agreement;

•	Strata must not have taken any action or made any payments that would result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code, or that could result in payments that would be nondeductible under Section 162(m) of the Code, other than as specifically provided for in the Merger Agreement;

•

between the date of the Merger Agreement and the consummation of the Middlesex Mergers, there must not have occurred any change that, individually or in the aggregate, has or would reasonably be expected to have a “Strata material adverse effect” (as that term is defined in the Merger Agreement);

•	Middlesex must have lease assignments for the real property leases of Strata specified in the Merger Agreement; and

•	the holders of no more than 20% of Service Bancorp common stock outstanding as of the Record Date may have demanded appraisal rights pursuant to Part 13 of the Massachusetts Business Corporation Act.

Representations and Warranties of Strata and Middlesex

The Merger Agreement contains various representations and warranties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement. No person should rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts or the condition of Strata, Middlesex or any of their respective affiliates, because, among other reasons, they may be modified by information provided in the disclosure schedule referenced in the Merger Agreement, they may be subject to a contractual standard of materiality different from that generally applicable to Service Bancorp’s filings with the SEC, or they may have been used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

Strata and Middlesex each has made representations and warranties to the other with respect to, among other things:

•	due organization, existence and good standing;

•	corporate power and corporate authority;

•	capital stock authorized and outstanding;

•	subsidiaries;

•	validity and enforceability of the Merger Agreement;

•	board approval of the Merger Agreement and recommendation to stockholders and corporators, as applicable;

•	regulatory and other approvals required to consummate the transactions;

•	the absence of violations or breaches of certain organizational documents, agreements and governmental orders;

•	the absence of additional filing requirements;

•	compliance with applicable law;

•	litigation;

•	fees owed to brokers or finders;

•	required vote;

•	antitakeover provisions; and

•	the accuracy of the information contained in this proxy statement.

Strata has also made additional representations and warranties to Middlesex with respect to, among other things:

•	corporate records;

•	financial statements and SEC reports;

•	previously undisclosed liabilities;

•	the absence of certain changes or events;

•	contracts defined as “material contracts” under the Merger Agreement;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	risk management matters;

•	investment securities;

•	loans, nonperforming and classified assets;

•	bank owned life insurance;

•	properties;

•	intellectual property;

•	fiduciary accounts;

•	the Community Reinvestment Act of 1977, as amended, and laws regarding bank secrecy, anti-money laundering and customer information;

•	books and records;

•	insurance;

•	allowance for loan losses;

•	credit card accounts;

•	merchant processing;

•	transactions with affiliates;

•	fairness opinion; and

•	transactions in securities.

Strata has also made a representation and warranty to Middlesex with respect to its regulatory capital:

•

that, as of September 30, 2008, Strata Bank was “adequately capitalized,” as such term is defined in the regulations promulgated by the FDIC and, on the day immediately prior to the effective date of the Company Merger, Strata Bank shall have (a) a Tier 1 risk-based capital ratio of 4.0% or more, and (b) a leverage ratio of 4.0% or more; provided, however, that Strata Bank will not be deemed to have breached this representation if its failure to maintain either a Tier 1 risk-based capital ratio or a leverage ratio of 4.0% or more results from either certain expenses disclosed in its disclosure schedules or a net loss incurred by Strata Bank such as, for example, in connection with the disposition of an asset at Middlesex’s request.

Middlesex has also made the following additional representations and warranties to Strata:

•	with respect to its ownership of Service Bancorp common stock;

•

that Middlesex has available to it sources of capital and financing sufficient to fulfill its cash obligations under the Merger Agreement to pay the aggregate merger consideration and that the consummation of the Middlesex Mergers is not subject to, nor otherwise conditioned upon, Middlesex obtaining financing of any kind from any source;

•	that New Bank will be “well capitalized” under applicable regulations immediately following the Bank Merger;

•	with respect to its financial statements;

•	with respect to its tangible net worth as of October 31, 2008; and

•	with respect to the absence of a material adverse effect from September 30, 2008 through the date of the Merger Agreement.

Many of both parties’ representations and warranties are qualified by a material adverse effect standard. With respect to Strata, a material adverse effect means any fact, event, development, change, effect or circumstance that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to Strata’s financial position, results of operations, cash flows, business, operations, assets, liabilities, or condition, or (2) would reasonably be expected to prevent Strata from performing its obligations under the Merger Agreement (including consummating the Middlesex Mergers), but does not include the impact of:

•	changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by any governmental authority charged with supervision or regulation of Strata;

•	changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to depository institutions and their holding companies generally;

•

changes after the date of the Merger Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Strata, including, but not limited to, any changes in the levels of interest rates, price levels or trading volumes in the United States or foreign securities markets and any change to any previously correctly applied asset mark resulting from such changes in interest rates, price levels or trading volumes;

•

direct effects of the negotiation and execution of, and compliance with, the Merger Agreement on the operating performance of Strata, including expenses incurred by Strata in connection with the Middlesex Mergers;

•	the effects of any action or omission taken by Strata with the prior consent of Middlesex, or as otherwise contemplated by the Merger Agreement;

•	the effect of the announcement or pendency of the Middlesex Mergers and the related transactions;

•

any modification or change to Strata’s valuation policies and practices in connection with the Middlesex Mergers, or any restructuring charges taken in connection with the Middlesex Mergers, so long as each is in accordance with GAAP and with Middlesex’s prior consent; and

•

any failure by Strata to meet any estimate of revenues or earnings for any period ending on or after the date of the Merger Agreement and prior to the Closing; except that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect on Strata.

With respect to Middlesex, a material adverse effect means an event or change that, individually or in the aggregate, (1) would reasonably be expected to have a material adverse effect on Middlesex’s ability to perform its obligations under the Merger Agreement (including consummating the Middlesex Mergers); (2) would reasonably be expected to prevent or materially delay the consummation of the Middlesex Mergers or any other transaction contemplated by the Merger Agreement, or (3) would reasonably be expected to have a material adverse effect on Middlesex’s ability to obtain in a timely manner all regulatory approvals required to consummate the Middlesex Mergers.

None of the representations, warranties, agreements and covenants contained in the Merger Agreement will survive the Middlesex Mergers, except for those agreements or covenants contained in the Merger Agreement that by their express terms are to be performed after the Middlesex Mergers.

Conduct Pending the Middlesex Mergers

The Merger Agreement contains covenants of Strata and Middlesex pending the completion of the Company Merger, including covenants regarding the conduct of Strata’s business. These covenants are briefly described below.

Strata has agreed to conduct its business in the usual, regular and ordinary course of business consistent with prudent banking practice, generally to conduct its business in substantially the same way as it has been conducted in the past, and use reasonable best efforts to preserve its business organization and relationships with employees, customers and suppliers. Strata has also agreed not to take any action that would adversely affect or materially delay its ability to obtain any regulatory approvals necessary to complete the Merger Agreement or its performance of covenants under the Merger Agreement.

Strata has further agreed that, except as expressly contemplated by the Merger Agreement or as required by applicable law, it will not, nor will it permit any of its subsidiaries to, do any of the following without the prior written consent of Middlesex, which consent will not be unreasonably withheld:

•	Issue stock, except pursuant to options or under the CPP;

•	Declare or pay dividends;

•	Enter into or terminate a “material contract” (as defined in the Merger Agreement), except in the ordinary course of business consistent with recent past practice;

•	Hire anyone except to fill a vacancy, provided that any such new hire does not receive a salary greater than $50,000 per year;

•	Enter into, establish, adopt, renew or amend or take any action to accelerate the vesting or exercisability of any compensation or benefits, except pursuant to the Merger Agreement;

•	Sell, encumber or otherwise dispose of any of its assets, deposits or properties, except in the ordinary course of business consistent with recent past practice;

•

Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements or grant any salary or wage increase or increase any employee benefit, except in the ordinary course of business consistent with recent past practice, as long as such increases do not increase total compensation more than 5% for any individual or 3.7% in the aggregate for all employees;

•	Foreclose on any commercial real estate without first conducting a Phase I environmental assessment or foreclose if the Phase I indicates the presence of material amounts of a hazardous substance;

•	Renew, amend or permit to expire any insurance policies;

•	Make any “excess parachute payment” (under Section 280G of the Code) or payment that would be nondeductible under to Section 162(m) of the Code;

•	Acquire any business;

•	Make any material investment;

•	Make any capital expenditures other than in the ordinary course consistent with recent past practice in amounts not exceeding $5,000 individually or $25,000 in the aggregate;

•	Amend the charter or bylaws of Service Bancorp, Service MHC or Strata Bank;

•	Materially change accounting practices, except as required by law or generally accepted accounting principles in the United States;

•	Settle any dispute that involves payment of an amount which exceeds $5,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of Strata;

•	Enter into any derivatives contract;

•	Incur any indebtedness, subject to customary exceptions;

•

Make or change any material tax election, file any materially amended tax return, settle any tax liability, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•

Make or acquire (A) any loan(s) to a new customer that causes the aggregate exposure to such customer to exceed $500,000, (B) any additional loan(s) or extension(s) of credit to an existing customer in an aggregate amount that exceeds $500,000 or that causes the aggregate exposure to such customer to exceed $3,000,000, (C) any commercial or commercial real estate loan that exceeds $500,000, (D) any unsecured loan that exceeds $5,000, (E) any residential loan that exceeds $500,000, (F) any other loan that exceeds $25,000, or (G) any loan that is an exception to Strata Bank’s loan policy;

•	Make any contributions to the Strata Charitable Foundation, Inc.;

•	Restructure or materially change its investment securities portfolio, its gap position or its wholesale funding strategy;

•

Make any equity investment in real estate, other than (A) in connection with foreclosures or settlements in the ordinary course of business consistent with recent past practice, or (B) as required by agreements already in effect;

•	Change in any respect its loan or investment policies, except as required by regulatory authorities;

•	Enter into or change any lease for office space;

•	Commit any breach or default under any agreement with any governmental authority or under any material contract;

•	Forgive or cancel any loan(s) other than in an amount not to exceed $10,000 individually and $50,000 in the aggregate;

•

Take any action that is intended or is reasonably likely to result in any of Service Bancorp’s representations and warranties in the Merger Agreement to become untrue in any material respect, any of the conditions to the Company Merger or the MHC Merger set forth in the Merger Agreement not being satisfied, or a material violation of any provision of the Merger Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation; or

•	Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Until the completion or the termination of the Merger Agreement, Strata will notify and consult with Middlesex regarding any offer to purchase any assets or properties of Strata (including OREO) that, individually or in the aggregate, is equal to or greater than $750,000.

Participation in the Capital Purchase Program

Under the Merger Agreement, Middlesex acknowledged that Strata may apply for participation in the CPP, and that if approved for participation in the CPP by the FDIC and the Treasury, Strata intends to participate in the program, which may involve the issuance to the Treasury of shares of Service Bancorp preferred stock (“Preferred Shares”). The parties have agreed, upon notice of approval of any such application, to consult in good faith to identify an alternative to issuance of the Preferred Shares that is acceptable to both parties. In addition, if Middlesex determines that it is permissible to redeem and decides to pursue a redemption of the Preferred Shares in connection with the Company Merger, the parties will negotiate in good faith to make the amendments to the Merger Agreement necessary to accommodate such a redemption.

Extension, Waiver and Amendment of the Merger Agreement

At any time prior to the effective time of the MHC Merger (and whether before or after approval of the Merger Agreement by Service Bancorp’s stockholders), Middlesex and Strata may, to the extent permitted by law:

•	waive any provision in the Merger Agreement intended to benefit it; or

•	amend any provision of the Merger Agreement, jointly in writing.

However, after the approval of the Merger Agreement by the stockholders of Service Bancorp, neither Strata nor Middlesex may, without further approval by the holders of at least two-thirds (2/3) of the outstanding shares of Service Bancorp common stock, extend, waive or amend any provision of the Merger Agreement which by law requires further approval by Service Bancorp’s stockholders.

Expenses

The Merger Agreement provides that, as a general matter, each party shall bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. In some circumstances, however, either Service Bancorp or Middlesex may be required to pay the other a termination fee or an Expense Amount. See “—Termination Fee and Expense Amount” below.

Termination of the Merger Agreement

The Merger Agreement may be terminated by Strata or by Middlesex as follows:

•	by mutual consent of the parties;

•	if either the Company Merger or the MHC Merger is not consummated on or before July 31, 2009, except as contemplated under the Merger Agreement;

•

if any required regulatory approval is denied by final nonappealable action of such governmental authority, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of any of the Middlesex Mergers; provided that the terminating party has used its reasonable best efforts to have such order, injunction or decree lifted;

•

if the other party materially breaches any of its representations, warranties, covenants or agreements under the Merger Agreement and the breach cannot be or has not been cured within 30 days after written notice of the breach (provided that the terminating party is not then in material breach of the Merger Agreement);

•

if the stockholders of Service Bancorp do not approve the Merger Agreement, or if the Special Meeting is not held or is cancelled prior to July 31, 2009 (provided that Strata may not terminate the Merger Agreement for this reason if it is then in material breach of certain obligations relating to the Special Meeting and Service MHC has not voted its shares of Service Bancorp common stock against the Merger Agreement); or

•

if either of Service MHC’s or Middlesex MHC’s corporators do not approve the Merger Agreement or if either entity’s meeting of corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that the terminating party is not then in material breach of certain obligations relating to the meeting of its corporators).

The Merger Agreement may also be terminated by Middlesex if:

•	prior to the Special Meeting:

•	Strata materially breaches the no solicitation provisions of the Merger Agreement as discussed in the section entitled, “—No Solicitation”;

•

Service Bancorp’s Board of Directors fails to recommend that the Service Bancorp stockholders approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex (including taking a neutral position or no position with respect to an acquisition proposal (as such term is defined in the Merger Agreement));

•

Service Bancorp’s Board of Directors makes any statement, filing or release in connection with the Special Meeting or otherwise that is inconsistent with its recommendation to the Service Bancorp stockholders that they vote in favor of approval of the Merger Agreement;

•	Service Bancorp materially breaches its obligation to call, give notice of, convene and hold the Special Meeting;

•

Service Bancorp’s Board of Directors approves, recommends or fails to publicly recommend against a publicly announced acquisition proposal to acquire Strata by a person or entity other than Middlesex within three business days of being requested to do so by Middlesex; or

•	Strata resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions;

•	Service MHC:

•	fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex;

•	materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Service MHC to approve the Merger Agreement; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions;

•

if a tender offer is commenced for the acquisition of Service Bancorp common stock by any person other than Middlesex and Service Bancorp’s Board of Directors recommends that stockholders tender their shares in such tender offer or otherwise fails to recommend that stockholders reject such tender offer within 10 business days; or

•	if Service Bancorp enters into an agreement with a third party to effect a “change in control transaction” (as such term is defined in the Merger Agreement).

The Merger Agreement may be terminated by Strata if:

•	Middlesex MHC fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Strata; or

•	Middlesex MHC materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Middlesex MHC to approve the Merger Agreement.

Termination Fee and Expense Amount

If the Merger Agreement is terminated because of a breach of a representation, warranty, covenant or other agreement as a result of the negligence of a party to the Merger Agreement, the breaching party will be liable to the other party for $500,000 (the “Expense Amount”), on account of the expenses and opportunity costs incurred in connection with the Merger Agreement and the transaction contemplated thereby. The Expense Amount will be payable by Strata if it terminates the Merger Agreement:

•

because the stockholders of Service Bancorp do not approve the Merger Agreement, or if the Special Meeting is not held or is cancelled prior to July 31, 2009 (provided that Strata may only terminate for this reason if it is not then in material breach of certain obligations relating to the Special Meeting and Service MHC has not voted its shares of Service Bancorp common stock against the Merger Agreement); or

•

because Service MHC’s corporators do not approve the Merger Agreement or if the meeting of its corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that Strata may only terminate as a result of its own corporators’ vote or meeting if it is not then in material breach of certain obligations relating to the meeting of its corporators).

The Expense Amount will be payable by Middlesex if either party terminates the Merger Agreement:

•

because the Middlesex MHC corporators do not approve the Merger Agreement or if the meeting of Middlesex MHC’s corporators to approve the Merger Agreement is not held or is cancelled prior to July 31, 2009 (provided that Middlesex may only terminate as a result of its own corporators’ vote or meeting if it is not then in material breach of certain obligations relating to the meeting of its corporators).

As a material inducement to Middlesex to enter into the Merger Agreement, Strata has agreed to pay Middlesex a termination fee of $875,004, equal to 4% of the aggregate merger consideration, if the Merger Agreement is terminated by Middlesex because:

•	prior to the Special Meeting:

•	Strata materially breaches the no solicitation provisions of the Merger Agreement as discussed in the section entitled “—No Solicitation”;

•

Service Bancorp’s Board of Directors fails to recommend that Service Bancorp’s stockholders approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex (including taking a neutral position or no position with respect to an acquisition proposal (as such term is defined in the Merger Agreement));

•

Service Bancorp’s Board of Directors makes a statement, filing or release in connection with the Special Meeting or otherwise that is inconsistent with its recommendation to the Service Bancorp stockholders that they vote in favor of approval of the Merger Agreement;

•	Service Bancorp materially breaches its obligation to call, give notice of, convene and hold the Special Meeting;

•

Service Bancorp’s Board of Directors approves, recommends or fails to publicly recommend against a publicly announced acquisition proposal to acquire Strata by a person or entity other than Middlesex; or

•	Strata resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions;

•	Service MHC:

•	fails to recommend that its corporators approve the Merger Agreement or withdraws, modifies or changes such recommendation in a manner adverse to the interests of Middlesex; or

•	materially breaches its obligation to call, give notice of, convene and hold a meeting of the corporators of Service MHC to approve the Merger Agreement;

•

a tender offer is commenced for the acquisition of Service Bancorp common stock by a person other than Middlesex and Service Bancorp’s Board of Directors recommends that stockholders tender their shares in such tender offer or otherwise fails to recommend that stockholders reject such tender offer within 10 business days;

•	Service Bancorp enters into an agreement with a third party to effect a “change in control transaction” (as such term is defined in the Merger Agreement); or

•	resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, if within 12 months following a termination of the Merger Agreement by Middlesex, Strata enters into a definitive agreement with respect to a change in control transaction or a change in control transaction is consummated, and prior to the time of termination, an “acquisition proposal” (as such term is defined in the Merger Agreement) is announced or otherwise made known to Service Bancorp’s Board of Directors or management (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) and is not timely withdrawn, then Strata will be obligated to pay the termination fee if such termination by Middlesex occurred because:

•	of Strata’s willful, uncured breach of any representation, warranty or covenant contained in the Merger Agreement;

•	the Company Merger or the MHC Merger is not consummated by July 31, 2009; or

•	of the failure to obtain the required vote to approve the Merger Agreement at the Special Meeting, or if the Special Meeting is not held or is cancelled prior to July 31, 2009.

Middlesex is obligated to pay Strata a termination fee of $871,441, equal to 4% of the aggregate merger consideration, if Middlesex MHC fails to recommend that its corporators approve the Merger Agreement or if it materially breaches its obligation to call, give notice of, convene and hold a meeting of corporators to approve the Merger Agreement.

Interests of Certain Persons in the Middlesex Mergers

Some of the members of Service Bancorp’s management and Board of Directors may be deemed to have interests in the Middlesex Mergers that are in addition to their interests as stockholders of Service Bancorp generally. The Board of Directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby, including the Middlesex Mergers.

Equity-Based Awards. Following stockholder approval of the Merger Agreement, Service Bancorp will send written notice to each optionholder that all outstanding stock options granted under Service Bancorp’s plans have vested and are exercisable in full. If such option is not exercised or otherwise terminated before the completion of the Company Merger, the option will be cancelled at the effective time of the Company Merger and the holder will be entitled to receive from Service Bancorp a cash payment in an amount equal to the number of shares subject to the stock option multiplied by the difference between $28.00 and the exercise price of the stock option, less any required withholding taxes. Upon stockholder approval of the Merger Agreement, shares of restricted stock then outstanding will immediately vest. These shares will then be exchangeable for the $28.00 per share merger consideration on the same basis as other Public Stockholders.

The following table sets forth the number of unexercised options and unvested shares of restricted stock which were held by the executive officers, and all non-employee directors as a group as of December 31, 2008.

Name	Number of Unexercised Options	Payment in cancellation of unexercised options (before deduction of withholding taxes)	Number of Unvested Shares of Restricted Stock	Value at $28.00 of unvested shares of restricted stock (before deduction of withholding taxes)
	(Dollars in thousands)
Edward A. Hjerpe, III	0	$0	8,755	$245
Mark L. Abbate	0	0	3,828	107
Amy Costello	0	0	2,628	74
Randal D. Webber	0	0	3,828	107
John E. Brabazon	0	0	0	0
John J. Burns	0	0	0	0
Richard Giusti	4,500	77	0	0
Kenneth C. A. Isaacs	4,500	77	0	0
Paul V. Kenney	1,000	21	0	0
Stephen B. Lincoln, Jr.	0	0	0	0
Eugene R. Liscombe	200	4	0	0
Lawrence E. Novick	2,000	26	0	0
David L. Porter	0	0	0	0
Kelly A. Verdolino	400	5	0	0
All current executive officers and directors as a group (14 persons)	12,600	$210	19,039	$533

Ms. Montpelier, who resigned effective October 21, 2008 from all of her positions with Service Bancorp, Service MHC and Strata Bank, has no unexercised options or unvested shares of restricted stock as of the date of this proxy statement.

Payments Under Existing Agreements.

Contract with Mr. Hjerpe. Strata entered into an Employment and Consulting Agreement with Mr. Hjerpe in connection with his appointment as Interim Chief Executive Officer. Under the Employment and Consulting Agreement, Mr. Hjerpe received a restricted stock award of 10,000 shares of Service Bancorp common stock that vest in twenty-four monthly installments. Those 10,000 shares of restricted stock will fully vest upon completion of the Company Merger. In addition, the Employment and Consulting Agreement provides that Mr. Hjerpe will be entitled to receive a severance payment of $20,000 if he is terminated without “cause” as defined in the Employment and Consulting Agreement.

Change in Control Agreements. Service Bancorp has entered into change of control agreements with Mark L. Abbate, Amy Costello and Randal D. Webber. Under these agreements, if, while a Proposed Business Combination (as defined therein) is pending or within 12 months following a Change in Control (as defined therein), Service Bancorp terminates the executive’s employment without Cause (as defined therein) or the executive terminates his or her own employment for Good Reason (as defined therein), the executive will be entitled to certain severance benefits (the “Severance Benefits”). The Severance Benefits include a lump sum severance payment equal to 100% of the executive’s annualized base salary, which is defined in the agreements as an amount equal to four times the regular base salary paid to the executive during the three-month period ending on the effective date of the executive’s employment termination. Each executive would also be permitted to continue for 12 months participation in all medical, dental and life insurance benefit plans sponsored by Service Bancorp in which the executive participated immediately prior to the termination of his or her employment. The agreements also provide that Service Bancorp will at its expense provide the executive with professional outplacement services of the executive’s choosing and shall reimburse him or her for incidental outplacement expenses, up to an aggregate out-of-pocket cost of $10,000 for such outplacement benefits.

No Severance Benefits will be provided under the agreements if the executive’s employment is terminated (a) by reason of the executive’s death, (b) by Service Bancorp after the executive has satisfied the conditions to qualify for long-term disability benefits under Service Bancorp’s applicable long-term disability policy, (c) by Service Bancorp for Cause (as defined in the agreements), or (d) by the executive voluntarily and not for Good Reason while there is a Proposed Business Combination pending or within 12 months following the occurrence of a Change in Control. The aggregate amount of payments to each of Mr. Abbate, Ms. Costello and Mr. Webber under his or her change in control agreement, quantified as though termination occurred on December 31, 2008, is estimated as $157,500, $150,000 and $166,000, respectively.

Benefits under Directors Supplemental Retirement Plan. In February 2000, Strata Bank and Service Bancorp adopted a non-qualified, unfunded deferred compensation plan for the benefit of their non-employee directors, which was amended in December 2008 (as amended, the “Directors Retirement Plan”). The Directors Retirement Plan is evidenced by individual agreements with each participating non-employee director. In the event of a “change in control” (as defined in the Directors Retirement Plan), current directors who are participants in the Directors Retirement Plan are entitled to a lump sum payment of their benefits thereunder, payable 30 days after the change in control. Further, in the absence of a change in control, the benefits of each current director who is a participant in the Directors Retirement Plan are subject to forfeiture if his or her board service is terminated for cause. Current directors Guisti, Isaacs, Kenney, Liscombe, Novick and Verdolino are participants in the Directors Retirement Plan and will be entitled to receive lump sum payments as a result of the Middlesex Mergers. Because benefits under the Directors Retirement Plan were frozen as a result of the December 2008 amendments thereto, the six directors who participate will receive lump sum payments that are approximately equal to the net present value of payments that would otherwise be payable to them at their normal retirement ages upon a separation from service.

Positions with Middlesex Following the Transactions. Under the Merger Agreement, all of the members of Service MHC’s Board of Trustees will become corporators of Surviving MHC. Three of the members of Service MHC’s Board of Trustees will become trustees of Surviving MHC and Middlesex has committed to use its reasonable best efforts to nominate eligible former Strata Bank directors for the next two vacancies occurring on New Bank’s Board of Directors. Middlesex will also establish an advisory committee whose members will be those directors of Strata Bank immediately prior to the Bank Merger who have not been appointed as trustees of Surviving MHC.

Indemnification and Insurance. The Merger Agreement provides that, for six years following the effective time of the MHC Merger, Middlesex shall indemnify and hold harmless each present and former director, officer and employee of Strata as of the effective time of the MHC Merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the MHC Merger, whether asserted or claimed prior to, at or after the effective time of the MHC Merger, arising in whole or in part out of or pertaining to the fact that he or she is or was a trustee, director, officer or employee of Strata or is or was serving at the request of Strata as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the Merger Agreement or any of the transactions contemplated thereby, to the fullest extent which such persons would be entitled under the charter and bylaws of Service Bancorp as of the date of the Merger Agreement and permitted by applicable law and regulation.

In addition, the Merger Agreement provides that, prior to the closing, Service Bancorp will purchase an extended reporting period endorsement under Service Bancorp’s existing directors’ and officers’ liability insurance coverage, which will survive the Middlesex Mergers and that provides Strata’s present and former directors and officers with coverage for six years following the effective time of the Company Merger that is not less than the existing directors’ and officers’ liability insurance coverage presently maintained by Strata, so long as the aggregate cost is less than $130,000.

Other than as set forth above, no director or executive officer of Service Bancorp, and no person who has served as a director or executive officer of Service Bancorp since July 1, 2007, has any substantial interest, direct or indirect, in the proposed transactions, except insofar as ownership of Service Bancorp common stock might be deemed such an interest. See “Ownership by Management and Other Stockholders.”

Employee Benefits Matters

The Merger Agreement contains agreements of the parties with respect to various employee matters, which are briefly described below.

Pursuant to the Merger Agreement, Middlesex, in consultation with Strata, has designated certain employees of Strata who will be entitled to receive a retention bonus from Middlesex in the event he or she remains an employee as of the closing date of the Company Merger and the MHC Merger and/or through a post-closing transition period to be determined by Middlesex, or if such employee separates from employment during a post-closing transition period due to involuntary termination for reasons other than cause (as defined in the Merger Agreement), death or disability. Middlesex has determined, in consultation with Strata, the aggregate amount of such retention bonuses and the timing of each such bonus.

For the 12-month period following the Company Merger, Middlesex will maintain the current base salary levels for the employees of Strata who remain employed by Middlesex after the Company Merger at not less than the levels in effect as of the date of the Merger Agreement. In addition, Middlesex will honor in accordance with their terms compensation agreements and obligations disclosed to Middlesex by Strata.

As soon as administratively practicable after the effective time of the Company Merger, Middlesex will provide the employees of Strata who remain employed after the Company Merger with at least the types and levels of employee benefits maintained by Middlesex for similarly situated employees.

Middlesex will cause its benefit plans:

•	to waive any limitations for any employee of Strata for a pre-existing medical condition covered under the applicable medical, health or dental plans of Middlesex;

•

to waive any waiting period limitation or evidence of insurability requirement for employees of Strata that would otherwise apply under Middlesex’s benefits plans, unless such employees have not yet satisfied any similar limitation or requirement under an analogous plan maintained by Strata;

•

to provide full credit under such plans for any deductibles, co-payments or out-of-pocket expenses incurred by any employees during the portion of the calendar year prior to the participation in such plans by the employees and their beneficiaries; and

•

to recognize the service rendered by employees of Strata for purposes of eligibility to participate and vesting (but not for accrual or amount of benefits) under Middlesex’s benefit plans, to the same extent as such service was credited for such purposes by Strata.

Middlesex will have no obligation to continue the employment of any employee of Strata and nothing contained in the Merger Agreement will be deemed to give any employee of Strata a right to continuing employment with Middlesex after the Company Merger. An employee of Strata (other than an employee who is party to an employment or other agreement that provides severance benefits in the event of a change in control of Strata) who is terminated, other than for cause, death or disability, within six months following the Company Merger and the MHC Merger will be entitled to receive severance pay in the form of salary continuation, which will be in accordance with, and to the extent provided in, the severance plan adopted by Middlesex (which generally provides for a specified number of weeks of base pay as cash severance based upon years of service and position with Strata, with benefits capped at 26 weeks base pay). Payment of severance pay is conditioned on the execution by such employee of a release of all claims in a form satisfactory to Middlesex and the expiration of any statutory revocation period.

Certain United States Federal Income Tax Consequences

This summary sets forth certain material United States federal income tax consequences to Public Stockholders of their exchange of their shares of Service Bancorp common stock for cash pursuant to the Merger Agreement. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws or interpretations may be amended at any time, possibly with retroactive effect. The summary does not address any state, local or foreign tax consequences and does not address estate or gift tax consequences. The consummation of the Middlesex Mergers are not conditioned upon the receipt of any ruling from the Internal Revenue Service.

This summary is for general information only. The tax treatment of each Public Stockholder will depend in part upon his or her particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or persons who are foreign corporations, foreign partnerships or foreign estates or trusts.

EACH PUBLIC STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH PUBLIC STOCKHOLDER OF THE MIDDLESEX MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Treatment of the Middlesex Mergers. The receipt of cash for shares of Service Bancorp common stock pursuant to the Merger Agreement will be a taxable transaction for United States federal income tax purposes.

Capital Gain or Loss. In general, except as discussed under “—Stock Options and Incentive Stock Option Shares” below, each Public Stockholder will recognize gain or loss equal to the difference between the amount of cash received and such Public Stockholder’s adjusted tax basis for the shares exchanged in the Company Merger. Such gain or loss will be capital gain or loss (assuming that the shares of Service Bancorp common stock are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of the Company Merger, the shares were held for more than one year or will be short term if the shares were held for one year or less.

Withholding and Information Reporting. Unless a Public Stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and the Treasury Regulations, such Public Stockholder may be subject to withholding tax (currently 28%) with respect to any cash payments received pursuant to the Company Merger. Public Stockholders should consult their brokers to ensure compliance with such procedures.

Stock Options and Incentive Stock Option Shares. If you acquired shares of Service Bancorp common stock as a result of the exercise of an incentive stock option that was granted within two years of the effective time of the Company Merger or exercised within one year of the effective time of the Company Merger, you will recognize a portion of your gain in the Company Merger as ordinary income. Specifically, the difference between the price at which you exercised your options and the lesser of (1) the fair market value of the shares on the date of exercise, and (2) the fair market value of the shares at the effective time, will be treated as ordinary income rather than capital gain.

If you hold incentive or nonqualified stock options and do not exercise your options prior to the completion of the Company Merger, you will receive the merger consideration (minus the exercise price and any applicable withholding taxes) in exchange for your options pursuant to the Merger Agreement. This will result in ordinary income equal to the difference between the fair market value of the shares deemed received (which should be the same as the merger consideration) and the exercise price of the options.

Accounting Treatment

The Middlesex Mergers will be accounted for under Statement of Financial Accounting Standard No. 141, Business Combinations, because Middlesex MHC and Service MHC are both mutual holding companies, and Service Bancorp is a mid-tier stock holding company that is majority-owned by Service MHC and minority-owned by Public Stockholders. Accordingly, (1) the MHC Merger will use the pooling-of-interests method of accounting, and (2) the acquisition of the mid-tier stock holding company’s minority stockholder interests will be accounted for under the purchase method of accounting as the acquisition of non-controlling minority interests, and MSB will record goodwill in an amount equal to the excess of the aggregate amount paid to Service Bancorp’s minority stockholders over the minority stockholders’ proportionate interest in the fair value of Service Bancorp’s net assets.

Regulatory Approvals

Regulatory Approvals that Must be Obtained for the Company Merger and the MHC Merger to Occur:

Federal Reserve. The Company Merger and the MHC Merger are subject to the prior approval of the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Federal Reserve’s implementing regulation, Regulation Y (12 C.F.R. Part 225, Subpart B). Pursuant to the BHC Act, the Federal Reserve may not approve the Company Merger or the MHC Merger if:

•

the mergers would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•

the effect of the mergers would be to substantially lessen competition in any section of the country, tend to create a monopoly, or in any other manner be in restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Company Merger and the MHC Merger are clearly outweighed in the public interest by their probable effect in meeting the convenience and needs of the communities to be served.

In considering the approval of the Company Merger and MHC Merger, the BHC Act also requires the Federal Reserve to review the financial and managerial resources and future prospects of Service MHC, Service Bancorp, Strata Bank and Middlesex, and the convenience and needs of the communities to be served. The Federal Reserve also must take into account (1) the effectiveness of Strata and Middlesex in combating money laundering activities, and (2) the record of performance of Strata and Middlesex in meeting the credit needs of their entire community, including low- and moderate-income neighborhoods, under the Community Reinvestment Act of 1977, as amended.

State Approvals and Notices. The Company Merger and MHC Merger also are subject to the prior approval of the Massachusetts Board of Bank Incorporation (the “Massachusetts Board”) under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires the Massachusetts Board to hold a public hearing to consider the Company Merger and the MHC Merger and to find that such mergers would not unreasonably affect competition among banking institutions and would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including: initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s statutorily delineated local community, and such other matters as the Massachusetts Board may deem necessary or advisable. A public hearing of the Massachusetts Board to consider the Company Merger and the MHC Merger has been set for April 23, 2009.

In addition, Massachusetts law provides that the Massachusetts Board cannot approve the Company Merger or the MHC Merger until it has received notice from the Massachusetts Housing Partnership Fund (the “MHPF”) that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make 0.9% of its assets located in Massachusetts available for call by the MHPF, for a period of 10 years, for purposes of funding various affordable housing programs. Massachusetts law provides that all loans made to the MHPF bear interest at rates approved by the Massachusetts Commissioner, which shall be based upon the costs (not to include lost opportunity costs) incurred in making funds available to the MHPF. The MHPF sent the required notice to the Massachusetts Board on February 25, 2009.

Regulatory Approvals that Must be Obtained for the Bank Merger to Occur:

Federal Deposit Insurance Corporation. The Bank Merger is expected to be completed immediately after the completion of the Company Merger and the MHC Merger. The Bank Merger is subject to the prior approval of the FDIC under the Bank Merger Act. The FDIC will review the Bank Merger under statutory criteria that are substantially the same as those required to be considered by the Federal Reserve in evaluating transactions for approval under Section 3 of the BHC Act, as discussed above.

The Bank Merger may not be completed until 30 days after the date of the FDIC’s approval, during which time the U.S. Department of Justice may challenge the Bank Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. If the FDIC has not received any adverse comment from the U.S. Attorney General relating to the competitive factors, the FDIC, with the concurrence of the Attorney General, may reduce the waiting period to no less than 15 days after the date of its approval.

State Approvals and Notices. The Bank Merger is also subject to approval by the Massachusetts Commissioner under Section 34D of Chapter 168 of the Massachusetts General Laws. This statute requires the Massachusetts Commissioner to find that the Bank Merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making its determination, the Massachusetts Commissioner may consider, among other things, a showing of net new benefits (including initial capital investments), job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank’s statutorily delineated local community, and such other matters as the Massachusetts Commissioner may deem necessary or advisable. Because Middlesex and Strata Bank are members of the MDIF, the Bank Merger may not be completed until the parties have made arrangements deemed “satisfactory” by the MDIF and until the MDIF has provided notice of its determination with regard to those arrangements to the Massachusetts Commissioner.

Mutual Holding Company Reorganization:

Prior to the consummation of the Middlesex Mergers, MSB must first, subject to receipt of required approvals from the Regulatory Authorities, reorganize into the mutual holding company form of organization contemplated in the Merger Agreement (the “Mutual Holding Company Reorganization”). As a result of the Mutual Holding Company Reorganization, MSB would convert from a mutual savings bank into a stock savings bank and Middlesex Bancorp, MHC would be formed and become the owner of 100% of the issued and outstanding capital stock of MSB. Consummation of the Mutual Holding Company Reorganization is subject to the approval of the Massachusetts Commissioner, the Massachusetts Board, the FDIC, the Federal Reserve, the MHPF and the MDIF. A public hearing of the Massachusetts Board to consider the Mutual Holding Company Reorganization was held on February 10, 2009. By letter dated March 18, 2009, each of the Massachusetts Board and the Massachusetts Commissioner approved the Mutual Holding Company Reorganization, subject to certain conditions including the receipt by Middlesex of all necessary regulatory approvals. MSB filed a notice of intent to reorganize into a mutual holding company and related applications and waiver requests with the FDIC, which were deemed substantially complete by the FDIC on January 30, 2009. Under applicable regulation, the first 60-day period in which the FDIC may object to the notice of the proposed conversion expired March 31, 2009. However, by letter dated March 23, 2009, the FDIC notified Middlesex that it was extending the period in which the FDIC may object to the notice for an additional 60 days, and that the objection period will now expire on May 30, 2009. MSB filed an application on Form FR Y-3 on February 13, 2009 with the Federal Reserve seeking the approval of the Federal Reserve for the Mutual Holding Company Reorganization. By letter dated February 19, 2009, the Federal Reserve has indicated that it anticipates acting on the application by April 14, 2009. Additionally, the MHPF provided the required notice to the Massachusetts Board on February 25, 2009 and the MDIF provided the required notice to the Massachusetts Board on February 23, 2009. Consummation of the Mutual Holding Company Reorganization is also subject to the approval of the corporators of MSB as provided by Chapter 167H of the Massachusetts General Laws and the regulations of the Massachusetts Commissioner.

Status of Applications and Notices:

To date, Middlesex and Strata have filed all required applications, notices and requests for waiver with applicable federal and state regulatory authorities in connection with the Middlesex Mergers and the Mutual Holding Company Reorganization. Although Middlesex and Strata do not know of any reason why such regulatory approvals would not be obtained in a timely manner, Middlesex and Strata cannot be certain when such approvals will be obtained or if they will be obtained.

Appraisal Rights

We believe that appraisal rights should not be available to Service Bancorp’s stockholders with respect to the Middlesex Mergers. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that Service Bancorp’s stockholders may assert appraisal rights in connection with the Middlesex Mergers.

Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling stockholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a stockholder, (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements, or (iii) in any other capacity “so long as the shareholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate.” We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the Middlesex Mergers. In light of the complexity of Part 13 of the Massachusetts Business Corporation Act, those stockholders of ours who may wish to dissent from the Middlesex Mergers and pursue appraisal rights should consult their legal advisors.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

•

deliver to us, before the vote to approve the Merger Agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

•	not vote your shares in favor of the proposal to approve the Merger Agreement; and

•	comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as APPENDIX E.

As long as you do not vote for the approval of the Merger Agreement, failure to vote against the approval of the Merger Agreement does not constitute a waiver of your appraisal rights. If a broker, bank or other nominee holds your shares of Service Bancorp common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise may be available).

PROPOSAL TWO – TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING

If the number of shares of Service Bancorp common stock present or represented at the Special Meeting and voting in favor of approval of the Merger Agreement (Proposal One) is insufficient to approve Proposal One, then Service Bancorp’s management may move to adjourn the Special Meeting in order to enable the Service Bancorp Board of Directors to continue to solicit additional proxies in favor of Proposal One. In that event, you will be asked only to vote upon Proposal Two but not Proposal One.

In Proposal Two, Service Bancorp is asking you to authorize the holder of any proxy solicited by the Service Bancorp Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the stockholders approve Proposal Two, management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from stockholders that have previously voted against Proposal One. Among other things, approval of Proposal Two could mean that even if proxies representing a sufficient number of votes against Proposal One have been received, management could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to vote in favor of Proposal One.

The Service Bancorp Board of Directors believes that if the number of shares of Service Bancorp common stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of Service Bancorp’s stockholders to enable the Service Bancorp Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

ADDITIONAL INFORMATION

Service Bancorp has postponed indefinitely its 2008 annual meeting of stockholders in light of the Middlesex Mergers and intends only to hold another meeting of its stockholders following this Special Meeting if the Middlesex Mergers are not consummated before July 31, 2009. If such a meeting is held, stockholders may submit proposals for consideration. In order to be included in our proxy statement for the 2009 Annual Meeting, we must receive such proposal within a reasonable time before we begin to print and send our proxy materials. Proposals should be addressed to Clerk, Service Bancorp, Inc., 122 Grove Street, Franklin, MA 02038. SEC rules contain standards as to whether stockholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the rules and regulations promulgated by the SEC. Nothing in this paragraph shall be deemed to require Service Bancorp to include in its proxy statement and proxy card relating to any special meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC and Service Bancorp’s bylaws in effect at the time such proposal is received.

In addition, under Service Bancorp’s bylaws, if you wish to submit a proposal to the next meeting of stockholders (if one is held) without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely, and the proxies solicited by the Board of Directors will confer discretionary authority to vote on the proposal as the proxies solicited see fit, unless you have given notice in writing according to the procedures set forth in our bylaws to the Clerk of Service Bancorp, mailed to Clerk, Service Bancorp, Inc., 122 Grove Street, Franklin, MA 02038, and received within a reasonable time before we begin to print and send our proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Service Bancorp is subject to the informational requirements of the Exchange Act, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Service Bancorp with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Service Bancorp’s filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

In addition, Service Bancorp maintains a website at www.stratabank.com, where you can request Service Bancorp’s annual report to stockholders and Service Bancorp’s quarterly reports for recent quarters. Copies of any of these documents are also available upon request by contacting Service Bancorp, Inc., 122 Grove Street, Franklin, MA 02038, Attention: Clerk, or by telephone at (888) 5-STRATA.

By Order of the Board of Directors,

Eugene R. Liscombe

Chairman of the Board of Directors

Medway, Massachusetts

April 1, 2009

To assure that your shares are represented at the Special Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 8, 2008

AMONG

MIDDLESEX SAVINGS BANK

AND

SERVICE BANCORP, M.H.C.,

SERVICE BANCORP, INC.,

AND

STRATA BANK

ii

ANNEXES

Annex A	List of Voting Shareholders and Strata Voting Trustees*
Annex B	Form of Voting Agreement (Voting Shareholders)**
Annex C	Form of Voting Agreement (Strata Voting Trustees)***
Annex D	List of Voting Trustees (Middlesex)*
Annex E	Form of Voting Agreement (Middlesex)***

*	Intentionally omitted.
**	Filed herewith as Appendix D.
***	Filed as an Exhibit to Service Bancorp’s Current report on Form 8-K, dated December 8, 2008.

iii

AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2008, is by and among (i) Middlesex Savings Bank, a Massachusetts-chartered savings bank (“MSB”), and (ii) Strata Bank, a Massachusetts-chartered savings bank (“Strata Bank”), Service Bancorp, Inc., a Massachusetts corporation and the parent company of Strata Bank (“Service”), and Service Bancorp, M.H.C., a Massachusetts-chartered mutual holding company and the majority shareholder of Service (“Service MHC”). Each of MSB, Strata Bank, Service and Service MHC is sometimes individually referred to in this Agreement as a “party” and collectively as the “parties.”

1. MSB is a Massachusetts-chartered mutual savings bank, which, prior to the consummation of the Transactions, intends to convert to the mutual holding company form of organization (the “MHC Conversion”) in accordance with the applicable provisions of Massachusetts law. As a result of the MHC Conversion, Middlesex Bancorp, MHC (“MB MHC”) shall be organized as a Massachusetts-chartered mutual holding company and shall become the owner of one hundred percent (100%) of the issued and outstanding capital stock of MSB, which shall then be in stock form. MSB has, and MB MHC shall have, their principal offices located in Natick, Massachusetts.

2. Promptly upon completion of the MHC Conversion, MB MHC shall enter into the Joinder Agreement (as hereinafter defined) pursuant to Section 7.19 hereof.

3. Service MHC owns a majority of the outstanding capital stock of Service, which, in turn, owns all of the outstanding capital stock of Strata Bank. Strata Bank, Service and Service MHC all have their principal offices located in Medway, Massachusetts.

4. The respective Boards of Trustees and Directors of the parties deem it advisable and in the best interests of the parties, as well as of the shareholders of Service, to consummate the following merger transactions: (i) Service MHC shall merge with and into MB MHC, with MB MHC as the surviving entity (the “MHC Merger”), (ii) Service shall merge with and into MB MHC, with MB MHC as the surviving entity (the “Mid-Tier Merger”), (iii) Strata Bank shall merge with and into MSB (the “Bank Merger”), with MSB as the surviving institution (MSB, as the surviving institution, is sometimes referred to in this Agreement as “New Bank”), and New Bank shall remain a subsidiary of MB MHC, (iv) concurrently with step (i), each outstanding share of Service Common Stock previously held by any shareholder other than Service MHC (collectively, the “Public Shares”) shall be canceled and exchanged for an amount of cash per share equal to the Per Share Merger Consideration to be paid by Middlesex pursuant to the terms of this Agreement, and (v) as a result of the foregoing, the interests of Strata Bank depositors in Service MHC shall cease to exist and shall be converted into interests of the same nature in MB MHC.

5. The parties intend each of the MHC Merger, the Mid-Tier Merger, and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In view of the foregoing and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; DISCLOSURE

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

(a) “Acquisition Proposal” shall mean (i) a proposal or offer by any Person (other than Middlesex) to Service or the shareholders of Service contemplating, relating to, or that could reasonably be expected to lead to, a Change in Control Transaction, (ii) a public statement by any Person (other than Middlesex) to Service or the shareholders of Service of such Person’s intention to make a proposal contemplating, relating to, or that could reasonably be expected to lead to, a Change in Control Transaction if this Agreement terminates, or (iii) the filing by any Person (other than Middlesex) of an application or notice with any Governmental Authority (whether in draft or final form) contemplating, relating to, or that could reasonably be expected to lead to, a Change in Control Transaction.

(b) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

(c) “Aggregate Merger Consideration” shall be equal to the aggregate Per Share Merger Consideration payable with respect to all Public Shares pursuant to Section 3.1(b), plus the aggregate amount payable to holders of Service Options pursuant to Section 3.7. For avoidance of doubt, the Aggregate Merger Consideration shall be an amount not to exceed $21,786,022.

(d) “Agreement” shall mean this Agreement, as amended or modified from time to time in accordance with Section 10.2.

(e) “Bank Regulator” shall mean and include any pertinent federal or state Governmental Authority charged with the supervision of banks or bank or financial holding companies or engaged in the insurance of bank deposits, including, without limitation, the FRB, the FDIC, the DIF, the Commissioner and the BBI.

(f) “BBI” shall mean the Massachusetts Board of Bank Incorporation.

(g) “Benefit Plan” shall mean a pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Strata.

(h) “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

(i) “Business Day” shall mean Monday through Friday of each week, except (i) a legal holiday recognized as such by the United States government, or (ii) any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

(j) “Certificate” shall mean any certificate which, immediately prior to the Mid-Tier Effective Time, represented Public Shares.

(k) “Change in Control Transaction” shall mean any transaction or series of transactions involving (i) a merger, reorganization, tender or exchange offer, recapitalization, liquidation, share exchange, consolidation or similar transaction involving Service MHC or any Subsidiary of Service MHC whose assets constitute more than fifteen percent (15%) of the consolidated assets of Service MHC, (ii) the disposition, by sale, lease, exchange, pledge or transfer or otherwise, of assets of Service MHC or any Subsidiary of Service MHC representing in either case fifteen percent (15%) or more of the consolidated assets of Service MHC, (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction), or the acquisition of, securities (or options, rights or warrants to purchase or securities convertible into such securities) representing fifteen percent (15%) or more of the voting power of Service MHC or any Subsidiary of Service MHC whose assets constitute more than fifteen percent (15%) of the consolidated assets of Service MHC, (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Service or any of its Subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(l) “Commissioner” shall mean the Commissioner of Banks of the Commonwealth of Massachusetts.

(m) “CPP” shall mean the Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.

(n) “CRA” shall mean the Community Reinvestment Act of 1977, as amended, and the implementing regulations thereunder issued by the FRB.

(o) “DIF” shall mean the Depositors Insurance Fund of Massachusetts.

(p) “ECOA” shall mean the Equal Credit Opportunity Act, as amended, and the implementing regulations thereunder issued by the FRB.

(q) “Equity Interests” shall mean, with respect to any Person, capital stock or other ownership or equity interests of such Person or any Subsidiary, and warrants, options, rights, subscriptions, calls, commitments, convertible securities and other arrangements or commitments of any character which call for the Person to issue, deliver or dispose, or cause to be issued, delivered or disposed, any of its or its Subsidiaries’ capital stock or other ownership or equity interests of such Person or any Subsidiary.

(r) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(t) “Fair Housing Act” shall mean the Fair Housing Act, as amended.

(u) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(v) “Federal Reserve Act” shall mean the Federal Reserve Act, as amended.

(w) “FRB” shall mean the Board of Governors of the Federal Reserve System.

(x) “GAAP” shall mean United States generally accepted accounting principles.

(y) “Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, agency or other regulatory authority (including all Bank Regulators), including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designated to act for or on behalf of the foregoing.

(z) “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials, or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. “Hazardous Substances” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purpose of cleaning or other maintenance operations, provided such substances are otherwise in compliance with Environmental Law.

(aa) “IRS” shall mean the United Stated Internal Revenue Service.

(bb) “Joinder Agreement” shall mean the agreement by which MB MHC becomes a party to this Agreement, the form of which is attached as Exhibit 1.1(bb) to this Agreement.

(cc) “Joint Venture” shall mean any corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, association or other entity that is not a Subsidiary of Strata or Middlesex and in which (i) Strata or Middlesex, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other Equity Interests, including, without limitation, an equity investment, as such term as of the date of this Agreement is defined in the FDIC’s rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. § 362.2(g), or (ii) Strata or Middlesex is a general partner.

(dd) “Knowledge” or any words or phrases of similar effect shall mean, with respect to Strata, the actual knowledge of any of the persons named in Section 1.1(dd) of Strata’s Disclosure Schedule, and with respect to Middlesex, means the actual knowledge of any of the persons named in Section 1.1(dd) of Middlesex’s Disclosure Schedule.

(ee) “Liens” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and Tax liens), charge, lease, license, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, restrictive covenant, condition, option, right of first refusal or restriction of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing.

(ff) “Loan Loss Reserves” shall mean the reserves established by Strata Bank or MSB in accordance with its customary practices with respect to Loans as of the Closing Date.

(gg) “Material Contract” shall mean each contract described in Section 5.13(a)(i) through (xix).

(hh) “MB MHC Board” shall mean the Board of Trustees of MB MHC.

(ii) “MB MHC Bylaws” shall mean the Bylaws of MB MHC.

(jj) “MB MHC Charter” shall mean the Amended and Restated Charter of MB MHC.

(kk) “MBCA” shall mean the Massachusetts Business Corporations Act, MGL Chapter 156D, §§1 et seq., as amended.

(ll) “MHPF” shall mean the Massachusetts Housing Partnership Fund.

(mm) “Middlesex” shall mean each of MSB, MB MHC from and after the date of execution of the Joinder Agreement, and the Subsidiaries of each of the foregoing, individually and collectively.

(nn) “Middlesex Material Adverse Effect” shall mean an effect, event or change that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on Middlesex’s ability to consummate the MHC Merger, the Mid-Tier Merger or any of the other transactions contemplated by this Agreement or perform its obligations under this Agreement or the Bank Merger Agreement, (ii) would reasonably be expected to prevent or materially delay the consummation of the MHC Merger, the Mid-Tier Merger or any of the other transactions contemplated by this Agreement, or (iii) would reasonably be expected to have a material adverse effect on Middlesex’s ability to obtain in a timely manner all regulatory approvals required to consummate the Transactions.

(oo) “Middlesex Voting Agreement” shall mean those certain Voting Agreements (each of which is in the form set forth on Annex E to this Agreement) executed by the Middlesex Voting Trustees in connection with the execution and delivery of this Agreement.

(pp) “Middlesex Voting Trustees” shall mean the Persons listed on Annex D to this Agreement.

(qq) “MSB Board” shall mean the Board of Trustees of MSB.

(rr) “MSB Bylaws” shall mean the Bylaws of MSB.

(ss) “MSB Charter” shall mean the Charter of MSB.

(tt) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

(uu) “National Labor Relations Act” shall mean the National Labor Relations Act, as amended.

(vv) “OREO” shall mean other real estate owned.

(ww) “Per Share Merger Consideration” shall mean $28.00 in cash.

(xx) “Person” shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

(yy) “Recent Past Practice” shall mean Strata’s practice since September 30, 2008.

(zz) “Representatives” shall mean, with respect to Middlesex or Strata, as applicable, its employees, corporators, officers, directors, trustees, investment bankers, financial advisors, attorneys, accountants, consultants, agents and other representatives.

(aaa) “SEC” shall mean the Securities and Exchange Commission.

(bbb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ccc) “Service Board” shall mean the Board of Directors of Service.

(ddd) “Service Bylaws” shall mean the Bylaws of Service.

(eee) “Service Charter” shall mean the Articles of Organization of Service.

(fff) “Service Common Stock” shall mean the common stock, $0.01 par value per share, of Service.

(ggg) “Service Equity Plans” shall mean the Service Stock Option Plan and the Service Recognition and Retention Plan.

(hhh) “Service Option” shall mean the option to acquire Service Common Stock issued under the Service Stock Option Plan.

(iii) “Service Preferred Stock” shall mean the serial preferred stock, par value $0.01 per share, of Service.

(jjj) “Service Recognition and Retention Plan” shall mean Service’s 1999 Recognition and Retention Plan.

(kkk) “Service Stock” shall mean, collectively, Service Common Stock and Service Preferred Stock.

(lll) “Service Stock Option Plan” shall mean Service’s Amended and Restated 1999 Stock Option Plan.

(mmm) “Shareholder Voting Agreements” shall mean those certain Voting Agreements (each of which is in the form set forth on Annex B to this Agreement) executed by the Voting Shareholders in connection with the execution and delivery of this Agreement.

(nnn) “Strata” shall mean each of Strata Bank, Service and Service MHC and the Subsidiaries of each of the foregoing, individually and collectively.

(ooo) “Strata Material Adverse Effect” shall mean any fact, event, development, change, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations, cash flows, business, operations, assets, liabilities, condition (financial or otherwise) of Service MHC and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent Service MHC or any of its Subsidiaries from performing their respective obligations under this Agreement or the Bank Merger Agreement, or consummating the Transactions; provided, however, that “Strata Material Adverse Effect” shall not be deemed to include the effect of (A) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Strata Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to depository institutions and their holding companies generally, (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Strata, including, but not limited to, any changes in the levels of interest rates, price levels or trading volumes in the United States or foreign securities markets and including any change to any previously correctly applied asset mark resulting therefrom, (D) direct effects of the negotiation and execution of, and compliance with, this Agreement on the operating performance of Strata, including expenses incurred by Strata in connection with this Agreement and consummation of the Transactions, (E) the effects of any action or omission taken by Strata with the prior consent of Middlesex, or as otherwise contemplated by this Agreement and the Bank Merger Agreement, (F) the announcement or pendency of the Transactions, (G) any modification or change to Strata valuation policies and practices in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP and with Middlesex’s prior consent, or (H) any failure by Strata to meet any estimate of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, however, that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Strata Material Adverse Effect.

(ppp) “Strata Trustees Voting Agreement” shall mean those certain Voting Agreements (each of which is in the form set forth on Annex C to this Agreement) executed by the Strata Voting Trustees in connection with the execution and delivery of this Agreement.

(qqq) “Strata Voting Trustees” shall mean the Persons listed on Annex A to this Agreement.

(rrr) “Strata’s Balance Sheet” shall mean the audited consolidated balance sheet of Strata as of June 30, 2008.

(sss) “Strata’s Balance Sheet Date” shall mean June 30, 2008.

(ttt) “Subsidiary” shall have the meaning ascribed to that term in Rule 1-02 of Regulation S-X of the SEC.

(uuu) “Takeover Law” shall mean any laws of the Commonwealth of Massachusetts related to “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations.

(vvv) “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

(www) “Tax Returns” shall mean any return, declaration, report, claim for refund, information return or other document (including any schedules or attachments thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(xxx) “Tender Offer” shall mean a tender offer or exchange offer to purchase any shares of Service Common Stock such that, upon consummation of such offer, the Person making such tender offer or exchange offer would own or control fifteen percent (15%) or more of the then Public Shares.

(yyy) “Transaction Documents” shall mean this Agreement, the Bank Merger Agreement and any other ancillary documents related to the Transactions.

(zzz) “Transactions” shall mean the MHC Merger, the Mid-Tier Merger and the Bank Merger, and any other transactions contemplated by this Agreement.

(aaaa) “Treasury” shall mean the United States Department of the Treasury.

(bbbb) “Treasury Preferred Shares” shall mean preferred stock issued to the Treasury pursuant to, and in accordance with the terms of, the CPP under the Emergency Economic Stabilization Act of 2008.

(cccc) “Voting Shareholders” shall mean the Persons listed on Annex A to this Agreement.

1.2 Other Defined Terms. Definitions of the defined terms listed below are contained in the Section set forth opposite the defined term in the table below:

Defined Term	Section of Agreement
Advisory Committee	Section 2.3(e)
Bank Effective Time	Section 2.3(b)
Bank Merger	Preamble
Bank Merger Agreement	Section 2.3(a)
BOLI	Section 5.22
Burdensome Condition	Section 7.4(a)
Closing	Section 2.6(c)
Closing Date	Section 2.6(c)
Code	Preamble
Confidentiality Agreement	Section 7.7(b)
Continuing Strata Employees	Section 7.11(a)
CPP Notice	Section 7.10(a)
CPP Structure	Section 7.10(b)
Derivatives Contract	Section 5.19
Designated Employee and Designated Employees	Section 7.11(g)
Disclosure Schedule	Section 1.4
Dissenting Shares	Section 3.5
Environmental Laws	Section 5.17(i)
ERISA Affiliate	Section 5.15(a)
Exchange Fund	Section 3.2(a)
Expense Amount	Section 9.2(b)
Expiration Date	Section 9.1(b)
Indemnified Party and Indemnified Parties	Section 7.9(a)
Indemnifying Party	Section 7.9(a)
Information Systems Conversion	Section 7.17
Insurance Policies	Section 5.29
KBW	Section 5.14
Lease Assignments	Section 7.20(a)
Loans	Section 5.21(a)
Massachusetts Courts	Section 10.4
Maximum D&O Tail Premium	Section 7.9(c)
MB MHC	Preamble
MHC Articles of Merger	Section 2.6(a)
MHC Conversion	Preamble
MHC Effective Date	Section 2.6(a)
MHC Effective Time	Section 2.6(a)
MHC Merger	Preamble
Middlesex Benefit Plans	Section 7.11(b)

Defined Term	Section of Agreement
Middlesex Governmental Authority	Section 6.8(a)
Middlesex Meeting	Section 7.3(b)
Middlesex Recommendation	Section 7.3(b)
Middlesex Special Payment	Section 9.4
Middlesex Subsequent Determination	Section 7.3(b)
Mid-Tier Articles of Merger	Section 2.6(b)
Mid-Tier Effective Time	Section 2.6(b)
Mid-Tier Merger	Preamble
MSB	Preamble
New Bank	Preamble
New Bank Bylaws	Section 2.3(c)
New Bank Charter	Section 2.3(c)
Paying Agent	Section 3.2(a)
Proxy Materials	Section 7.2(a)
Proxy Statement	Section 5.37
Public Shares	Preamble
RBC	Section 6.10
Service	Preamble
Service Board Recommendation	Section 7.2(c)
Service Meeting	Section 5.34(a)
Service MHC	Preamble
Service SEC Documents	Section 5.7(a)
Strata 409A plan	Section 5.15(i)
Strata Bank	Preamble
Strata Benefit Plans	Section 5.15(a)
Strata Employees	Section 5.15(a)
Strata ESOP	Section 5.15(k)
Strata Governmental Authority	Section 5.11(a)
Strata Loan Property	Section 5.17(b)
Strata Pension Plan	Section 5.15(b)
Strata Reports	Section 5.7(c)
Strata Special Payment	Section 9.3
Strata Welfare Plan	Section 5.15(f)
Superior Proposal	Section 7.7(h)
Surviving Corporation	Section 2.2(a)
Surviving MHC	Section 2.1(a)
Transition Period	Section 7.11(g)
Transmittal Form	Section 3.2(b)
Unperfected Dissenting Shares	Section 3.5
USA Patriot Act	Section 5.27

1.3 Other Definitional Matters. Unless the context otherwise requires, a term defined anywhere in this Agreement has the same meaning throughout; all references to “the Agreement” or “this Agreement” are to this Agreement as modified, supplemented or amended from time to time, and terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.4 Disclosure Schedule. On or prior to the date of this Agreement, Middlesex has delivered to Strata a schedule and Strata has delivered to Middlesex a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or Article VI, as applicable, or to one or more of Strata’s covenants contained in Article IV; provided, however, that no such item is required to be set forth on the Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by the preambles to Article V and Article VI, as applicable. The mere inclusion of a fact, circumstance or event in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Strata Material Adverse Effect or a Middlesex Material Adverse Effect, as the case may be. Any matter disclosed pursuant to one section of a party’s Disclosure Schedule shall be deemed disclosed for all purposes of such party’s Disclosure Schedule, but only to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to other sections of the Agreement and the corresponding Disclosure Schedule.

ARTICLE II

THE MERGERS

2.1 The MHC Merger.

(a) Surviving MHC. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the MHC Effective Time, Service MHC shall merge with and into MB MHC in accordance with Massachusetts law, the separate corporate existence of Service MHC shall cease and MB MHC shall survive and continue to exist as a mutual holding company incorporated under the laws of the Commonwealth of Massachusetts (MB MHC, as the surviving corporation in the MHC Merger, is sometimes referred to in this Agreement as “Surviving MHC”).

(b) Corporate Charter and Bylaws. The corporate charter and bylaws of Surviving MHC immediately after the MHC Merger shall be the MB MHC Charter and the MB MHC Bylaws as in effect immediately prior to the MHC Merger. The purpose of Surviving MHC shall be to engage in activities permitted to bank holding companies under the BHCA and the laws of the Commonwealth of Massachusetts.

(c) Trustees, Corporators and Officers of Surviving MHC. Effective as of the MHC Effective Time, (i) the existing corporators of MB MHC shall continue as corporators of the Surviving MHC, (ii) all of the members of the Service MHC Board of Trustees as of the date immediately prior to the MHC Effective Date shall be elected or appointed as corporators of the Surviving MHC, (iii) three (3) of the trustees of Service MHC who are in office as of the date immediately prior to the MHC Effective Date (to be chosen by Middlesex after consultation with Strata) shall be elected or appointed as trustees of the Surviving MHC, and (iv) the officers of the Surviving MHC shall be the persons serving as officers of MB MHC immediately prior to the MHC Effective Date.

2.2 The Mid-Tier Merger.

(a) Surviving Corporation. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, effective at the Mid-Tier Effective Time, Service shall merge with and into MB MHC in accordance with applicable law, the separate corporate existence of Service shall cease, and MB MHC shall survive and continue to exist as a corporation incorporated under the laws of the Commonwealth of Massachusetts (MB MHC, as the surviving corporation in the Mid-Tier Merger, is sometimes referred to in this Agreement as “Surviving Corporation”).

(b) Corporate Charter and Bylaws. The corporate charter and bylaws of Surviving Corporation immediately after the Mid-Tier Merger shall be the MB MHC Charter and the MB MHC Bylaws as in effect immediately prior to the Mid-Tier Merger (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.9 hereof).

(c) Trustees, Corporators and Officers of MB MHC. Effective as of the Mid-Tier Effective Time, the corporators, trustees and officers of MB MHC shall be those persons serving as corporators, trustees and officers of MB MHC immediately prior to the MHC Effective Time.

2.3 The Bank Merger.

(a) Middlesex and Strata agree to take all action necessary and appropriate to carry out the Bank Merger, including causing the execution of an appropriate merger agreement (the “Bank Merger Agreement”), to cause Strata Bank to merge, either directly or indirectly, by use of one or more interim corporations, with and into MSB in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the MHC Merger and the Mid-Tier Merger.

(b) Effective as of the effective time of the Bank Merger (the “Bank Effective Time”), the directors of the New Bank shall be those persons serving as directors of MSB immediately prior to the Bank Effective Time. Middlesex agrees that it shall use its reasonable best efforts to nominate eligible former members of the Strata Bank Board of Directors for the two (2) vacancies next occurring on the New Bank Board of Directors after the Bank Effective Time; provided that each such nominee shall meet the requirements for directors as set forth in the New Bank Charter and the New Bank Bylaws and as required by applicable law. The nominees under the immediately preceding sentence shall be chosen first from among those former trustees of Service MHC who are elected or appointed as trustees of MB MHC in accordance with Section 2.1(c) hereof, provided in each case that such person then is serving as a trustee of MB MHC, and then from among the other trustees of Service MHC who are in office as of the date immediately prior to the MHC Effective Date, provided in each case that such person then is serving as a corporator of MB MHC.

(c) The charter and bylaws of the New Bank immediately after the Bank Merger shall be the MSB Charter and the MSB Bylaws as in effect immediately prior to the Bank Merger (the “New Bank Charter” and the “New Bank Bylaws,” respectively).

(d) Effective as of the Bank Effective Time, (i) the committees of the New Bank Board of Directors shall be the committees of MSB’s Board of Directors as constituted immediately prior to the Bank Effective Time, and (ii) the officers of the New Bank shall be the persons serving as officers of MSB immediately prior to the Bank Effective Time.

(e) Promptly following the Bank Effective Time, MSB shall establish an advisory committee (the “Advisory Committee”), the initial members of which shall be those directors of Strata Bank immediately prior to the Bank Effective Time that have not been appointed as trustees of MB MHC in accordance with Section 2.1(c). The Advisory Committee shall exist for a term of one (1) year following the Bank Effective Time, unless in its sole discretion, the term is extended by MSB. The Advisory Committee shall meet once during each quarter during its term and shall have such duties and responsibilities as shall be determined by the New Bank Board of Directors. The members of the Advisory Committee shall be compensated for attendance at meetings in accordance with MSB’s customary practices.

2.4 Effect of the MHC Merger and Mid-Tier Merger.

(a) At the MHC Effective Time, the effect of the MHC Merger shall be as provided in this Agreement and in the applicable provisions of the laws of the Commonwealth of Massachusetts. Without limiting the generality of the foregoing, and subject thereto, at the MHC Effective Time, all the property, rights, privileges, powers and franchises of Service MHC and MB MHC shall vest in Surviving MHC, and all debts, liabilities, obligations, restrictions, disabilities and duties of Service MHC and MB MHC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving MHC.

(b) At the Mid-Tier Effective Time, the effect of the Mid-Tier Merger shall be as provided in this Agreement and in the applicable provisions of the laws of the Commonwealth of Massachusetts. Without limiting the generality of the foregoing, and subject thereto, at the Mid-Tier Effective Time, all the property, rights, privileges, powers and franchises of MB MHC and Service shall vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Service and MB MHC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation.

2.5 Additional Actions. If, at any time after the MHC Effective Time, Surviving MHC shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Surviving MHC its right, title or interest in, to or under any of the rights, properties or assets of Service MHC, Service and MB MHC acquired or to be acquired by Surviving MHC as a result of, or in connection with, the MHC Merger or the Mid-Tier Merger, or (b) otherwise carry out the purposes of this Agreement, Service MHC and MB MHC, and its proper officers and directors, shall be deemed to have granted to Surviving MHC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Surviving MHC and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of Surviving MHC are fully authorized in the name of Surviving MHC or otherwise to take any and all such action.

2.6 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the MHC Merger (the “MHC Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Massachusetts pursuant to the applicable provisions of the laws of the Commonwealth of Massachusetts on (i) a date selected by Middlesex after such satisfaction or waiver, which is no later than four (4) Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. The MHC Merger provided for in this Agreement shall become effective upon such filing or on such date as may be specified therein. The date of such filing or such later effective date is in this Agreement called the “MHC Effective Date.” The “MHC Effective Time” shall be the time of such filing or as set forth in such filing. The filing of the MHC Articles of Merger shall be made on the Closing Date.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Mid-Tier Merger (the “Mid-Tier Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA and Chapter 167H of the Massachusetts General Laws on the MHC Effective Date. The Mid-Tier Merger provided for in this Agreement shall become effective upon such filing or on such date as may be specified therein. The “Mid-Tier Effective Time” shall be the time of such filing or as set forth in such filing, which shall be immediately after the MHC Effective Time. The filing of the Mid-Tier Articles of Merger shall be made on the Closing Date.

(c) A closing (the “Closing”) shall take place on the date on which the MHC Articles of Merger and the Mid-Tier Articles of Merger are to be filed at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP in Boston, Massachusetts, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. At the Closing, there shall be delivered to Middlesex and Strata the opinions, certificates and other documents required to be delivered under Article VIII hereof.

2.7 Tax Consequences. It is intended that each of the MHC Merger, the Mid-Tier Merger, and the Bank Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the MHC Merger, the Mid-Tier Merger, and the Bank Merger to qualify, and shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure could prevent any such merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, no party hereto shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause any of the MHC Merger, the Mid-Tier Merger or the Bank Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Strata and Middlesex each hereby agree to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 8.1(e), which certificates shall be effective as of the date of such opinions.

ARTICLE III

CONVERSION OF SHARES; CONSIDERATION; PAYMENT PROCEDURES

3.1 Conversion of Shares. At the Mid-Tier Effective Time, by virtue of the Mid-Tier Merger and without any action on the part of a holder of Equity Interests of Service or Middlesex:

(a) Each share of Service Common Stock held of record immediately prior to the Mid-Tier Effective Time by Strata or Middlesex shall be canceled and retired at the Mid-Tier Effective Time, and no consideration shall be issued in exchange therefore.

(b) Subject to Sections 3.2 and 3.5, each of the share of Service Common Stock (other than shares to be canceled in accordance with Section 3.1(a)) shall be converted into the right to receive the Per Share Merger Consideration, payable to the holder thereof, in each case without interest and less applicable Tax withholdings, if any.

3.2 Payment Procedures.

(a) Prior to the Closing, Middlesex shall designate a bank or trust company reasonably acceptable to Strata to act as paying agent in the Mid-Tier Merger (the “Paying Agent”), and on or before the Closing, MB MHC shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Public Shares, for exchange in accordance with this Section 3.2, cash in an amount equal to the aggregate amount payable under Section 3.1(b) (such cash shall hereinafter be referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, MB MHC shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Mid-Tier Effective Time, and in no event later than five (5) Business Days thereafter, Middlesex shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates at the Mid-Tier Effective Time, a letter of transmittal in customary form for transactions of this nature (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such provisions as Middlesex or the Paying Agent reasonably may specify) (the “Transmittal Form”) containing instructions for use in effecting the surrender of the Certificates. Service shall have the right to approve the Transmittal Form, which approval shall not be unreasonably withheld.

(c) Each Transmittal Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to receive the Per Share Merger Consideration for each share of Service Common Stock. A Transmittal Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Service Common Stock covered by such Transmittal Form, together with duly executed transmittal materials included with the Transmittal Form.

(d) Upon surrender of a Certificate for exchange and cancellation to the Paying Agent, together with the Transmittal Form, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III.

(e) At and after the Mid-Tier Effective Time, there shall be no transfers on the stock transfer books of Service of any shares of Service Common Stock and if, after the Mid-Tier Effective Time, Certificates representing Public Shares are presented for transfer, they shall be canceled against delivery of the Per Share Merger Consideration as herein provided.

(f) The provisions of this Article III assume that there shall be 767,939 Public Shares (except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests) and 17,700 shares of Service Common Stock that are issuable upon the exercise of Equity Interests through options or warrants or otherwise (except to the extent decreased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests), at the Mid-Tier Effective Time. If there is any change in either of these numbers as of the Mid-Tier Effective Time, the provisions of this Article III, including the aggregate Per Share Merger Consideration, shall be appropriately adjusted.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof determined in accordance with this Article III; provided, however, that Middlesex or the Paying Agent may, in its sole discretion, require the delivery of an indemnity or bond in customary amount against any claim that may be made against the Surviving MHC with respect to such Certificate or ownership thereof.

3.3 Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Service Common Stock one (1) year after the Mid-Tier Effective Time shall be delivered to MB MHC. Any former holders of shares of Service Common Stock who have not theretofore complied with this Article III shall thereafter look only to MB MHC for payment of any consideration payable as a result of the Mid-Tier Merger pursuant to this Agreement, without any interest thereon. None of MB MHC, Service, the Paying Agent or any other Person shall be liable to any former holder of shares of Service Common Stock for any shares of stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4 Rights as Shareholders; Stock Transfers. At the Mid-Tier Effective Time, holders of shares of Service Common Stock shall cease to be, and shall have no rights as, shareholders of Service other than to receive the Per Share Merger Consideration provided under this Article III if they held Public Shares.

3.5 Dissenting Shares. Each Public Share, the holder of which has perfected his or her right to dissent under the MBCA and has not effectively withdrawn or lost such right as of the Mid-Tier Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Merger Consideration. Rather, the holder thereof shall be entitled only to such rights as are granted in accordance with the provisions of §§13.01—13.31, inclusive, of the MBCA. Service shall give Middlesex (a) prompt notice of any demands filed pursuant to §§13.01—13.31, inclusive, of the MBCA received by Service, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the MBCA and received by Service, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the MBCA, consistent with the obligations of Service thereunder. Service shall not, except with the prior written consent of Middlesex, (x) make any payment with respect to, or to any Person making, any such demand, (y) offer to settle or settle any such demand, or (z) waive any failure to timely deliver a written demand in accordance with the MBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as “Unperfected Dissenting Shares”) at any time, the Unperfected Dissenting Shares held by such holder shall be converted on a share-by-share basis into the right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Agreement, as Middlesex or the Paying Agent shall determine, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by the Surviving MHC.

3.6 Withholding Rights. MB MHC (through the Paying Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, to any holder of Public Shares, such amounts as MB MHC is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, if any. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Public Shares in respect of which such deduction and withholding was made by MB MHC.

3.7 Stock Options. Prior to the Mid-Tier Effective Time, Service shall, in accordance with the terms of the Service Stock Option Plan, provide written notice to each holder of a Service Option (whether or not such Service Option is then vested or exercisable), that such Service Option shall be, as at the date of such notice, exercisable in full and that such Service Option shall be automatically cancelled at the Mid-Tier Effective Time, and that, if such Service Option is not exercised or otherwise terminated before the Mid-Tier Effective Time, such holder shall be entitled to receive, in cancellation of such Service Option, a cash payment from Service at the Closing in an amount equal to the excess of the Per Share Merger Consideration over the per share exercise price of such Service Option, multiplied by the number of shares of Service Common Stock covered by such Service Option, subject to any required withholding of Taxes. Subject to the foregoing, the Service Stock Option Plan and all Service Options issued and outstanding thereunder shall terminate at the Mid-Tier Effective Time. Service hereby represents and warrants to Middlesex that the maximum number of shares subject to issuance pursuant to the exercise of Service Options issued and outstanding under the Service Stock Option Plan or otherwise is not and shall not be, at or prior to the Mid-Tier Effective Time, more than 17,700.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Agreements of Strata.

(a) Strata covenants and agrees that, except as expressly contemplated by this Agreement or as required by applicable law, between the date of this Agreement and the Mid-Tier Effective Time, unless Middlesex shall otherwise consent in writing, which consent shall not be unreasonably withheld, (i) the business of Strata shall be conducted only in, and Strata shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct its business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and maintain its current loan, deposit, banking products and service programs on substantially the same terms and conditions, (ii) Strata shall use its reasonable best efforts to preserve the business organization of Strata, to keep available the present services of the officers, employees and consultants of Strata and to preserve the current relationships and goodwill of Strata with customers, suppliers and other Persons with which Strata has business relationships, and (iii) Strata shall take no action which would adversely affect or delay the ability of Strata to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

(b) By way of amplification and not limitation of Section 4.1(a) above, except as expressly contemplated by this Agreement or as required by applicable law, Strata shall not do, nor shall Strata permit any of its Subsidiaries, between the date of this Agreement and the Mid-Tier Effective Time, directly or indirectly, to do, or publicly announce an intention to do, any of the following without the prior written consent of Middlesex, which consent shall not be unreasonably withheld:

(i) Capital Stock. Other than the issuance of Treasury Preferred Shares pursuant to Section 7.10 of this Agreement and pursuant to the Equity Interests which are set forth in Section 5.2 of Strata’s Disclosure Schedule, (A) issue, sell or otherwise permit to become outstanding, or authorize the creation any additional shares of Service Stock or any other Equity Interests in Strata or any Affiliate, or (B) permit any additional shares of Service Stock or other Equity Interests in Strata or any Affiliate to become subject to grants of employee or director stock options or other Equity Interests.

(ii) Dividends; Etc. (A) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Service Stock, or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, or issue any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than pursuant to the Equity Interests set forth in Section 5.2 of Strata’s Disclosure Schedule).

(iii) Contracts. Except as set forth in Section 4.1(b)(iii) of Strata’s Disclosure Schedule, or except in the ordinary course of business consistent with Recent Past Practice, as required by law, as expressly contemplated by this Agreement or as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify any of its existing Material Contracts.

(iv) Hiring. Hire any Person as an employee of Strata or promote any employee, except (A) to satisfy contractual obligations existing as of the date of this Agreement and set forth in Section 4.1(b)(iv) of Strata’s Disclosure Schedule, and (B) Persons hired to fill any vacancies arising after the date of this Agreement and whose employment is terminable at the will of Strata, provided that Strata shall not in any event hire any Person who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

(v) Benefit Plans. Enter into, establish, adopt, renew or amend (except (A) as may be required by applicable law, including, but not limited to, Section 409A of the Code, (B) to satisfy contractual obligations existing as of the date of this Agreement and set forth in Section 4.1(b)(v) of Strata’s Disclosure Schedule, or (C) as otherwise expressly contemplated by this Agreement) any Benefit Plan (provided, however, that the restrictions contained in this Section 4.1(b)(v) concerning renewals shall apply only to those Benefit Plans with a term greater than one (1) year) or take any action to accelerate the vesting or exercisability of Service Options, restricted stock or other compensation or benefits payable thereunder except pursuant to this Agreement.

(vi) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties (including OREO), or cancel or release any indebtedness of a Person or any claims held by any Person, except in the ordinary course of business consistent with Recent Past Practice.

(vii) Compensation; Employment Agreements. Except as expressly contemplated by this Agreement or as set forth in Section 4.1(b)(vii) of Strata’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any trustee, director, officer or employee of Strata or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (A) normal individual increases in compensation to employees in the ordinary course of business consistent with Recent Past Practice, provided that such increases shall not result in an annual adjustment in total compensation of more than five percent (5%) for any individual or three point seven percent (3.7%) in the aggregate for all employees of Strata, (B) other changes that are required by applicable law, including, but not limited to, Section 409A of the Code, (C) bonuses payable pursuant to the bonus plan for Strata set forth (and not exceeding in the aggregate the amount set forth) in Section 4.1(b)(vii) of Strata’s Disclosure Schedule, and (D) payments pursuant to Section 7.11(h) hereof.

(viii) Environmental. Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Substance in amounts which, if such foreclosure were to occur, could be material.

(ix) Insurance. Renew, amend or permit to expire, lapse or terminate, or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any Insurance Policies referred to in Section 5.29 of Strata’s Disclosure Schedule; provided, however, that the restrictions contained in this Section 4.1(b)(ix) concerning renewal shall apply only to those Insurance Policies with a term greater than one (1) year or for which a fully earned premium has been or will be or is required to be paid at the commencement of the coverage period (or such renewal coverage period).

(x) Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Strata or any of its Subsidiaries take any action or make any payments that could result, in the reasonable opinion of Middlesex, Strata and their professional advisors, either individually or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or that could result, in the reasonable opinion of Middlesex or its professional advisors, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

(xi) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), all or any portion of the assets, business, deposits or properties of any other entity, including by merging or consolidating with, or by purchasing an Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, Joint Venture, other business organization or any division thereof, or any material amount of assets.

(xii) Investments. Make (A) any material investment either by purchase of stock or securities, contributions to capital, or property transfers, (B) any material purchase of any property or assets of any other Person, or (C) any commitment to make such a material investment or purchase.

(xiii) Capital Expenditures. Other than as set forth in Section 4.1(b)(xiii) of Strata’s Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $25,000 in the aggregate.

(xiv) Governing Documents. Amend the Service Charter or Service Bylaws or the corporate charter or bylaws (or equivalent documents) of any other Strata entity or terminate, amend or waive any provisions of any confidentiality, standstill or similar agreements in place with any Person.

(xv) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(xvi) Claims. Other than as set forth in Section 4.1(b)(xvi) of Strata’s Disclosure Schedule, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Strata is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Strata of an amount which exceeds $5,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of Strata.

(xvii) Derivatives Contracts. Enter into any Derivatives Contract.

(xviii) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston with a term of one (1) year or less (except as may be required in order for Strata’s interest rate risk to remain consistent with Strata’s policy in effect as of the date of this Agreement) and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), including issuing any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or renewals thereof or cancel, release or assign any material amount of indebtedness, or any claims held, to any other Person.

(xix) Taxes. Other than as set forth in Section 4.1(b)(xix) of Strata’s Disclosure Schedule, or with the cooperation of and in consultation with Middlesex, make or change any material Tax election, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(xx) Lending. Make or acquire (A) any loan(s) or extension(s) of credit to a new customer that causes the aggregate exposure to such customer to exceed $500,000, (B) any additional loan(s) or extension(s) of credit to an existing customer in an aggregate amount that exceeds $500,000 or that causes the aggregate exposure to such customer to exceed $3,000,000, (C) any commercial or commercial real estate loan that exceeds $500,000, (D) any unsecured loan that exceeds $5,000, (E) any residential loan that exceeds $500,000 (including any home equity line of credit secured by a first mortgage lien), (F) any other loan that exceeds $25,000, or (G) any loan that is an exception to Strata’s loan policy in effect as of the date of this Agreement.

(xxi) Charitable Foundation. Make any contributions to the Strata Charitable Foundation, Inc.

(xxii) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio, its gap position or its wholesale funding strategy, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(xxiii) Real Estate. Make any new or additional equity investment in real estate or commitment to make any such investment or in any real estate development project, other than (A) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with Recent Past Practice, or (B) as required by agreements or instruments in effect as of the date of this Agreement.

(xxiv) Loan and Investment Policies. Change in any respect its loan or investment policies and procedures in effect as of the date of this Agreement, except as required by regulatory authorities.

(xxv) Leases. Enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, or make any commitment with respect to any lease, sublease, license, contract, agreement or commitment for office space, operations space or branch space, regardless of where located or to be located, to which Strata is, or may be, a party or by which Strata or any Strata property is bound.

(xxvi) Defaults. Commit any act or omission which constitutes a breach or default by Strata under any agreement with any Governmental Authority or under any material contract or material license to which Strata is a party or by which any of Strata’s properties is bound.

(xxvii) Forgiveness of Loans. Forgive or cancel any loan(s), extension(s) of credit, commercial or real estate loan(s), unsecured loan(s), or residential loan(s) (including any home equity line of credit) other than any such loan in an amount not to exceed $10,000 individually and $50,000 in the aggregate.

(xxviii) Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of Strata’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Mid-Tier Effective Time, (B) any of the conditions to the MHC Merger and the Mid-Tier Merger set forth in Article VIII not being satisfied, or (C) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

(xxix) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of actions addressed in Article IV.

(c) Strata covenants and agrees that, between the date of this Agreement and the Mid-Tier Effective Time, it shall dedicate sufficient resources, including appropriate staff time and economic resources, to the management of its Loan portfolio, including, without limitation, (i) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or in default of any other provision thereof, (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Strata or an applicable regulatory authority and (iii) each Loan with any director, executive officer or five percent (5%) or greater shareholder of Strata, or, any Person controlling, controlled by or under common control with any of the foregoing.

(d) Strata covenants and agrees that, between the date of this Agreement and the Mid-Tier Effective Time, it shall dedicate sufficient resources, including appropriate staff time and economic resources, to the management and maintenance of its deposit base.

(e) Strata covenants and agrees, between the date of this Agreement and the Mid-Tier Effective Time, to promptly notify Middlesex of any offer to purchase any assets or properties of Strata (including OREO) that, individually or in the aggregate, is equal to or greater than $750,000. Further, Strata covenants and agrees to consult with Middlesex with respect to such offers to purchase and to consider Middlesex’s position with respect to each such offer when determining whether to accept such offer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STRATA

As a material inducement to Middlesex to enter into this Agreement, and with the understanding that Middlesex shall be relying thereon in consummating the Transactions, the Strata parties, jointly and severally, hereby represent and warrant to Middlesex that except as set forth in Strata’s Disclosure Schedule delivered by Strata to Middlesex on the date of this Agreement, the statements contained in this Article V are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific time, which shall be true and correct as of such time. No representation or warranty of Strata contained in this Article V shall be deemed untrue or incorrect, and Strata shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article V, has had or would reasonably be expected to have a Strata Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 5.4, 5.5 and 5.34(c), as well as the first and fourth sentences of each of Sections 5.1(a) and 5.1(b) and the first sentence of each of Sections 5.1(c) and 5.6(a), which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. Strata’s Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article V, and disclosure in one section of Strata’s Disclosure Schedule shall constitute disclosure for all sections of Strata’s Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent.

5.1 Organization, Standing and Authority.

(a) Service. Service is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Service is duly qualified to do business and is in corporate good standing in each jurisdiction where its ownership or leasing of property or assets, or the conduct of its business, requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Strata Material Adverse Effect. Service has in full force and effect all federal, state, local and foreign governmental authorizations necessary for it to own, operate or lease its properties and assets and to carry on its business as now conducted. Service is a bank holding company registered with the FRB under the BHCA. The Service Charter and Service Bylaws, copies of which have previously been made available to Middlesex, are true, complete and correct copies of such documents in effect as of the date of this Agreement. Service is not in violation of any provision of the Service Charter or Service Bylaws. The minute books of Service contain true, complete and accurate records of all meetings held (including the text of all votes or resolutions adopted thereat) and corporate actions of Service’s shareholders and the Service Board (including committees of the Service Board).

(b) Service MHC. Service MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Service MHC is duly qualified to do business and is in corporate good standing in each jurisdiction where its ownership or leasing of property or assets, or the conduct of its business, requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Strata Material Adverse Effect. Service MHC has in full force and effect all federal, state, local and foreign governmental authorizations necessary for it to own, operate or lease its properties and assets and to carry on its business as now conducted. Service MHC is a bank holding company registered with the FRB under the BHCA. The Service MHC Charter and Service MHC Bylaws, copies of which have previously been made available to Middlesex, are true, complete and correct copies of such documents in effect as of the date of this Agreement. Service MHC is not in violation of any provision of the Service MHC Charter or Service MHC Bylaws. The minute books of Service MHC contain true, complete and accurate records of all meetings held and corporate actions of Service MHC and the Service MHC Board of Trustees (including committees of the Service MHC Board of Trustees).

(c) Strata Bank. Strata Bank is a stock form savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Strata Bank is duly qualified to do business and is in corporate good standing in each jurisdiction where its ownership or leasing of property or assets, or the conduct of its business, requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Strata Material Adverse Effect. Strata Bank has in full force and effect all federal, state, local and foreign governmental authorizations necessary for it to own, operate or lease its properties and assets and to carry on its business as now conducted. The Strata Bank Charter and Strata Bank Bylaws, copies of which have previously been made available to Middlesex, are true, complete and correct copies of such documents in effect as of the date of this Agreement. Strata Bank is not in violation of any provision of the Strata Bank Charter or Strata Bank Bylaws. Except as set forth in Section 5.1(c) of Strata’s Disclosure Schedule, the minute books of Strata Bank contain true, complete and accurate records of all meetings held (including the text of all votes or resolutions adopted thereat) and corporate actions of Strata Bank’s shareholders and the Strata Bank Board of Directors (including committees of the Strata Bank Board of Directors). The deposit accounts of Strata Bank are insured by the Deposit Insurance Fund maintained by the FDIC and the DIF in the manner and to the maximum extent provided by applicable law, and Strata Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations. Strata Bank is not obligated to make any payments for premiums and assessments and it has filed all reports required by the FDIC. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Strata, threatened.

5.2 Service Capital Stock. Service MHC is a mutual holding company and has no authorized capital stock. The authorized capital stock of Service consists solely of 12,000,000 shares of Service Common Stock, of which 907,694 shares are held by Service MHC and 767,939 shares are Public Shares as of the date of this Agreement, and 5,000,000 shares of Service Preferred Stock, of which no shares are outstanding. In addition, as of the date hereof there are 17,700 shares of Service Common Stock reserved for issuance upon exercise of outstanding Service Options. As of the date of this Agreement, 33,077 shares of Service Common Stock were held in treasury by Service. No shares of Service Stock are held by Service’s Subsidiaries. The outstanding shares of Service Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof, and none of the outstanding shares of Service Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.2 of Strata’s Disclosure Schedule sets forth, as of the date hereof, for each Service Option, the name of the grantee, the date of the grant, the type of grant, the status of the Service Option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Service Common Stock subject to each Service Option, the number of shares of Service Common Stock subject to Service Options that are currently exercisable, the vesting schedule of each Service Option, the exercise price per share of each Service Option and the expiration date of each Service Option. Except as set forth in the preceding sentence, there are no shares of Service Stock reserved for issuance, Service does not have any options, warrants or other Equity Interests issued or outstanding, and Service does not have any commitment to authorize, issue or sell any Service Stock or other Equity Interests in Service. There are no outstanding contractual obligations of Service to repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests in, Service or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Service.

5.3 Subsidiaries.

(a) (i) Service MHC has disclosed in Section 5.3(a) of Strata’s Disclosure Schedule a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage and type of equity security owned or controlled by Service MHC, (ii) Service MHC owns 907,694 shares of Service Common Stock, and Service owns, directly or indirectly, all the issued and outstanding equity securities of each of Service MHC’s Subsidiaries (including Strata Bank), and all of such equity securities are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (iii) no equity securities of any of Service MHC’s Subsidiaries are or may become required to be issued (other than to Service MHC) by reason of any Equity Interest or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of Service MHC’s Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Service or any of its wholly-owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to Service MHC’s rights to vote or to dispose of such securities, (vi) all the equity securities of Service MHC’s Subsidiaries held by Service MHC or its Subsidiaries are fully paid and nonassessable and are owned by Service MHC or its Subsidiaries free and clear of any Liens, and (vii) there are no outstanding contractual obligations of any Subsidiary of Service MHC to repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests in, Service MHC or any such Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such Subsidiary of Service MHC.

(b) Except for securities and other interests held in a fiduciary or trustee capacity in the ordinary course of business and beneficially owned by third parties or taken in consideration of debts previously contracted, Service does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or Joint Venture of any kind other than Strata Bank and its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

(c) Each of Strata Bank’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Strata Material Adverse Effect.

(d) The corporate charter and bylaws, or equivalent organizational documents, of each of Strata Bank’s Subsidiaries, copies of which have previously been made available to Middlesex, are true, correct and complete copies of such documents in effect. No Strata Bank Subsidiary is in violation of any provision of its corporate charter, bylaws or equivalent organizational documents. The minute books of each of Strata Bank’s Subsidiaries contain true, complete and accurate records of all meetings held (including the text of all votes or resolutions adopted thereat) and corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

5.4 Corporate Power. Strata has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets; and Strata has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to (a) receipt of all necessary approvals of Governmental Authorities, (b) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Service Common Stock, (c) the approval of this Agreement by a two-thirds vote of the corporators of Service MHC, and (d) any other approvals set forth in Section 5.4 of Strata’s Disclosure Schedule.

5.5 Corporate Authority. Subject to (a) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Service Common Stock, (b) the approval of this Agreement by two-thirds of the corporators of Service MHC, and (c) any other approvals set forth in Section 5.4 of Strata’s Disclosure Schedule, this Agreement and the Transactions have been authorized by all necessary corporate action of Strata. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been declared advisable by, and have been duly and validly approved by the requisite vote of, the Service MHC Board of Trustees and the Service Board. The Service Board has (x) directed that this Agreement and the transactions contemplated hereby, including the Mid-Tier Merger, be submitted to the shareholders of Service for approval at the Service Meeting, and (y) recommended that the shareholders of Service approve this Agreement and the Transactions (including the Mid-Tier Merger). Service MHC, Service and Strata Bank have each duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by MSB, this Agreement is a valid and legally binding obligation of Service MHC, Service and Strata Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

5.6 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Strata in connection with the execution, delivery or performance by Service MHC, Service and Strata Bank of this Agreement or the Bank Merger Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (i) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the Commissioner, the DIF, the BBI and the MHPF, as required, (ii) filings with the SEC and state securities authorities in connection with the solicitation of proxies from holders of Service Common Stock for approval of the Mid-Tier Merger, (iii) the filing of the MHC Articles of Merger and the Mid-Tier Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the laws of the Commonwealth of Massachusetts, (iv) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Service Common Stock and two-thirds of the corporators of Service MHC, (v) filings necessary to maintain compliance with applicable rules and regulations of NASDAQ, and (vi) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing Bank Regulators in connection with the MHC Merger and the Bank Merger. As of the date of this Agreement, Strata is not aware of any reason why the approvals set forth above and referred to in Section 8.1(c) shall not be received in a timely manner and without the imposition of any Burdensome Condition, or that the requisite approval of Service’s shareholders shall not be obtained.

(b) Subject to receipt of the approvals referred to in Section 5.6(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable, by Service MHC, Service and Strata Bank, and the consummation of the Transactions and the other transactions contemplated hereby and thereby, do not and shall not (i) constitute a breach or violation of, or a default under (or, with notice or lapse of time, or both, would constitute a default under), or give rise to any Lien, any acceleration of remedies or performance or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, bond, mortgage, deed of trust, lease or instrument of Strata, or to which Strata or any of its properties or assets is subject, affected or bound (whether as issuer, guarantor, obligor or otherwise), (ii) constitute a breach or violation of, or a default under, the corporate charter or bylaws (or similar governing documents) of Strata, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture, note, bond, mortgage, deed of trust, lease or instrument.

5.7 Financial Statements; Reports.

(a) SEC Reports. Service’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2008, as amended, June 30, 2007 and June 30, 2006 and all other reports (including reports on Form 10-Q and Form 8-K), registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to June 30, 2006 with the SEC (collectively, “Service SEC Documents”), as of the date filed or to be filed and as amended prior to the date of this Agreement, (i) complied or shall comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date, and (iii) each of the balance sheets contained in or incorporated by reference into any such Service SEC Document (including the related notes and schedules thereto) fairly presents, or shall fairly present, the consolidated financial position of Service MHC, Service and its Subsidiaries as of its date, and (iv) each of the consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Service SEC Documents (including any related notes and schedules thereto) fairly presents, or shall fairly present, the consolidated results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Service MHC, Service and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved (subject, in the case of unaudited interim statements, to normal fiscal year-end adjustments). Each of the consolidated financial statements of Service MHC, Service and its Subsidiaries, including, in each case, the notes thereto, contained in the Service SEC Documents comply, and the financial statements to be filed with the SEC by Service after the date of this Agreement shall comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of Service MHC, Service and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions. Each of the balance sheets contained in or incorporated by reference into any Service SEC Document, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Service SEC Document has been prepared from, and is in accordance with, the books and records of Service and its Subsidiaries. None of Service’s Subsidiaries is required to file any form, report or other document with the SEC.

(b) Service MHC Assets and Liabilities. Except for the 907,694 shares of Service Common Stock held by Service MHC, Service MHC does not own any assets or have any liabilities.

(c) Strata Reports. Except as set forth in Section 5.7(c) of Strata’s Disclosure Schedule, since January 1, 2004, Service MHC, Service and their Subsidiaries have timely filed, and subsequent to the date of this Agreement shall timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the FRB, (ii) the FDIC, and (iii) any applicable state securities or banking authorities or Bank Regulators (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements, together with any amendments thereto and the Service SEC Documents, are collectively referred to in this Agreement as the “Strata Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of the date filed or to be filed and as amended prior to the date of this Agreement, the Strata Reports complied and, with respect to filings made after the date of this Agreement, shall at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Strata has made available to Middlesex true, correct and complete copies of all amendments and modifications that have not been filed by Service with the SEC to all agreements, documents and other instruments that previously had been filed by Service with the SEC and are currently in effect. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of Service MHC, Service and their Subsidiaries, since January 1, 2001, no Bank Regulator has initiated any proceeding or, to the best Knowledge of Strata, investigation into the business or operations of Service MHC, Service or any of their Subsidiaries. Except as set forth in Section 5.7(c) of Strata’s Disclosure Schedule, Service MHC, Service and their Subsidiaries have resolved all material violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

(d) Disclosure Controls and Procedures. Service and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated under such act and the Exchange Act. Service (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the Service Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Service’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Service’s internal control over financial reporting.

(e) Since June 30, 2007, (i) neither Service nor any of its Subsidiaries nor, to the Knowledge of Service, any director, officer, employee, auditor, accountant or Representative of Service or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Service or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Service or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Service or any of its Subsidiaries, whether or not employed by Service or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Service or any of its officers, directors, employees or agents to the Service Board or any committee thereof or to any director or officer of Service.

(f) Since June 30, 2008, except for (i) liabilities that are fully reflected or reserved against in Strata’s Balance Sheet, (ii) liabilities discharged or otherwise satisfied in the ordinary course of business consistent with recent past practices, and (iii) liabilities incurred since Strata’s Balance Sheet Date in the ordinary course of business consistent with Recent Past Practices or in connection with this Agreement, neither Service nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(g) The records, systems, controls, data and information of Service and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Service or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in Section 5.7(d).

(h) Since June 30, 2005, neither Service nor any of its Subsidiaries has received any SEC comment letter.

5.8 Absence of Undisclosed Liabilities. Except for those liabilities set forth in Section 5.8 of Strata’s Disclosure Schedule or those liabilities that are appropriately reflected or reserved against in the balance sheets of the Service SEC Documents, and for liabilities incurred in the ordinary course of business consistent with Recent Past Practice or in connection with this Agreement or the Transactions, since July 1, 2004, none of Service MHC, Service or any of their Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Strata Material Adverse Effect.

5.9 Absence of Certain Changes or Events. Since June 30, 2008, except as set forth in Section 5.9 of Strata’s Disclosure Schedule or reflected in the Service SEC Documents filed or furnished prior to the date of this Agreement or as otherwise expressly permitted or contemplated by this Agreement, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Strata, which has had or would reasonably be expected to have, either individually or in the aggregate, a Strata Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of Strata, (c) any change by Strata in its accounting methods, principles or practices, other than changes required by applicable law, GAAP or regulatory accounting as concurred in by Strata’s independent accountants, (d) any revaluation by Strata of any asset, including, without limitation, writing off of notes or accounts receivable, other than in the ordinary course of business consistent with Recent Past Practice, (e) any entry by Strata into any contract or commitment (other than with respect to Loans) of more than $10,000 or with a term of more than one (1) year that is not terminable without penalty, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Strata or any redemption, purchase or other acquisition of any of its securities, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any trustees, directors or officers of Strata, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of trustees, directors, officers or employees of Strata, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by Strata for federal or state income Tax purposes, (j) any change in the credit policies or procedures of Strata, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including, without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for Taxes, other than in the ordinary course of business consistent with Recent Past Practice, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with Recent Past Practice, (m) except with respect to funds borrowed by Strata from the Federal Home Loan Bank of Boston, any mortgage, pledge, lien or lease of any assets, tangible or intangible, of Strata with a value in excess of $25,000 in the aggregate, (n) any acquisition or disposition of any assets or properties having a value in excess of $25,000, or any contract for any such acquisition or disposition entered into other than loans and investment securities, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property, OREO or in the ordinary course of business consistent with Recent Past Practice.

5.10 Litigation. Except as set forth in Section 5.10 of Strata’s Disclosure Schedule, there is no claim, suit, hearing, arbitration, action, proceeding (public or private) or investigation of any nature pending or, to the Knowledge of Strata, threatened, against Strata or challenging the validity or propriety of the Transactions, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against Strata having, or which would reasonably be expected to have, a Strata Material Adverse Effect. Strata is not aware of any facts which would reasonably give rise to any such claim, suit, action, investigation or other proceeding that would reasonably be expected to result in a Strata Material Adverse Effect.

5.11 Regulatory Matters.

(a) Except as set forth in Section 5.11 of Strata’s Disclosure Schedule, Strata is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, order to cease and desist with, or extraordinary supervisory letter from, any Governmental Authority or authority charged with the supervision or regulation of Strata (a “Strata Governmental Authority”). No Strata Governmental Authority has either issued any order or directive specifically naming or referring to Strata or required Strata to adopt any board resolution, which order, directive or board resolution is currently in effect and restricts materially the conduct of Strata’s business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or its ability to perform its obligations hereunder. Strata is not a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Strata is entitled to receive financial assistance or indemnification from any Strata Governmental Authority. Strata has paid all assessments made or imposed by any Strata Governmental Authority.

(b) Strata has not been advised by, and has no Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Strata Governmental Authority that such Strata Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, cease and desist order, extraordinary supervisory letter, order, directive or board resolution referred to in Section 5.11(a).

(c) Neither Strata nor any officer, director, employee or agent of Strata has, directly or indirectly, made or authorized the making of any offer, payment or promise to pay any money or given anything of value to (i) any official or employee of a Strata Governmental Authority, (ii) any political party or official thereof or any candidate for political office (other than any campaign contribution made in the ordinary course in a personal capacity) or (iii) except entertainment and gifts usual or customary in the industry and permitted by Strata’s code of conduct and applicable law for such activities, any customer, supplier or competitor of Strata or any employee, officer or director thereof in order to assist Strata in obtaining or retaining business for or with, or directing business to, any Person, nor engaged in any other unlawful practice which would subject the business to any damage or which could be used as the basis for the termination or modification of any contract.

5.12 Compliance with Laws. Strata:

(a) is in compliance in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the ECOA, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has complied in all material respects with all applicable laws, privacy policies and terms of use or other contractual obligations relating to privacy, data security, and the collection, storage, use and dissemination of consumer information, including nonpublic personal information. Strata has reasonable data security and consumer information protections in place, in compliance with the Interagency Guidelines Establishing Information Security Standards and any applicable state law, and there has been no material breach thereof or loss of data since June 30, 2006;

(c) has all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit Strata to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority. orders and approvals are in full force and effect and, no suspension or cancellation of any of them is threatened;

(d) has received, since June 30, 2005, no written, or to the Knowledge of Strata, oral, notification from any Governmental Authority (i) asserting that Strata is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Strata, is there any fact or circumstance that would reasonably be expected to give rise to such revocation); and

(e) all real property owned or leased by Strata complies in all material respects with all zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, statute, ordinance, including, without limitation, the American with Disabilities Act of 1990, all as the same are amended from time to time and all orders and regulations promulgated thereto.

5.13 Material Contracts; Defaults.

(a) Except for documents listed in Section 5.13(a) of Strata’s Disclosure Schedule or listed as exhibits to Service’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended, or filed with any Service Form 8-K that was filed with the SEC since June 30, 2008, none of Service MHC, Service or Strata Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

(i) that is a “Material Contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K (whether or not filed as an exhibit to an SEC document);

(ii) that materially restricts the conduct of business by Strata;

(iii) that is material to the financial condition, results of operations or business of Strata;

(iv) that provides for the lease of real property;

(v) relating to the employment, including, without limitation, employment as a consultant, of any Person for compensation in excess of $50,000 per annum, or the election or retention in office, or severance of any present or former trustee, director or officer of Strata;

(vi) with any labor union, or other employee representative or group of employees of Strata;

(vii) by and between Strata and/or any Affiliate thereof and/or any of its directors or executive officers or any of their immediate family members or any Person controlled by any of them;

(viii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement shall result in any payment (whether of severance pay or otherwise) becoming due from Strata to any officer or employee thereof;

(ix) requiring that a particular line of business be maintained;

(x) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice, involving the payment of more than $50,000 per annum;

(xi) except for Service Equity Plans, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Transactions, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions;

(xii) which purports to limit in any respect, the ability of Strata or its businesses to solicit customers or the manner in which, or the localities in which, all or any substantial portion of the business of Strata, taken as a whole, or, following consummation of the Transactions, Middlesex, is or would be conducted;

(xiii) providing for the indemnification by Strata of any Person, other than customary agreements relating to the indemnity of directors, officers and employees of Strata;

(xiv) that is a Joint Venture, acquisition or partnership agreement;

(xv) that grants any right of first refusal or right of first offer or similar right, or that limits (or purports to limit) the ability of Strata to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(xvi) providing for any material future payments that are conditioned, in whole or in part, on a change of control of Strata;

(xvii) that contains a “most favored nation” clause;

(xviii) pertaining to the use of, or granting any right to use or practice any rights under, any Strata intellectual property assets, whether Strata is the licensee or licensor thereunder; or

(xix) that is an investment management, or investment advisory or sub-advisory, or any other contract for the provision of financial planning, brokerage (including, without limitation, insurance brokerage) or similar services not terminable on 60 days or less notice.

(b) Each Material Contract is legal, valid and binding upon Strata, and to the Knowledge of Strata, all other parties thereto, and is in full force and effect and enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Strata is not in breach or default under any Material Contract, and, to the Knowledge of Strata, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To the Knowledge of Strata, no other party to any Material Contract is in breach of, or in default under such Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a breach or default. No power of attorney or similar authorization given directly or, to the Knowledge of Strata, indirectly, by Strata is currently outstanding.

5.14 No Brokers. Excluding the arrangement disclosed in Section 5.14 of Strata’s Disclosure Schedule regarding a fee paid or payable to Keefe, Bruyette & Woods, Inc. (“KBW”), neither Strata nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions, in connection with any of the transactions contemplated by this Agreement except for legal, accounting and other professional fees payable in connection with the Mid-Tier Merger and the other Transactions. Strata shall be responsible for the payment of all such fees. The fee payable to KBW in connection with the transactions contemplated by this Agreement is as described in an engagement letter between Service and KBW, a true, correct and complete copy of which has heretofore been provided to Middlesex.

5.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements sponsored or maintained by Strata for current or former employees of Strata (the “Strata Employees”) and current or former directors of Strata, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, employment, consulting, severance and change in control agreements that are currently maintained by Strata, or any entity which is considered one employer with Strata under Section 4001(b)(1) of ERISA or part of the same controlled group as Strata under Section 414 of the Code (“ERISA Affiliate”), or with respect to which Strata or any ERISA Affiliate has any liability, known or unknown (the “Strata Benefit Plans”), are disclosed in Section 5.15(a) of Strata’s Disclosure Schedule. With respect to each Strata Benefit Plan, complete and correct copies of the following documents (if applicable to such Strata Benefit Plan) have been provided or made available to Middlesex: (i) all documents embodying or constituting such Strata Benefit Plan, and the dedicated funding medium, if any, for the Strata Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Strata Benefit Plan under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the two (2) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the two (2) most recent actuarial valuation reports completed with respect to such Strata Benefit Plan; (v) the most recent summary plan description for such Strata Benefit Plan (or similar description of such Strata Benefit Plan provided to employees) and all modifications thereto; and (vi) any correspondence since December 31, 2002 from any Governmental Authority with respect to any Strata Benefit Plan that threatens any litigation, claim, suit, investigation or other proceeding against Strata, any ERISA Affiliate or any Strata Benefit Plan or that refers to or alleges any fact or circumstance which could reasonably be expected to give rise to any such litigation, claim, suit, investigation or other proceeding, together with any response thereto by or on behalf of Strata, any ERISA Affiliate or Strata Benefit Plan.

(b) All Strata Benefit Plans are in material compliance with ERISA in all respects. Each Strata Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Strata Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Strata is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Strata Pension Plan under Section 401(a) of the Code. All amendments and filings required to maintain the qualified status of any Strata Pension Plan after initial qualification have been adopted or made on a timely basis. Each asset held under any such Strata Pension Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. There is no material pending or threatened litigation relating to the Strata Benefit Plans. Strata has not engaged in a transaction with respect to any Strata Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject Strata to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(c) All contributions required to be made under the terms of any Strata Benefit Plan have been timely made or have been reflected on the financial statements of Service included in the Service SEC Documents.

(d) Neither Strata nor any ERISA Affiliate has incurred any liability under Title IV of ERISA which shall not have been paid in full prior to the Closing. Neither Strata nor any ERISA Affiliate has ever maintained a Multiemployer Plan.

(e) There are no pending or, to the Knowledge of Strata, threatened claims by or on behalf of any Strata Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Strata Benefit Plans, alleging any breach of fiduciary duty on the part of Strata or any of its officers, directors or employees under

ERISA or any other applicable regulations, or claiming benefit payments for which Strata may be liable (other than those made in the ordinary operation of such plans), nor to the Knowledge of Strata, is there any fact which would reasonably be expected to give rise to such claim. The Strata Benefit Plans are not the subject of any pending (or any threatened) investigation or audit by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(f) With respect to any Strata Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Strata Welfare Plan”), (i) each such Strata Welfare Plan for which contributions are claimed by Strata as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Strata Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code, (iii) any Strata Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies materially, and in each and every case has complied materially, with all of the applicable material requirements of Section 4980B of the Code, ERISA, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and any other applicable federal or state law, and (iv) all Strata Welfare Plans may be amended or terminated at any time on or after the Closing Date in accordance with their terms.

(g) Strata has no obligations for retiree health and life benefits under any Strata Welfare Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

(h) Except as set forth in Section 5.15(h) of Strata’s Disclosure Schedule, neither the execution of this Agreement, nor approval by the shareholders of Service of this Agreement, nor consummation of the Transactions shall (i) entitle any employees of Strata to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Strata Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Strata Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual,” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (v) result in any payment that would be nondeductible pursuant to Section 162(m) of the Code.

(i) Except as set forth in Section 5.15(i) of Strata’s Disclosure Schedule, no Strata Benefit Plan is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “Strata 409A Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each Strata 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. No payment to be made under any Strata 409A Plan is, or to the Knowledge of Strata shall be, includible in gross income of any participant in such Strata 409A Plan pursuant to Sections 409A(a)(l)(A) or 409A(b) of the Code or subject to interest or additional Tax pursuant to Section 409A(a)(l)(B) of the Code. No Service Option granted by Service provides or provided for a deferral of compensation subject to Section 409A of the Code, and all such Service Options were granted with an exercise price equal to at least one hundred percent (100%) of the fair market value of the underlying Service Common Stock on the date the Service Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

(j) Strata has complied in all respects with the Massachusetts law known as “An Act Providing Access to Affordable, Quality, Accountable Health Care,” as amended, including, without limitation, timely adoption and administration in accordance with 956 CMR 4.01 through 4.08 of a Section 125 plan for all employees for whom such plan is required, filing of all reporting and disclosure requirements (including, without limitation, all requirements with respect to Health Insurance Responsibility Disclosure forms) and the non-discriminatory offer and equal availability requirements.

(k) Each Strata Pension Plan intended to qualify as an employee stock ownership plan within the meaning of Section 4975(e) of the Code (a “Strata ESOP”) satisfies the applicable requirements of Section 409 of the Code, including, without limitation, Section 409(e). Each Strata ESOP provides that shares of Service Common Stock held as a plan asset shall be voted by the ESOP’s trustee (or other applicable named fiduciary) in a manner that conforms with the Code and ERISA.

(l) With respect to each Strata Benefit Plan that is an unfunded supplemental retirement plan, the liability under each such plan has been fully accrued in the balance sheets of the Service SEC Documents. The accrued liability under each such plan is set forth in Section 5.15(l) of Strata’s Disclosure Schedule.

5.16 Labor Matters. Strata is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Strata, threatened, against Strata brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Strata is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Strata the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Strata to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute, arbitration, lawsuit or administrative proceeding involving it pending or threatened, nor is Strata aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. No employees of Strata are represented by any labor union.

5.17 Environmental Matters. Except as set forth in Section 5.17 of Strata’s Disclosure Schedule:

(a) Strata is in compliance with applicable Environmental Laws;

(b) No real property (including buildings or other structures) currently or formerly owned, leased or operated by Strata, nor, to the Knowledge of Strata, any real property in which Strata has held a security interest, Lien or a fiduciary or official management role within the past five (5) years (“Strata Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in an amount or concentration that requires notification, investigation, remediation, removal or other response actions under applicable Environmental Laws;

(c) There are no underground storage tanks located at, on, or under any real property currently owned, leased or operated by Strata, or, to the Knowledge of Strata, any Strata Loan Property;

(d) Strata has not participated in the management regarding Hazardous Substances of any Strata Loan Property, except to the extent such management is required or permitted under the secured lender liability protection provisions of applicable Environmental Laws;

(e) Strata has no present liability for any Hazardous Substance contamination on any third party property;

(f) Strata has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(g) Strata is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

(h) There are no existing conditions involving Strata, any real property currently or formerly owned, leased or operated by Strata, or, to the Knowledge of Strata, any Strata Loan Property, that could reasonably be expected to result in any material claims, or material liability against Strata pursuant to any Environmental Law, or, that could be reasonably expected to result in any restrictions on the ownership, use or transfer of real property currently owned by Strata pursuant to any Environmental Law; and

(i) Strata has delivered or made available to Middlesex copies of all environmental reports, studies, sampling data, correspondence, filings and, to its Knowledge, other environmental information in its possession, or reasonably available to it, relating to Strata’s compliance with Environmental Laws or to environmental conditions at any real property currently or formerly owned, leased or operated by Strata or any Strata Loan Property. As used in this Agreement, the term “Environmental Laws” shall mean any and all laws (including common law), statutes, ordinances, bylaws, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment (including, without limitation, ambient or indoor air, soil, soil vapor, sediment, surface water and groundwater), and all permits, registrations, licenses, and approvals required under such laws, statutes, ordinances, bylaws, rules, regulations, orders or determinations.

5.18 Tax Matters.

(a) Strata has filed (or caused to be filed) all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Strata (whether or not shown on any Tax Return) have been paid other than Taxes (i) which are not yet due, (ii) which are being contested in good faith as described in Section 5.18(a) of Strata’s Disclosure Schedule, or (iii) for which adequate reserves have been accrued in the balance sheets contained in the Service SEC Documents. Except as set forth in Section 5.18(a) of Strata’s Disclosure Schedule, Strata is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Strata does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Strata.

(b) Strata has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) To the Knowledge of Strata, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Strata. Strata has not received from any foreign, federal, state, or local Taxing authority (including jurisdictions where Strata has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against Strata.

(d) Strata has provided Middlesex with true, correct and complete copies of the United States federal, state and local, and foreign income Tax Returns filed after December 31, 2002. Strata has disclosed in Section 5.18(d) of Strata’s Disclosure Schedule those Tax Returns that have been audited during the last six (6) years, and those Tax Returns that currently are the subject of an audit. Strata has delivered to Middlesex true, correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Strata after June 30, 2002. Strata has timely and properly taken such actions in response to, and in compliance with, notices Strata has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in their records of any B notices or C notices received with respect to any depositors, customer, shareholders or payees.

(e) Strata has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Except as set forth in Section 5.18(f) or Strata’s Disclosure Schedule, Strata is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law), or (ii) any amount that shall not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Strata has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Strata has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or Code Section 6662A. Except as set forth in Section 5.18(f) of Strata’s Disclosure Schedule, Strata is not a party to or bound by any Tax allocation or sharing agreement. Strata (x) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Service MHC), and (y) has no liability for the Taxes of any Person (other than Strata) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Strata has not participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor or successor provision).

(g) The unpaid Taxes of Strata (i) did not, as of the end of the most recent period covered by the Service SEC Documents filed on or prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Service SEC Documents filed on or prior to the date of this Agreement (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Strata in filing its Tax Returns. Since the end of the most recent period covered by the Service SEC Documents filed prior to the date of this Agreement, Strata has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Strata shall not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

5.19 Risk Management Instruments. Strata is not a party, nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives,” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with the Interagency Guidelines Establishing Standards for Safety and Soundness, as set forth as appendix A to 12 C.F.R. pt. 364, and related regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of Strata, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. Strata has duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and there are no breaches, violations or defaults, or allegations or assertions of such, by any party thereunder which would have, or would reasonably be expected to have, a Strata Material Adverse Effect.

5.20 Investment Securities. Except for pledges to secure public and trust deposits, FRB borrowings, Federal Home Loan Bank of Boston advances, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the balance sheet of Service contained in its most recent Form 10-K filed with the SEC, as amended, and none of the material investments made by Strata since June 30, 2008, are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. To the Knowledge of Strata, the information (including electronic information and information contained on tapes and computer disks) with respect to all investment securities (including mortgaged-backed securities) of Strata furnished to Middlesex by Strata is, as of the respective dates indicated therein, true and correct in all material respects.

5.21 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement (whether written or oral), including, without limitation, portions of outstanding lines of credit, loan commitments, leases, credit enhancements and guarantees (collectively, “Loans”), on the books and records of Strata (i) was made and has been serviced in accordance with Strata’s lending standards in the ordinary course of business, (ii) is evidenced by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid Liens and security interests which have been perfected, and (iv) constitutes the legal, valid and binding obligation of the obligor named therein enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The information (including electronic information and information contained on tapes and computer disks) with respect to all Loans of Strata furnished to Middlesex by Strata is, as of the respective dates indicated therein, true and correct. All Loans originated, directly or through third party mortgage brokers, have been originated in compliance with all federal, state and local laws, including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended.

(b) Strata has disclosed in Section 5.21(b) of Strata’s Disclosure Schedule, as of October 31, 2008: (i) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or, to the Knowledge of Strata, in default of any other provision thereof, (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Strata or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or staff of the Commissioner would agree with the Loan classifications established by Strata), (iii) a listing of the OREO acquired by or currently in the process of being acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of Strata, or, to the Knowledge of Strata, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “insider transactions” under Regulation O of the FRB have been made by Strata in an arm’s-length-manner on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

(c) No agreement, pursuant to which any Loans or other assets have been or shall be sold by Strata, entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Strata, to cause Strata to repurchase such Loan or other asset, or the buyer to pursue any other form of recourse against Strata.

5.22 Bank Owned Life Insurance. Strata has disclosed in Section 5.22 of Strata’s Disclosure Schedule a true, correct and complete description of all Bank Owned Life Insurance (“BOLI”) owned by Strata. Except as set forth in Section 5.22 of Strata’s Disclosure Schedule, the value of such BOLI, as of the date of this Agreement, is fairly and accurately reflected on Service’s balance sheet contained in Service’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 in accordance with GAAP. Except as set forth in Section 5.22 of Strata’s Disclosure Schedule, all life insurance policies on the lives of any of the current and former officers and directors of Strata that are maintained by Strata and are otherwise included as assets on the books of Strata are, or shall at the Mid-Tier Effective Time be, owned by Strata free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which Strata agrees that there shall not be an amendment prior to the Mid-Tier Effective Time without the consent of Middlesex.

5.23 Properties.

(a) The real and material personal property owned by Strata or presently used by Strata in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Strata has good and marketable title, free and clear of all Liens, to all of the real and material personal properties and assets reflected on the consolidated statement of financial condition of Service as of June 30, 2008, included in the Service SEC Documents or acquired after such date, other than properties sold by Strata in the ordinary course of business, except (i) Liens for current Taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and non-monetary encumbrances, if any, as do not, individually or in the aggregate, materially impair the current uses of the occupancy by Strata, and (iv) as reflected on the consolidated statement of financial condition of Service as of June 30, 2008, included in the Service SEC Documents. All real and personal property which is material to Strata’s business on a consolidated basis and leased or licensed by Strata is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases or licenses shall not terminate or lapse prior to the Mid-Tier Effective Time, and there exists no material default under any such leases or licenses by Strata nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by Strata except for such defaults which, individually, or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease or license or in a material liability to Strata.

(b) Strata has made available or shall make available to Middlesex true, legible and complete copies of (i) each deed for each parcel of OREO and, to the extent available, for each parcel of leased real property, and (ii) except as set forth in Section 5.23(b) of Strata’s Disclosure Schedule, all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, agreements, permits, other Liens, title and other documents relating to or otherwise affecting any real property and the operations thereon. Either Strata or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of real property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the real property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the use, occupancy, operation and maintenance of the real property which is material to Strata’s business are adequate for the conduct of the business as it has been and currently is conducted. To the Knowledge of Strata, there are no material latent defects or material adverse physical conditions affecting the real property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the real property, other than those identified in Section 5.23(b) of Strata’s Disclosure Schedule.

(c) The OREO and the leased property identified in Section 5.23(c) of Strata’s Disclosure Schedule constitute all of the real property owned, used or occupied by Strata in connection with the conduct of the business.

5.24 Intellectual Property. Strata owns or possesses valid and binding licenses and other rights to use, without payment of any amount, all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been disclosed in Section 5.24 of Strata’s Disclosure Schedule, and Strata has not received any notice of conflict with respect thereto that asserts the right of others. Strata has performed, in all material respects, all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.25 Fiduciary Accounts. Strata does not engage in any trust business, nor does it administer or maintain accounts for which it acts as a fiduciary (other than individual retirement accounts and Keogh accounts), including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

5.26 Capitalization. As of September 30, 2008, Strata Bank was “adequately capitalized,” as such term is defined in the regulations promulgated by the FDIC at 12 C.F.R. § 325.103. On the day immediately prior to the Mid-Tier Effective Date, Strata Bank shall have (a) a Tier 1 risk-based capital ratio of four percent (4.0%) or more, and (b) a leverage ratio of four percent (4.0%) or more; provided, however, that Strata shall not be deemed to have breached this representation if its failure to maintain either a Tier 1 risk-based capital ratio or a leverage ratio of four percent (4.0%) or more results from either: (x) the expense disclosed in Section 5.26 of Strata’s Disclosure Schedule, or (y) a net loss incurred by Strata at the request of Middlesex. For purposes of this representation, the term “net loss” shall mean any actual loss incurred by Strata at the request of Middlesex, offset by any actual gain incurred by Strata at the request of Middlesex.

5.27 CRA, Bank Secrecy, Anti-Money Laundering and Customer Information Security. Strata is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist which would cause Strata Bank: (a) to be deemed not to be in satisfactory compliance in any material respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory;” or (b) to be deemed to be operating in violation of the Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Strata Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Strata Bank has adopted, and Strata Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that have not been deemed ineffective in any material respects by any Bank Regulators and that meet the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

5.28 Books and Records. The books and records of Strata are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Strata.

5.29 Insurance. Strata has disclosed in Section 5.29 of Strata’s Disclosure Schedule all of the material insurance policies, binders or bonds currently maintained by Strata (“Insurance Policies”). Strata is insured with reputable insurers against such risks and in such amounts as the management of Strata reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Strata is not in default thereunder and has not received any notice of non-renewal or cancellation with respect thereto; and, to the Knowledge of Strata, all claims thereunder have been filed in due and timely fashion, and Strata has timely provided such insurers with all required notice of all matters which may reasonably become a claim or otherwise constitute a basis for seeking recovery under the Insurance Policies. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

5.30 Allowance for Loan Losses. Strata’s allowance for Loan losses is in compliance with Strata’s existing methodology for determining the adequacy of its allowance for Loan losses and the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

5.31 Credit Card Accounts. Except as set forth in Section 5.31 of Strata’s Disclosure Schedule, Strata does not originate, maintain or administer credit card accounts.

5.32 Merchant Processing. Except as set forth in Section 5.32 of Strata’s Disclosure Schedule, Strata does not provide, and has not provided, merchant credit card processing services to any merchants.

5.33 Transactions with Affiliates. All “covered transactions” between Strata Bank and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act, are in compliance with such provisions and the provisions of FRB Regulation W.

5.34 Required Vote; Antitakeover Provisions.

(a) The affirmative vote of the holders of two-thirds of the outstanding shares of Service Common Stock at a special meeting called to consider the subject (including any adjournment or postponement, the “Service Meeting”) is necessary to approve this Agreement and the Transactions on behalf of Service. No other vote of the shareholders of Service is required by law, the Service Charter, the Service Bylaws or otherwise to approve this Agreement and the Transactions.

(b) The affirmative vote of two-thirds of the corporators of Service MHC at a meeting called to consider the subject is necessary to approve this Agreement and the MHC Merger on behalf of Service MHC. No other vote of the trustees or corporators of Service MHC is required by law, the Service MHC Charter, the Service MHC Bylaws or otherwise to approve this Agreement and the Transactions.

(c) Assuming the accuracy of the representation and warranty of MB MHC and MSB contained in Section 6.14, no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, including, without limitation, MGL Chapter 110F, is applicable to this Agreement and the transactions contemplated hereby.

(d) Service (including the Service Board) does not have in place, and has not ever adopted, a shareholder rights or similar plan pursuant to which, subject to the occurrence of specified triggering events, Service shareholders would be permitted to purchase at a discount shares of Service Common Stock or other Equity Interests or property of Service, with the intention and/or effect of diluting the value or voting power of Service Common Stock with respect to any stockholder, or any other arrangement designed to have a similar intention and/or effect (including any plan commonly referred to as a “poison pill”).

5.35 Fairness Opinion. The Service Board has received the oral opinion of KBW, which opinion shall be promptly confirmed in writing and dated as of the date of this Agreement, to the effect that as of the date of this Agreement, the Per Share Merger Consideration is fair from a financial point of view to the holders of the Public Shares. Service has been authorized by KBW to permit the inclusion of such opinion in its entirety in the Proxy Statement.

5.36 Transactions in Securities. Strata has questioned its current trustees, directors and executive officers concerning known stock transfers since December 30, 2003, and based upon that investigation, Strata has not, and, to Strata’s Knowledge, (a) no trustee, director or officer of Strata, (b) no Person related to any such trustee, director or officer by blood, marriage or adoption and residing in the same household, and (c) no Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Service Common Stock or other securities issued by Service (x) during any period in which such Person was in possession of material nonpublic information, or (y) in violation of any applicable provision of the Exchange Act.

5.37 Proxy Statement. The information contained in the proxy statement to be sent to the shareholders of Service in connection with the Service Meeting (the “Proxy Statement”) shall not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Service or at the time of the Service Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Service Meeting which shall have become false or misleading. Notwithstanding the foregoing, Service makes no representation or warranty with respect to any information to be supplied by Middlesex which is contained in any of the foregoing documents. The Proxy Statement shall comply in all material respects as to form and content with the requirements of the Exchange Act and the rules and regulations thereunder.

5.38 Full Disclosure. The representations and warranties made or contained in this Agreement, Strata’s Disclosure Schedule and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MIDDLESEX

As a material inducement to Service MHC, Service and Strata Bank to enter into this Agreement, and with the understanding that Strata shall be relying thereon in consummating the Transactions, each of MB MHC and MSB, severally, hereby represents and warrants to Service MHC, Service and Strata Bank that, except as set forth in Middlesex’s Disclosure Schedule delivered by Middlesex to Strata on the date of this Agreement, the statements contained in this Article VI are true and correct, in the case of MSB, as of the date that MSB executed this Agreement, and, in the case of MB MHC, as of the date that MB MHC executed the Joinder Agreement, and shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific time, which shall be true and correct as of such time. No representation or warranty of MB MHC or MSB contained in this Article VI shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article VI, has had or would reasonably be expected to have a Middlesex Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 6.4, 6.5, and 6.15(a) and the first and fourth sentences of Section 6.1(a) and the first sentence of each of Sections 6.1(b) and 6.6(a), which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. Middlesex’s Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article VI, and disclosure in one section of Middlesex’s Disclosure Schedule shall constitute disclosure for all sections of Middlesex’s Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent.

6.1 Organization, Standing and Authority.

(a) MB MHC. MB MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. MB MHC is duly qualified to do business and is in corporate good standing in each jurisdiction where its ownership or leasing of property or assets, or the conduct of its business, requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Middlesex Material Adverse Effect. MB MHC has in full force and effect all federal, state, local and foreign governmental authorizations necessary for it to own, operate or lease its properties and assets and to carry on its business as now conducted. MB MHC is a bank holding company registered with the FRB under the BHCA. MB MHC is not in violation of any provision of the MB MHC Charter or MB MHC Bylaws.

(b) MSB. MSB is a savings bank in mutual form duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Prior to the consummation of the Transactions, MSB shall establish MB MHC and convert to stock form in accordance with the applicable provisions of Massachusetts law. MSB is duly qualified to do business and is in corporate good standing in each jurisdiction where its ownership or leasing of property or assets, or the conduct of its business, requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Middlesex Material Adverse Effect. MSB has in full force and effect all federal, state, local and foreign governmental authorizations necessary for it to own, operate or lease its properties and assets and to carry on its business as now conducted. MSB is not in violation of any provision of the MSB Charter or MSB Bylaws. The deposit accounts of MSB are insured by the Deposit Insurance Fund maintained by the FDIC and the DIF in the manner and to the maximum extent provided by applicable law, and MSB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. MSB is not obligated to make any payments for premiums and assessments and it has filed all reports required by the FDIC. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of MSB, threatened.

6.2 No MB MHC Stock. MB MHC is a mutual holding company and has no authorized capital stock.

6.3 Subsidiaries.

(a) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, MSB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or Joint Venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

(b) Each of MSB’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except when the failure to be so licensed or in good standing would not result in a Middlesex Material Adverse Effect.

(c) The corporate charter and bylaws, or equivalent organizational documents, of each of MSB’s Subsidiaries are true, correct and complete copies of such documents in effect. Neither MSB nor any of its Subsidiaries is in violation of any provision of its corporate charter, bylaws or equivalent organizational documents.

6.4 Corporate Power. Each of MB MHC and MSB has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets. Each of MB MHC and MSB has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities (including, without limitation, in connection with the MHC Conversion) and the approval of this Agreement by two-thirds of the corporators of MB MHC.

6.5 Corporate Authority. Subject to the approval of this Agreement by two-thirds of the corporators of MB MHC, this Agreement and the Transactions have been authorized by all necessary corporate action of MB MHC and MSB. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been declared advisable by, and have been duly and validly approved by the requisite vote of, the MB MHC Board and the MSB Board. The MB MHC Board (i) has directed that this Agreement and the Transactions, including the MHC Merger, be submitted to the corporators of MB MHC for approval at a meeting of such corporators, and (ii) has recommended that the corporators of MB MHC approve this Agreement and the Transactions. Each of MB MHC and MSB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Service MHC, Service and Strata Bank, this Agreement is a valid and legally binding obligation of MB MHC and MSB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

6.6 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MB MHC and MSB in connection with the execution, delivery or performance by Middlesex of this Agreement or the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (i) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the Commissioner, the DIF, the BBI and the MHPF, as required, (ii) the filing of the MHC Articles of Merger and the Mid-Tier Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the laws of the Commonwealth of Massachusetts, (iii) the approval of this Agreement by two-thirds of the corporators of MB MHC, and (iv) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the MHC Merger, the Mid-Tier Merger and the Bank Merger. As of the date of this Agreement, MSB is not aware of any reason why the approvals set forth above and referred to in Section 8.1(c) shall not be received in a timely manner and without the imposition of any Burdensome Condition, or that the requisite approval of MB MHC’s corporators shall not be obtained.

(b) Subject to receipt of the approvals referred to in Section 6.6(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable, by MB MHC and MSB, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and shall not (i) constitute a breach or violation of, or a default under (or, with notice or lapse of time, or both, would constitute a default under), or give rise to any Lien, any acceleration of remedies or performance or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, bond, mortgage, deed of trust, lease or instrument of Middlesex, or to which Middlesex or any of its properties or assets is subject, affected or bound (whether as issuer, guarantor, obligor or otherwise), (ii) constitute a breach or violation of, or a default under, the corporate charter or bylaws (or similar governing documents) of Middlesex, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture, note, bond, mortgage, deed of trust, lease or instrument.

6.7 Litigation. There is no claim, suit, hearing, arbitration, action, proceeding (public or private) or investigation of any nature pending or, to the Knowledge of Middlesex, threatened, against Middlesex or challenging the validity or propriety of the Transactions, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against Middlesex having, or which would reasonably be expected to have a Middlesex Material Adverse Effect. Middlesex is not aware of any facts which would reasonably be expected to give rise to any such claim, suit, action, investigation or other proceeding that would reasonably be expected to result in a Middlesex Material Adverse Effect.

6.8 Regulatory Matters.

(a) Middlesex is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, order to cease and desist with, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions, or engaged in the insurance of deposits or the supervision or regulation of Middlesex (a “Middlesex Governmental Authority”). No Middlesex Governmental Authority has either issued any order or directive specifically naming or referring to Middlesex or required Middlesex to adopt any board resolution, which order, directive or board resolution is currently in effect and restricts materially the conduct of Middlesex’s business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or its ability to perform its obligations hereunder. Middlesex is not a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Middlesex is entitled to receive financial assistance or indemnification from any Middlesex Governmental Authority. Middlesex has paid all assessments made or imposed by any Middlesex Governmental Authority.

(b) Middlesex has not been advised by, and has no Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Middlesex Governmental Authority that such Middlesex Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, cease and desist order, extraordinary supervisory letter, order, directive or board resolution referred to in Section 6.8(a).

6.9 Compliance with Laws. Middlesex:

(a) is in compliance in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the ECOA, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit Middlesex to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Middlesex’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) has received, since October 31, 2005, no written, or to the Knowledge of Middlesex, oral, notification from any Middlesex Governmental Authority (i) asserting that Middlesex is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Middlesex, is there any fact or circumstance that would reasonably be expected to give rise to such revocation).

6.10 No Brokers. Excluding the arrangement disclosed in Section 6.10 of Middlesex’s Disclosure Schedule regarding a fee paid or payable to RBC Capital Markets Corporation (“RBC”), neither Middlesex nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions, in connection with any of the transactions contemplated by this Agreement except for legal, accounting and other professional fees payable in connection with the Mid-Tier Merger and the other Transactions. Middlesex shall be responsible for the payment of all such fees.

6.11 Required Vote; Antitakeover Provisions. The affirmative vote of two-thirds of the corporators of MB MHC at a special meeting called to consider the subject is necessary to approve this Agreement and the MHC Merger on behalf of MB MHC. No other vote of the trustees or corporators of MB MHC is required by law, the MB MHC Charter, the MB MHC Bylaws or otherwise to approve this Agreement and the Transactions.

6.12 Reserved.

6.13 Proxy Statement. The information to be supplied by Middlesex for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Service or at the time of the Service Meeting, contain any statement, which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein, or necessary in order to make the statements therein, not false or misleading.

6.14 Ownership of Service Common Stock. Neither Middlesex nor, to Middlesex’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), own beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing shares of Service Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent five percent (5%) or more of the outstanding Service Common Stock.

6.15 Financial Ability.

(a) As of the date of this Agreement and as of the Closing, MB MHC or MSB shall have available to it sources of capital and financing sufficient to fulfill its cash obligations hereunder to pay the Aggregate Merger Consideration. The consummation of the Transactions is not subject to, nor otherwise conditioned upon, MB MHC or MSB obtaining financing of any kind from any source. Immediately following consummation of the Transactions, New Bank shall be “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

(b) MSB has provided to Strata complete and correct copies of (i) the audited balance sheet and statements of operations, changes in retained earnings and cash flows of MSB as of and for the fiscal year ended October 31, 2007 and (ii) and the unaudited balance sheet and statements of operations, and changes in retained earnings of MSB as of and for the eleven months ended September 30, 2008. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP, the financial position of MSB and its Subsidiaries as of the date thereof and the consolidated statements of income of MSB and its Subsidiaries for the periods presented therein.

(c) Section 6.15(c) of Middlesex’s Disclosure Schedule sets forth, as of October 31, 2008, the tangible net worth (determined in accordance with GAAP) of MSB.

(d) To the Knowledge of Middlesex, from September 30, 2008 through the date of this Agreement, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of MSB or any of its Subsidiaries, which has had or would reasonably be expected to have, either individually or in the aggregate, a Middlesex Material Adverse Effect.

6.16 Disclosure. The representations and warranties made or contained in this Agreement, Middlesex’s Disclosure Schedule and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE VII

COVENANTS

7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Strata and Middlesex agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the necessary approvals from the Bank Regulators) and any other third party that is required to be obtained by Strata or Middlesex in connection with the MHC Merger, the Mid-Tier Merger or the Bank Merger and the other transactions contemplated hereby, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the MHC Merger, the Mid-Tier Merger or the Bank Merger and the other transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the MHC Merger, the Mid-Tier Merger or the Bank Merger and the other transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

7.2 Shareholder Approval.

(a) Service shall promptly, but in any event in no more than 30 days following the execution of this Agreement, prepare and file with the SEC the preliminary Proxy Statement. Service shall make the draft Proxy Statement available to Middlesex for review promptly after preparation thereof and shall give Middlesex an opportunity to comment and suggest revisions to such Proxy Statement prior to filing with the SEC. After the Proxy Statement is cleared by the SEC, Service shall mail the Proxy Statement to the holders of Service Common Stock as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. Service shall notify Middlesex promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Middlesex with copies of all correspondence between Service or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Mid-Tier Merger. If at any time prior to the Service Meeting, there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Service shall promptly prepare, and, after consultation with Middlesex, mail to the holders of Service Common Stock such amendment or supplement. Middlesex shall cooperate with Service in the preparation of the Proxy Statement, any amendment or supplement thereto, and any other communication that could reasonably be deemed to be proxy solicitation materials relating to the Mid-Tier Merger (collectively, “Proxy Materials”), and shall furnish Service with all information reasonably requested by Service for inclusion in, or otherwise in respect of, the Proxy Materials. Middlesex and its counsel and advisors shall be given a reasonable opportunity to review and comment upon any Proxy Materials prior to their filing with the SEC or dissemination to the holders of the Service Common Stock.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the holders of Service Common Stock, in each case to the extent required by applicable law or otherwise deemed appropriate by Service.

(c) The trustees of Service MHC, as the majority stockholder of Service, have approved this Agreement. Service agrees to take, in accordance with applicable law and the Service Charter and the Service Bylaws, all action necessary to call, give notice of, convene, and hold the Service Meeting as soon as reasonably practicable; provided, however that Service shall not required to hold the Service Meeting prior to the Middlesex Meeting. Except with the prior approval of Middlesex, no other matters (except for routine annual meeting matters and matters required by the federal securities laws, in the event the Service Meeting is an annual meeting) shall be submitted for the approval of the Service shareholders at the Service Meeting. Subject to Section 7.7, the Service Board shall, at all times prior to and during the Service Meeting, recommend such approval (the “Service Board Recommendation”) and shall take all reasonable lawful action to solicit such approval by its shareholders and the Proxy Statement shall include the Service Board Recommendation. Nothing contained in Section 7.7 shall affect or otherwise limit the obligation of Service to call, give notice of, convene, and hold the Service Meeting.

7.3 Corporator Approval.

(a) Service MHC agrees to take, in accordance with applicable law, the Service Charter and the Service Bylaws, all action necessary to call, give notice of, convene, and hold as soon as reasonably practicable, but in any event no later than the Service Meeting, a meeting of its corporators to consider and vote upon the approval of this Agreement, the MHC Merger and any other matter required to be approved by Service MHC’s corporators for consummation of the Transactions. The Board of Trustees of Service MHC shall, at all times prior to and during such corporator meeting, recommend that the corporators approve this Agreement and the Transactions (including the MHC Merger) and shall not withdraw, qualify or modify, or propose to withdraw, qualify or modify its recommendation, in any manner adverse to Middlesex except as permitted under Section 7.7.

(b) MB MHC agrees to take, in accordance with applicable law, the MB MHC Charter and the MB MHC Bylaws, all action necessary to call, give notice of, convene, and hold as soon as reasonably practicable, but in any event before the Service Meeting, a meeting of its corporators (together with any adjournment or postponement thereof, the “Middlesex Meeting”) to consider and vote upon the approval of this Agreement, the MHC Merger and any other matter required to be approved by MB MHC’s corporators for consummation of the Transactions. Except as expressly permitted under this Section 7.3(b) or required by applicable law, the MSB Board and the MB MHC Board shall, at all times prior to and during such Middlesex Meeting, recommend that the corporators approve this Agreement and the Transactions (the “Middlesex Recommendation”). None of the MSB Board, the MB MHC Board, or any committee, director or trustee thereof, shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, in any manner adverse to Strata in connections with the Transactions contemplated by this Agreement (including the MHC Merger), the Middlesex Recommendation, or make any statement, filing or release, in connection with the Middlesex Meeting or otherwise inconsistent with the Middlesex Recommendation. Notwithstanding any other provision of this Agreement, prior to the Middlesex Meeting, the MSB Board and/or the MB MHC Board may withdraw, qualify or modify the Middlesex Recommendation (a “Middlesex Subsequent Determination”) if, but only if, (i) the applicable board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) it promptly notifies Strata of such determination, (iii) during the three (3) Business Day period after receipt of such notification by Strata, Middlesex and the MSB Board and the MB MHC Board shall have cooperated and negotiated in good faith with Strata to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Middlesex to proceed with the Middlesex Recommendation without a Middlesex Subsequent Determination; provided, however, that Strata shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement, and (iv) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Strata since its receipt of the notification required under clause (ii), the MSB Board and/or the MB MHC Board has again in good faith made the determination in clause (i) of this sentence. Notwithstanding the foregoing, the changing, qualifying or modifying of the Middlesex Recommendation or the making of a Middlesex Subsequent Determination by the MSB Board and/or the MB MHC Board shall not change the approval of the MSB Board and the MB MHC Board for purposes of causing any Takeover Law to be inapplicable to this Agreement and the Middlesex Voting Agreements and the transactions contemplated hereby and thereby, including the Mid-Tier Merger.

7.4 Regulatory Filings.

(a) Each of Middlesex and Strata and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including the Bank Regulators, necessary or advisable to consummate the Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities, provided, that such terms and conditions do not, individually or in the aggregate, prohibit or materially limit the ownership or operation by Strata, or by Middlesex, of all or any material portion of the business or assets of Strata, taken as a whole, or Middlesex, or compel Middlesex to dispose of or hold separate all or any material portion of the business or assets of Strata, taken as a whole, or Middlesex (a “Burdensome Condition”); and any initial filings with Governmental Authorities (other than the Proxy Statement) shall be made by Middlesex as soon as reasonably practicable after the execution hereof. Each of Middlesex and Strata shall have a reasonable time to review such filings in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, trustees, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

(c) Strata shall notify Middlesex promptly and shall promptly furnish Middlesex with copies of notices or other communications received by Strata of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions (and the response thereto from Strata or its Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the Transactions (and the response thereto from Strata or its Representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Strata that is related to the Transactions (and the response thereto from Strata or its Representatives). With respect to any of the foregoing, Strata shall consult with Middlesex and its Representatives so as to permit Strata and Middlesex and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(d) Middlesex shall notify Strata promptly and shall promptly furnish Strata with copies of notices or other communications received by Middlesex of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions (and the response thereto from Middlesex or its Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the Transactions (and the response thereto from Middlesex or its Representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Middlesex that are related to the Transactions (and the response thereto from Middlesex or its Representatives). With respect to any of the foregoing, Middlesex shall consult with Strata and its Representatives so as to permit Middlesex and Strata and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

7.5 Press Releases. Except with respect to any action taken pursuant to, and in accordance with, Article IX, so long as this Agreement is in effect, Strata and Middlesex shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of NASDAQ or other regulatory authority. Strata and Middlesex shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party. In addition, so long as this Agreement is in effect, Strata and Middlesex shall each use their reasonable best efforts to ensure that all communications with customers, suppliers, employees, shareholders, and the community in general relating to the Transactions, subject to the requirements of applicable law, are consistent with any such public announcement materials.

7.6 Access; Information.

(a) Strata and Middlesex agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, Strata shall afford Middlesex and Middlesex’s officers, employees, and Representatives, such access during normal business hours throughout the period prior to the Mid-Tier Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors but excluding confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), properties and personnel, and to such other information as Middlesex may reasonably request and, during such period, Strata shall furnish promptly to Middlesex all information concerning its business, properties and personnel as Middlesex may reasonably request. Representatives of Strata’s senior management shall meet periodically with representatives of Middlesex’s senior management to coordinate post-closing integration planning, including working toward conforming Strata’s asset/liability management, lending practice, credit review and administrative and related policies and practices to those of Middlesex. Notwithstanding anything to the contrary contained in this Section 7.6(a), Strata shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Middlesex any access to any of its properties, books, contracts, commitments, and records relating to, or in respect of, any pricing information, customer specific information, or other similar competitively sensitive information.

(b) Each party agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 7.6 (as well as any other information obtained prior to the date of this Agreement in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.6 (as well as any other information obtained prior to the date of this Agreement in connection with the entering into of this Agreement), unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Transactions.

7.7 Acquisition Proposals.

(a) Strata agrees that neither it nor any of its officers, trustees, or directors shall, and that Strata shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, initiate, solicit, induce, encourage or otherwise facilitate (including, without limitation, by way of furnishing information or data) any inquiries regarding, or the making of, any proposal or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (other than by Middlesex).

(b) Strata agrees that neither it nor any of its officers, directors or trustees shall, and that Strata shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, engage in any negotiations concerning any Acquisition Proposal or provide, or otherwise afford access to, any Person (other than Middlesex), any information or data relating to Strata or otherwise relating to an Acquisition Proposal, or enter into any definitive agreement, arrangement or understanding (including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement) with respect to an Acquisition Proposal or requiring it (or conditioned upon requiring it) to abandon, terminate or fail to consummate the MHC Merger, the Mid-Tier Merger or any other transaction contemplated by this Agreement or approve or recommend an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Service or the Service Board, between the date of this Agreement and prior to the date of Service Meeting, from (i) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Service Board receives from the Person so requesting such information an executed confidentiality agreement no less favorable to it than the Confidentiality Agreement entered into on October 8, 2008 by MSB and KBW as agent for Service (the “Confidentiality Agreement”); (ii) engaging in any negotiations or discussions with any Person that has made an unsolicited bona fide written Acquisition Proposal; or (iii) recommending such an Acquisition Proposal to the shareholders of Service, if and only to the extent that, (x) in each such case referred to in clause (i), (ii) or (iii) above, Service determines in good faith (after consultation with outside legal counsel) and by the requisite vote of the Service Board that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (y) in each such case referred to in clause (i) or (ii) above, the Service Board also determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and (z) in the case referred to in clause (iii) above, (A) the Service Board also determines in good faith (after consultation with its financial advisor) and by the requisite vote of the Service Board that such Acquisition Proposal is a Superior Proposal, (B) the Service Board has given Middlesex three (3) Business Days’ prior written notice of its intention to recommend such Acquisition Proposal to the shareholders of Service (which notice shall specify the material terms of the applicable Acquisition Proposal), (C) the Service Board has considered any changes to the Aggregate Merger Consideration, Per Share Merger Consideration or to this Agreement (if any) proposed by Middlesex, and (D) the Service Board has determined in good faith and by the requisite vote of the Service Board, after consultation with Service’s outside legal counsel and after consultation with its financial advisor, that such unsolicited Acquisition Proposal remains a Superior Proposal even after the changes proposed by Middlesex. During any such three (3) Business Day period, Middlesex shall be entitled to deliver to Strata one or more counterproposals to such Acquisition Proposal. Strata shall promptly provide to Middlesex any non-public information regarding Strata provided to any other Person which was not previously provided to Middlesex, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Except as otherwise provided in Section 7.7(b), neither the Service Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Middlesex in connection with the transactions contemplated by this Agreement (including the MHC Merger and the Mid-Tier Merger), the Service Board Recommendation, or make any statement, filing or release, in connection with the Service Meeting or otherwise, inconsistent with the Service Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Service Board Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Strata to enter into) any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement (A) related to any Change in Control Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 7.7(b)) or (B) requiring Strata to abandon, terminate or fail to consummate the MHC Merger and the Mid-Tier Merger or any other transaction contemplated by this Agreement.

(d) Upon execution of this Agreement, Strata shall, and shall use its reasonable best efforts to cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, negotiations or communications with any Persons conducted heretofore with respect to any existing or potential Acquisition Proposals and shall request the return or destruction of all confidential information provided to any such parties prior to the date of this Agreement. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Strata or otherwise, shall be deemed to be a breach of this Agreement by Strata.

(e) From and after the execution of this Agreement, Strata agrees that it shall notify Middlesex promptly (and in any event within twenty-four (24) hours) if any inquiries, proposals or offers are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Strata or any of Strata’s Representatives, in each case relating to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials, providing copies of such materials (including e-mails or other electronic communications)) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials may reasonably be deemed to contravene any law, rule, regulation, order, judgment or decree. Strata agrees that it shall keep Middlesex informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendment or modification to such proposal, offer or request).

(f) Service shall use its best efforts to enforce (and shall not waive any provisions of) any confidentiality, standstill or similar agreement entered into by it or on its behalf by KBW or otherwise relating to a potential Acquisition Proposal.

(g) Nothing contained in this Agreement shall prevent Service or the Service Board from complying with its disclosure obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (it being understood that if any such disclosure constitutes or contemplates a withholding, withdrawing, modification, amendment or qualification to the Service Board Recommendation that is adverse to Middlesex or recommendation of an Acquisition Proposal, Service shall comply with all provisions of this Section 7.7).

(h) A “Superior Proposal” shall be a bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Change in Control Transaction on terms that the Service Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Strata or all, or substantially all, of the assets of Strata on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Service Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of Service pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and any requirement to obtain additional financing and (B) is, in light of the other terms of such proposal, more favorable to the shareholders of Service than the MHC Merger and the Mid-Tier Merger and the other transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

7.8 Certain Policies. Prior to the MHC Effective Date, Strata shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Middlesex; provided, however, that no such modifications or changes need be made prior to the satisfaction of all of the conditions set forth in Article VIII; and further provided that in any event, no accrual or reserve made by Strata pursuant to this Section 7.8 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Strata or its management with any such adjustments.

7.9 Indemnification.

(a) For the six (6) year period following the MHC Effective Time, Middlesex (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Strata, determined as of the MHC Effective Time (each an “Indemnified Party” and collectively the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the MHC Effective Time, whether asserted or claimed prior to, at or after the MHC Effective Time, arising in whole or in part out or pertaining to the fact that he or she was a trustee, director, officer or employee of Strata or is or was serving at the request of Strata as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Service Charter and the Service Bylaws as in effect as of the date of this Agreement and which is permitted by applicable law and regulation. The right to indemnification under this Section 7.9 shall also include the right to advancement of expenses to the fullest extent provided in the Service Charter and the Service Bylaws.

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the MHC Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to the extent necessary to avoid such conflict), (ii) the Indemnified Parties shall cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party by the Indemnifying Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Closing, Service shall purchase an extended reporting period endorsement under Service’s existing directors’ and officers’ liability insurance coverage, which, by its terms, shall survive the Transactions contemplated herein, for Service’s present and former directors and officers in a form acceptable to Service that shall provide such directors and officers with coverage for six (6) years following the Mid-Tier Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Service, so long as the aggregate cost is less than $130,000 (the “Maximum D&O Tail Premium”); provided that, if the cost of such endorsement exceeds the Maximum D&O Tail Premium, Service shall obtain such an endorsement with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium. In connection with the foregoing, Strata agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

(d) If MB MHC or MSB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of MB MHC or MSB shall assume the obligations set forth in this Section 7.9.

7.10 Troubled Asset Relief Program.

(a) Middlesex acknowledges that Strata may apply for participation in the CPP, and that if approved for participation in the CPP by the FDIC and the Treasury, that Strata intends to issue the Treasury Preferred Shares to the Treasury as described in Section 7.10 of Strata’s Disclosure Schedule. Strata hereby agrees that, upon notice of approval of any such application, Strata shall immediately deliver written notice to Middlesex of such approval (“CPP Notice”) in accordance with the standards set forth in Section 7.4 of this Agreement. Each CPP Notice shall include a copy of any correspondence with the Treasury related to such approval and a summary of the material terms of the expected issuance of Treasury Preferred Shares. Following delivery of a CPP Notice, each of Middlesex and Strata agree to consult in good faith to identify an alternative to issuance of the Treasury Preferred Shares that is acceptable to Middlesex and Strata.

(b) In connection with an issuance of Treasury Preferred Shares by Strata, each of Middlesex and Strata shall cooperate and use their respective reasonable best efforts to: (i) establish and implement an appropriate organizational structure through which Middlesex shall be permitted to maintain the Treasury Preferred Shares (the “CPP Structure”), (ii) promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of any Governmental Authority (including the Treasury and the Bank Regulators), necessary or advisable to permit Middlesex to maintain the Treasury Preferred Shares, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities, and (iii) enter into any amendment to this Agreement necessary to implement the CPP Structure.

(c) Notwithstanding any other provision of this Section 7.10, Middlesex and Strata hereby agree that, in the event that Middlesex, with the advice of counsel and after consultation with the Treasury, determines that it is permissible to redeem and, in Middlesex’s sole discretion, Middlesex decides to pursue a redemption of the Treasury Preferred Shares in connection with the Mid-Tier Merger, the parties shall negotiate in good faith to make the amendments to this Agreement necessary to accommodate such a redemption; provided, however, that no such amendment need be made prior to the satisfaction of all of the conditions set forth in Article VIII; and further provided that such a redemption shall not constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

7.11 Employment and Benefit Matters.

(a) For the twelve (12) month period commencing on the MHC Effective Date, MSB shall maintain the current base salary levels for the Strata Employees who remain employed by Middlesex after the MHC Effective Time (collectively, the “Continuing Strata Employees”) at not less than the levels that are in effect for the Continuing Strata Employees on the date hereof.

(b) As soon as administratively practicable after the Mid-Tier Effective Time, MSB shall take all reasonable action so that employees of Strata (i) shall receive employee benefits which are no less favorable than those generally afforded to other employees of Middlesex holding similar positions, and (ii) shall be entitled to participate in each employee benefit plan, program or arrangement of Middlesex of general applicability (the “Middlesex Benefit Plans”) to the same extent as similarly-situated employees of Middlesex and its Subsidiaries (it being understood that inclusion of the employees of Strata in the Middlesex Benefit Plans may occur at different times with respect to different plans). Middlesex shall cause each Middlesex Benefit Plan in which employees of Strata are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual or amount of benefits) under the Middlesex Benefit Plans, the service of such employees with Strata to the same extent as such service was credited for such purpose by Strata, to the extent permissible under applicable law, regulation or the governing documents of the Middlesex Benefit Plans. Strata Employees shall be given credit for past service with Strata for purposes of Middlesex’s vacation policy.

(c) Notwithstanding anything to the contrary contained in this Agreement, after the Mid-Tier Effective Time, Middlesex shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any Strata Benefit Plans; provided however that no action may be taken to reduce the benefits accrued under such Strata Benefit Plans prior to the Mid-Tier Effective Time by Strata Benefit Plan participants or beneficiaries. To the extent amounts are distributable under Strata Benefit Plans and constitute “eligible rollover distributions” (as defined in Section 402(f)(2)(A) of the Code), said amounts may be rolled over to any tax-qualified Middlesex Benefit Plan that accepts rollover distributions or to any eligible individual retirement account.

(d) Except as otherwise expressly provided in this Agreement, Middlesex shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Strata existing as of the MHC Effective Date, as well as all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of Strata, but only if such obligations are disclosed in Section 4.1(b)(v) or Section 5.15(a) of Strata’s Disclosure Schedule.

(e) If employees of Strata become eligible to participate in a medical, dental or health plan of Middlesex, Middlesex shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Middlesex, (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Mid-Tier Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Strata Benefit Plan prior to the Mid-Tier Effective Time, and (iii) provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation.

(f) Middlesex shall not have any obligation to continue the employment of any employee of Strata, and nothing contained in this Agreement shall give any such Person the right to continued employment with Middlesex after the Mid-Tier Effective Time.

(g) Within 45 days after the date of this Agreement, Middlesex shall designate, in consultation with Strata, certain employees of Strata who will be entitled to receive a “retention” bonus from Middlesex (each a “Designated Employee” and collectively, the “Designated Employees”) in the event such Designated Employee remains an employee of Middlesex as of the Closing Date and/or through a post-Closing transition period to be determined by Middlesex (the “Transition Period”), including systems conversion, if applicable, or if such Designated Employee separates from employment during the Transition Period due to involuntary termination for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such Designated Employee’s duties, dishonesty or commission of a crime), death or disability. The aggregate amount of such retention bonuses for all Designated Employees and the timing of each such bonus shall be determined by Middlesex, in consultation with Strata, within 45 days after the date of this Agreement. Strata and Middlesex expect that retention bonuses shall not be payable to any employee of Strata who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Strata.

(h) Middlesex shall provide severance pay to any employee of Strata who is not otherwise covered by an employment or other agreement that provides severance benefits in the event of a Change in Control of Strata and who is terminated by Middlesex for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee’s duties, dishonesty or commission of a crime) or death or disability in the six (6) month period immediately following the Closing Date. The amount of severance is set forth in Section 7.11(h) of Middlesex’s Disclosure Schedule. Payment of severance pay is conditioned on the execution by such employee of a release of all claims in a form satisfactory to Middlesex and the expiration of any statutory revocation period.

7.12 Notification of Certain Matters. Each of Strata and Middlesex shall give prompt notice to the other of any fact, event or circumstance known to it that (a) if it had been known as of the date of this Agreement, would have been required to have been included in that party’s Disclosure Schedule, (b) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Strata Material Adverse Effect or a Middlesex Material Adverse Effect, as the case may be, with respect to it, or (c) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. No such notice by Strata or Middlesex shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Strata or Middlesex’s obligations to consummate the transactions contemplated by this Agreement.

7.13 Update of Disclosure Schedule. Not less than three (3) Business Days prior to the contemplated Closing Date, Strata shall supplement or amend its Disclosure Schedule in writing to reflect any material matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or that is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby; provided, however, that Strata shall not be required to update its Disclosure Schedule to the extent such change is a result of any action taken at the request of Middlesex. In addition, at or prior to the MHC Effective Time, Strata shall provide Middlesex with a complete written copy of its Disclosure Schedule, marked to show any and all such supplements and amendments, and/or, if no such supplements or amendments were made to a particular Section of its Disclosure Schedule, Strata shall provide Middlesex with a certificate signed on behalf of them by a duly authorized officer to such effect. No supplement or amendment to Strata’s Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2(a) or Section 8.3(a) hereof or compliance by Strata with the covenants set forth in Article VII hereof.

7.14 Current Information.

(a) As soon as practicable, Strata shall furnish to Middlesex copies of all such financial statements and reports as it shall send to its shareholders, the SEC or any other Governmental Authority, except as legally prohibited thereby.

(b) Promptly upon receipt thereof, Strata shall furnish to Middlesex copies of all internal control reports submitted to Strata by independent auditors in connection with each annual, interim or special audit of the books of Strata made by such auditors.

(c) Strata shall promptly notify Middlesex of any material change in the normal course of business or in the operation of the properties of Strata and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Strata and shall keep Middlesex reasonably informed of such events.

7.15 Loan Loss Reserves. During the period from the date of this Agreement to the MHC Effective Time, Strata shall provide Middlesex with any information Middlesex shall reasonably request regarding Strata Bank’s Loan Loss Reserves.

7.16 ALCO Management. Strata Bank agrees, from the date of this Agreement through the MHC Effective Time, to manage its assets and liabilities in accordance with its asset and liability management policies as in effect on the date of this Agreement, unless otherwise agreed by the parties. Strata Bank shall not amend or modify such policy without the express written consent of Middlesex. Strata Bank agrees to consult with MSB on investment programs to be administered by Strata Bank.

7.17 Transition; Information Systems Conversion. From and after the approval of this Agreement by the shareholders of Service, Strata and Middlesex shall use their reasonable best efforts to facilitate the integration of Strata with the business of Middlesex following the MHC Effective Time, and shall meet on a regular basis during normal business hours to discuss and plan for the conversion of the data processing and related electronic informational systems of Strata (the “Information Systems Conversion”) to those used by Middlesex, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Strata; (b) non-renewal, after the MHC Effective Time, of personal property leases and software licenses used by Strata in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the MHC Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the MHC Effective Time. Middlesex shall indemnify Strata for any reasonable out-of-pocket fees, expenses or charges that Strata may incur as a result of taking, at the request of Middlesex, any action to facilitate the Information Systems Conversion.

7.18 Takeover Laws. No party shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

7.19 MHC Conversion.

(a) MSB shall use its reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including the Bank Regulators, necessary to consummate the MHC Conversion, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities; and any initial filings with Governmental Authorities shall be made by MSB as soon as reasonably practicable after the date hereof. As promptly as practicable following receipt of all such permits, consents, approvals and authorizations, and upon the expiration of any applicable waiting period imposed by any Governmental Authority, MSB shall take all actions necessary to consummate the MHC Conversion. MB MHC shall enter into the Joinder Agreement and become a party hereto by signing and delivering at least one executed copy of the Joinder Agreement to all other parties hereto promptly upon completion of the MHC Conversion.

(b) MSB shall keep Strata apprised of the status of material, non-confidential matters relating to completion of the MHC Conversion. Without limiting the foregoing, Middlesex shall promptly furnish Strata with a copy of the non-confidential portions of any applications filed by it with the applicable Bank Regulators related to the MHC Conversion and shall promptly furnish Strata with a copy of any non-confidential notices or other non-confidential communications received by Middlesex from the applicable Bank Regulators related to the MHC Conversion.

7.20 Lease Assignments; Third Party Consents.

(a) Strata shall use its reasonable best efforts to obtain, execute and deliver to Middlesex from each lessor, lessee or other contract party under any real property lease, license, sublease or similar occupancy agreement an Assignment and Assumption of Lease and Landlord Consent in the form attached hereto as Exhibit 7.20(a) (the “Lease Assignments”).

(b) Strata shall use its reasonable best efforts to obtain, execute and deliver to Middlesex the third party consents listed on Section 7.20(b) of Middlesex’s Disclosure Schedule to the extent that any such consent is necessary.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGERS

8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each of the parties hereto to consummate the MHC Merger and the Mid-Tier Merger is subject to the fulfillment, where permitted by law, or written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of not less than two-thirds of the outstanding Service Common Stock entitled to vote at the Service Meeting and any other approvals set forth in Section 5.4 of Strata’s Disclosure Schedule shall have been received.

(b) Corporator Approvals. This Agreement shall have been duly approved by not less than two-thirds of the corporators of Service MHC and not less than two-thirds of the corporators of MB MHC at meetings duly held for that purpose.

(c) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approval shall contain any Burdensome Condition.

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

(e) Tax Opinions. Middlesex shall have received a letter setting forth the written opinion of Goodwin Procter LLP, in form and substance reasonably satisfactory to Middlesex, dated as of the Closing Date, and Strata shall have received a letter setting forth the written opinion of Nutter McClennen & Fish LLP, in form and substance reasonably satisfactory to Strata, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the MHC Merger, the Mid-Tier Merger and the Bank Merger will qualify as a tax-free reorganization described in Section 368(a) of the Code, and none of the MHC Merger, the Mid-Tier Merger or the Bank Merger will adversely affect such qualification.

8.2 Conditions to Obligation of Strata. The obligation of Strata to consummate the MHC Merger and the Mid-Tier Merger is also subject to the fulfillment or written waiver by Strata prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Middlesex contained in this Agreement shall be true and correct as of the date that each of MB MHC and MSB, respectively, executed this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date that each of MB MHC and MSB, respectively, executed this Agreement, in which case such representations and warranties shall be true and correct as of such date), in any case subject to the standard set forth in the preamble to Article VI and except for changes permitted by this Agreement. Strata shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Middlesex to such effect.

(b) Performance of Obligations of Middlesex. Middlesex shall have performed all obligations, in all material respects, required to be performed by it under this Agreement at or prior to the MHC Effective Time and the Mid-Tier Effective Time. Strata shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Middlesex to such effect.

(c) Middlesex Voting Agreements. Each of the Middlesex Voting Trustees set forth on Annex D shall have entered into a Middlesex Voting Agreement in the form attached as Annex E.

(d) Representation on Middlesex Board. Effective as of the MHC Effective Time, (i) all of the members of the Strata Bank Board of Directors as of the date immediately prior to the MHC Effective Date shall be elected or appointed as corporators of MB MHC and (ii) three (3) of the trustees of Service MHC who are in office as of the date immediately prior to the MHC Effective Date (to be chosen by Middlesex after consultation with Strata) shall be elected or appointed as trustees of MB MHC.

8.3 Conditions to Obligations of Middlesex. The obligations of Middlesex to consummate the MHC Merger and the Mid-Tier Merger are also subject to the fulfillment or written waiver by Middlesex prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Strata contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), in any case subject to the standard set forth in the preamble to Article V and except for changes permitted by this Agreement. Middlesex shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Strata to such effect.

(b) Performance of Obligations of Strata. Strata shall have performed all obligations, in all material respects, required to be performed by it under this Agreement at or prior to the MHC Effective Time and the Mid-Tier Effective Time. Middlesex shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Strata to such effect.

(c) No Parachute Payments. Strata shall not have taken any action or made any payments that would result, either individually or in the aggregate, in any violation of the requirements set forth in Section 4.1(b)(x).

(d) Absence of Strata Changes. From the date of this Agreement through the Closing Date, there shall not have occurred any change that individually or in the aggregate has or would reasonably be expected to have a Strata Material Adverse Effect.

(e) Lease Assignments. Strata shall have obtained and delivered to Middlesex copies of Lease Assignments for each real property lease that is listed in Section 5.4 of Strata’s Disclosure Schedule, each of which Lease Assignment shall be in full force and effect as of the Closing.

(f) Strata Voting Agreements. Each of the Voting Shareholders set forth on Annex A shall have entered into a Shareholder Voting Agreement in the form attached as Annex B and each of the Strata Voting Trustees set forth on Annex A shall have entered into a Strata Trustee Voting Agreement in the form attached as Annex C.

(g) Appraisal Rights. The aggregate number of shares of Service Common Stock at the Mid-Tier Effective Time, the holders of which have demanded purchase of their shares of Service Common Stock in accordance with the provisions of Part 13 of the MBCA, shall not exceed twenty percent (20%) of the shares of Service Common Stock outstanding as of the record date for the Service Meeting.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the MHC Merger, the Mid-Tier Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the MHC Effective Time, notwithstanding any requisite approval of this Agreement and the transactions contemplated in this Agreement by the shareholders of Service or the corporators of Service MHC or MB MHC:

(a) Mutual Consent. By mutual consent of Middlesex and Strata in a written instrument.

(b) Delay. By either Middlesex or Strata if the MHC Effective Time shall not have occurred on or before July 31, 2009 (the “Expiration Date”), except to the extent that the failure of the MHC Merger or Mid-Tier Merger then to be consummated arises out of or results from the action or inaction of (i) the party seeking to terminate pursuant to this Section 9.1(b), (ii) any of the Voting Shareholders or the Strata Voting Trustees (if Strata is the party seeking to terminate), or (iii) any of the Middlesex Voting Trustees (if Middlesex is the party seeking to terminate), in each case if the action or inaction is in violation of its obligations under this Agreement or his, her or its obligations under the relevant Voting Agreement.

(c) No Approval. By Strata or Middlesex in the event the approval of any Governmental Authority required for consummation of the MHC Merger, the Mid-Tier Merger or the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted.

(d) Breach. By Middlesex or Strata (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of: (i) a material breach by Middlesex or Strata, as the case may be, of any representation or warranty contained in this Agreement, which breach would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Middlesex or Strata, as the case may be, of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach.

(e) No Shareholder or Corporator Approval. By either Middlesex or Strata (provided that the terminating party shall not be in material breach of any of its obligations under Section 7.2 or Section 7.3 ) if (i) any approval of the shareholders of Service required for the consummation of the Mid-Tier Merger shall not have been obtained by reason of the failure to obtain the required vote at the Service Meeting, or, if such Service Meeting shall not have been held or shall have been canceled prior to the Expiration Date; provided, however, that Strata may not terminate the Agreement under this Section 9.1(e)(i) if Service MHC has voted its shares of Service Common Stock against the Mid-Tier Merger; (ii) any approval of the corporators of Service MHC required for the consummation of the MHC Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Service MHC’s corporators or at any adjournment or postponement thereof, or, if such meeting of corporators shall not have been held or shall have been canceled prior to the Expiration Date; or (iii) any approval of the corporators of MB MHC required for the consummation of the MHC Merger shall not have been obtained by reason of the failure to obtain the required vote at the Middlesex Meeting, or, if such Middlesex Meeting shall not have been held or shall have been canceled prior to the Expiration Date.

(f) Service Board Failure to Recommend. By Middlesex (i) if at any time prior to the Service Meeting, (A) Strata shall have materially breached Section 7.7, (B) the Service Board shall have failed to make the Service Board Recommendation, withdrawn the Service Board Recommendation or modified or changed the Service Board Recommendation in a manner adverse in any respect to the interests of Middlesex (including, without limitation, recommending an Acquisition Proposal in compliance with Section 7.7 (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal or making any statement, filing or release in connection with the Service Meeting or otherwise that is inconsistent with the Service Board Recommendation shall be considered an adverse modification of the Service Board Recommendation)), (C) Strata shall have materially breached its obligations to call, give notice of, convene and hold the Service Meeting in accordance with Section 7.2, (D) the Service Board approves or recommends an Acquisition Proposal, or fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by Middlesex, or (E) Strata resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions, or (ii) if Service MHC shall have (A) failed to recommend (or withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Middlesex) that Service MHC’s corporators approve the MHC Merger, (B) materially breached its obligation to call, give notice of, convene and hold a meeting of corporators to approve the MHC Merger, or (C) resolves or otherwise determines to take, or announces and intention to take, any of the foregoing actions.

(g) Certain Tender Offers or other Transactions. By Middlesex, (i) if a Tender Offer is commenced, other than by Middlesex or a Subsidiary thereof, and the Service Board recommends (in compliance with Section 7.7) that the shareholders of Service tender their shares in such Tender Offer or otherwise fails to recommend that such shareholders reject such Tender Offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act, or (ii) if Strata enters into an agreement to effect a Change in Control Transaction.

(h) MB MHC Failure to Recommend. By Strata if (i) MB MHC shall have failed to make the Middlesex Recommendation (or withdraws the Middlesex Recommendation or modifies or changes the Middlesex Recommendation in a manner adverse in any respect to the interests of Strata), or (ii) MB MHC shall have materially breached its obligations to call, give notice of, convene and hold the Middlesex Meeting.

9.2 Effect of Termination; Expenses.

(a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void (except as set forth in Section 10.1), subject to Sections 9.3, 9.4 and 9.5, and there shall be no liability on the part of any party hereto, except (i) each party shall remain liable in any action at law or otherwise for any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement or fraud, and (ii) as otherwise provided in this Section 9.2.

(b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the negligence of a party hereto, such party shall be liable to the other party in the amount of $500,000 (the “Expense Amount”) on account of the expenses and opportunity costs incurred in connection with this Agreement and the Transactions.

(c) If this Agreement shall have been terminated by Middlesex or Strata pursuant to (i) Section 9.1(e)(i) or (ii), then Strata shall pay to Middlesex the Expense Amount, or (ii) Section 9.1(e)(iii), then Middlesex shall pay to Strata the Expense Amount.

9.3 Strata Special Payment. As a condition of Middlesex’s willingness, and in order to induce Middlesex, to enter into this Agreement and to reimburse Middlesex for incurring the damages, costs and expenses related to entering into this Agreement and consummating the Transactions, Strata shall pay to Middlesex an amount equal to four percent (4%) of the Aggregate Merger Consideration the “Strata Special Payment”), as follows:

(a) If this Agreement shall have been terminated by Middlesex pursuant to Section 9.1(f) or Section 9.1(g), then Strata shall pay the Strata Special Payment.

(b) If this Agreement shall have been terminated

(i) by Middlesex pursuant to Section 9.1(d) because of Strata’s willful breach of any representation, warranty, covenant or agreement under this Agreement;

(ii) by Middlesex or Strata pursuant to Section 9.1(e)(i);

(iii) by Middlesex or Strata pursuant to Section 9.1(b) without a vote of the shareholders of Service contemplated by this Agreement having occurred,

and in the case of clause (i), (ii) and (iii), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or the Service Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and not withdrawn at least ten (10) days prior to the date of the Service Meeting, in the case of clause (ii), or the date of termination, in the case of clauses (i) or (iii), then if and only if within 12 months after such termination Strata enters into a definitive agreement with respect to a Change in Control Transaction, or a Change in Control Transaction is consummated, then Strata shall pay the Strata Special Payment payable to Middlesex.

9.4 Middlesex Special Payment

As a condition of Strata’s willingness, and in order to induce Strata, to enter into this Agreement and to reimburse Strata for incurring the damages, costs and expenses related to entering into this Agreement and consummating the Transactions, Middlesex shall pay to Strata an amount equal to four percent (4%) of the Aggregate Merger Consideration (the “Middlesex Special Payment”) if this Agreement shall have been terminated by Strata pursuant to Section 9.1(h).

9.5 Other Termination Provisions

(a) Exclusivity of Remedy. Without limiting the parties’ rights under Section 10.9 of this Agreement, if (i) Strata pays or causes to be paid to Middlesex the Strata Special Payment and/or the Expense Amount under the circumstances specified in this Article IX, Strata shall not have any further obligations or liabilities to Middlesex with respect to this Agreement or the transactions contemplated by this Agreement, and (ii) Middlesex pays or causes to be paid to Strata the Middlesex Special Payment and/or the Expense Amount under the circumstances specified in this Article IX, Middlesex shall not have any further obligations or liabilities to Strata with respect to this Agreement or the transactions contemplated by this Agreement.

(b) Effect on Standstill Arrangements. In the event Strata pays to Middlesex the Strata Special Payment, any standstill provisions contained in the Confidentiality Agreement referred to in Section 7.7 shall terminate.

(c) Payment Required. Any payment required under this Article IX shall be payable by wire transfer of immediately available funds to an account designated by the receiving party within two (2) Business Days after demand by the receiving party.

ARTICLE X

MISCELLANEOUS

10.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the MHC Effective Time (other than agreements or covenants contained in this Agreement that by their express terms are to be performed after the MHC Effective Time). If this Agreement is terminated prior to the MHC Effective Time, no representations, warranties, agreements or covenants contained in this Agreement shall survive such termination (other than Sections 7.6(b) and 9.3, and this Article X, all of which (other than Section 10.12) shall survive any such termination).

10.2 Waiver; Amendment. Prior to the MHC Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among those parties that have executed this Agreement and executed in the same manner as this Agreement, except that after the Service Meeting, no amendment shall be made which law requires further approval of Service’s shareholders without obtaining such approval.

10.3 Counterparts and Facsimile Signatures. This Agreement may be executed and delivered in any number of counterparts. When each party has signed and delivered at least one counterpart to all other parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the parties hereto. This Agreement shall become binding on MSB and each of the Strata parties once it has been executed by authorized representatives of each. This Agreement shall become binding on MB MHC once the MHC Conversion has been consummated and an authorized representative of MB MHC has executed the Joinder Agreement. Facsimile execution and delivery of this Agreement and any Annexes, Exhibits, Schedules and Appendices by any of the parties shall be legal, valid and binding execution and delivery of such document for all purposes.

10.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts that are applicable to contracts made and to be performed entirely within such state without regard to its rules of conflict of laws. Each of Strata and Middlesex hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”) for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such Massachusetts Courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.

10.5 Expenses. Except as otherwise provided in Section 9.2, each party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

10.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by courier (signature required) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Strata to:

Service Bancorp, M.H.C.

81 Main Street

Medway, Massachusetts 02053

Attention: President & Chief Executive Officer

Fax: (508) 520-2454

With a copy to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Kenneth F. Ehrlich and Michael K. Krebs

Fax: (617) 310-9989

If to MB MHC or MSB to:

Middlesex Savings Bank

6 Main Street

Natick, Massachusetts 01760

Attention: President & Chief Executive Officer

Fax: (508) 653-8146

With a copy to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention: Lynne B. Barr

Fax: (617) 523-1231

10.7 Entire Understanding; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement (together with the Exhibits, Annexes and Schedules), the Bank Merger Agreement and the other Transaction Documents represent the entire understanding of the parties hereto and thereto with reference to the Transactions, and this Agreement, the Bank Merger Agreement and the other Transaction Documents supersede any and all other oral or written agreements heretofore made. Except for (a) the provisions of Article III concerning payment of the Per Share Merger Consideration, which shall inure to the holders of Service Common Stock but, prior to the MHC Effective Time, may only be enforced by Strata acting on their behalf, (b) the Indemnified Parties’ right to enforce Middlesex’s obligation under Section 7.9, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (c) the severance benefits contemplated by Section 7.11(h), nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.8 Severability. Except to the extent that application of this Section 10.8 would have a Strata Material Adverse Effect or a Middlesex Material Adverse Effect, as the case may be, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Massachusetts Court, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to sections include subsections which are part of the related sections (e.g., a section numbered “Section 5.5(a)” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5(a)”).

10.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the parties may at any time modify the structure of the Transactions, subject to the prior written consent of all parties, which consent shall not be unreasonably withheld or delayed, provided that the Aggregate Merger Consideration to be paid to the holders of Service Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, such modification shall not adversely affect the Tax treatment of Service’s shareholders as a result of receiving the Aggregate Merger Consideration, and such modification shall not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MIDDLESEX SAVINGS BANK

By:	/s/ John R. Heerwagen
Name:	John R. Heerwagen
Title:	Chief Executive Officer

SERVICE BANCORP, M.H.C.

By:	/s/ Edward A. Hjerpe III
Name:	Edward A. Hjerpe III
Title:	Interim President and CEO

SERVICE BANCORP, INC.

By:	/s/ Edward A. Hjerpe III
Name:	Edward A. Hjerpe III
Title:	Interim President and CEO

STRATA BANK

By:	/s/ Edward A. Hjerpe III
Name:	Edward A. Hjerpe III
Title:	Interim President and CEO

APPENDIX B

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (“Amendment No. 1”), dated as of March 18, 2009, is by and among (i) Middlesex Savings Bank, a Massachusetts-chartered savings bank (“MSB”), and (ii) Strata Bank, a Massachusetts-chartered savings bank (“Strata Bank”), Service Bancorp, Inc., a Massachusetts corporation and the parent company of Strata Bank (“Service”), and Service Bancorp, M.H.C., a Massachusetts-chartered mutual holding company and the majority shareholder of Service (“Service MHC”). Each of MSB, Strata Bank, Service and Service MHC is sometimes individually referred to in this Amendment No. 1 as a “party” and collectively as the “parties.” Reference is made to that certain Agreement and Plan of Merger, dated as of December 8, 2008 (the “Merger Agreement”), by and among MSB, Strata Bank, Service and Service MHC. All capitalized terms used herein without definition herein shall have the meanings ascribed to them in the Merger Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MSB, Strata Bank, Service and Service MHC hereby agree as follows:

1.    The Merger Agreement is hereby amended by restating Section 1.1(c) thereof to read in its entirety as follows:

“(c)    Aggregate Merger Consideration” shall be equal to the aggregate Per Share Merger Consideration payable with respect to all Public Shares pursuant to Section 3.1(b), plus the aggregate amount payable to holders of Service Options pursuant to Section 3.7. For avoidance of doubt, the Aggregate Merger Consideration shall be an amount not to exceed $21,875,090.”

2.    The Merger Agreement is hereby amended by restating Section 3.2(f) thereof to read in its entirety as follows:

“(f)    The provisions of this Article III assume that there shall be 767,939 Public Shares (except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests) and 23,907 shares of Service Common Stock that are issuable upon the exercise of Equity Interests through options or warrants or otherwise (except to the extent decreased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests), at the Mid-Tier Effective Time. If there is any change in either of these numbers as of the Mid-Tier Effective Time, the provisions of this Article III, including the aggregate Per Share Merger Consideration, shall be appropriately adjusted.”

3.    The Merger Agreement is hereby amended by restating Section 3.7 thereof to read in its entirety as follows:

“Stock Options. Prior to the Mid-Tier Effective Time, Service shall, in accordance with the terms of the Service Stock Option Plan, provide written notice to each holder of a Service Option (whether or not such Service Option is then vested or exercisable), that such Service Option shall be, as at the date of such notice, exercisable in full and that such Service Option shall be automatically cancelled at the Mid-Tier Effective Time, and that, if such Service Option is not exercised or otherwise terminated before the Mid-Tier Effective Time, such holder shall be entitled to receive, in cancellation of such Service Option, a cash payment from Service at the Closing in an amount equal to the excess of the Per Share Merger Consideration over the per share exercise price of such Service Option, multiplied by the number of shares of Service Common Stock covered by such Service Option, subject to any required withholding of Taxes. Subject to the foregoing, the Service Stock Option Plan and all Service Options

issued and outstanding thereunder shall terminate at the Mid-Tier Effective Time. Service hereby represents and warrants to Middlesex that the maximum number of shares subject to issuance pursuant to the exercise of Service Options issued and outstanding under the Service Stock Option Plan or otherwise is not and shall not be, at or prior to the Mid-Tier Effective Time, more than 23,907.”

4.    For purposes of the Closing condition in Section 8.3(a) of the Merger Agreement, all references in the Merger Agreement, directly or indirectly, to 17,700 shares of Service Common Stock subject to Equity Interests shall be deemed to refer to 23,907 shares of Service Common Stock.

5.    The Strata parties, jointly and severally, hereby represent and warrant to Middlesex that on the date hereof:

(a)    Service is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Service MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Strata Bank is a stock form savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

(b)    This Amendment No. 1 has been authorized by all necessary corporate action of Strata. Service MHC, Service and Strata Bank have each duly executed and delivered this Amendment No. 1, and assuming due authorization, execution and delivery by MSB, this Amendment No. 1 is a valid and legally binding obligation of Service MHC, Service and Strata Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

6.    MSB hereby represents and warrants to Strata that on the date hereof:

(a)    MSB is a savings bank in mutual form duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

(b)    This Amendment No. 1 has been authorized by all necessary corporate action of MSB. MSB has duly executed and delivered this Amendment No. 1, and assuming due authorization, execution and delivery by Service MHC, Service and Strata Bank, this Amendment No. 1 is a valid and legally binding obligation of MSB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

7.    Except as expressly amended hereby, the Merger Agreement remains in full force and effect.

8.    This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When each party has signed and delivered at least one counterpart to all other parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the parties hereto. This Amendment No. 1 shall become binding on MSB and each of the Strata parties once it has been executed by authorized representatives of each. This Amendment No. 1 shall become binding on MB MHC once the MHC Conversion has been consummated and an authorized representative of MB MHC has executed the Joinder Agreement. Facsimile execution and delivery of this Amendment No. 1 by any of the parties shall be legal, valid and binding execution and delivery of such document for all purposes.

9.    Each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment No. 1; provided, however, that all references to the “date of this Agreement,” “the date hereof” or similar words shall remain a reference to December 8, 2008, the date the Merger Agreement was executed.

10.    This Amendment No. 1 shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.

11.    The Merger Agreement, as amended by this Amendment No. 1, and all of the liabilities, obligations, covenants, conditions, representations, and warranties set forth therein are hereby ratified and affirmed by each of Strata and Middlesex.

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IN WITNESS WHEREOF, MSB, Strata Bank, Service and Service MHC have caused this Amendment No. 1 to the Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIDDLESEX SAVINGS BANK

By:	/s/ John R. Heerwagen
Name:	John R. Heerwagen
Title:	Chief Executive Officer and President

SERVICE BANCORP, M.H.C.

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer

SERVICE BANCORP, INC.

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer

STRATA BANK

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer

APPENDIX C

December 8, 2008

Board of Directors

Service Bancorp, Inc.

81 Main Street

Medway, MA 02053

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the public shareholders of Service Bancorp, Inc., a Massachusetts-chartered mid-tier holding company (“SERC”), of the Per Share Merger Consideration (the “Consideration”) to be paid pursuant to the terms of the proposed Agreement and Plan of Merger, dated as of December 8, 2008 (the “Agreement”), in the merger (the “Merger”) between SERC, Strata Bank, a Massachusetts-chartered savings bank and wholly-owned subsidiary of SERC, Service Bancorp, M.H.C., a Massachusetts-chartered mutual holding company and majority shareholder of SERC, and Middlesex Savings Bank, a Massachusetts-chartered savings bank. We have not been requested to opine as to, and our opinion does not in any manner address, SERC’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement, at the effective time of the Merger, the mutual holding company structure of Service Bancorp, MHC will be eliminated and Strata Bank will re-mutualize and merge with Middlesex Savings Bank. The public shareholders of SERC will receive $28.00 per share. The aggregate Consideration will be comprised of 100% cash as detailed in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to SERC. As part of our investment banking business, we are continually engaged in the valuation of thrift and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, SERC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of SERC for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to SERC. We have acted exclusively for the Board of Directors of SERC in rendering this fairness opinion and will receive a fee from SERC for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion we reviewed certain financial and other business data supplied to us by SERC, including (i) the Agreement and Plan of Merger (ii) 10-QSB report for the quarter ended September 31, 2008 (iii) Annual Reports and 10-KSB reports for the years ended June 30, 2008, 2007 and 2006 (iv) and other information we deemed relevant. We also discussed with senior management and directors of SERC, the current position and prospective outlook for SERC. We reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

For Middlesex Savings Bank, we reviewed (i) Call Reports for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008 (ii) Call Reports for the years ended December 31, 2007, 2006 and 2005, (iii) and other information we deemed relevant. We also discussed with members of the senior management team of Middlesex Savings Bank, the current position and prospective outlook for Middlesex Savings Bank.

C-1

Board of Directors

Service Bancorp, Inc.

December 8, 2008

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by SERC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from SERC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of SERC’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of SERC. We have further relied on the assurances of management of SERC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of SERC; (ii) the assets and liabilities of SERC; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of SERC to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to SERC.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Middlesex Savings Bank in the Merger is fair, from a financial point of view, to the public shareholders of SERC.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.

KEEFE, BRUYETTE, & WOODS, INC.

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APPENDIX D

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of December     , 2008, by and between Middlesex Savings Bank, a Massachusetts mutual savings bank (“MSB”), and the undersigned holders (“Company Shareholders”) of capital stock (“Company Stock”) of Service Bancorp, Inc., a Massachusetts corporation (“Company”).

WHEREAS, MSB, the Company and certain others are about to enter into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger of Company with a to be formed mutual holding company, which will become parent of MSB (the “Mid-Tier Merger”);

WHEREAS, each Company Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Stock, and holds stock options or other rights to acquire the number of Shareholder Equity Interests (as defined in Section 3), opposite such Company Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, MSB has informed the Company Shareholders that it is a condition to MSB’s entering into the Agreement and Plan of Merger that the Company Shareholders execute and deliver this Agreement on the date hereof; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, MSB entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by MSB in connection therewith, the Company Shareholders and MSB agree as follows:

1. Agreement to Vote Shareholder Equity Interests. The Company Shareholders agree that, from the date hereof until the Expiration Date (as defined in Section 2), at any meeting of the stockholders of Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Company, with respect to the Mid-Tier Merger, the Agreement and Plan of Merger, or any Acquisition Proposal or any Unsanctioned Agreement (as such term is defined in Section 1(b)), the Company Shareholders shall:

(a) Appear at each such meeting, in person or by proxy, and thereby cause the Shareholder Equity Interests that such Company Shareholder shall be entitled to vote at such meeting to be counted as present thereat for purposes of calculating a quorum; and

(b) From and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shareholder Equity Interests that such Company Shareholder shall be entitled to so vote, whether such Shareholder Equity Interests are beneficially owned by such Company Shareholder on the date of this Agreement or are subsequently acquired, (i) in favor of approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Mid-Tier Merger; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company contained in the Agreement and Plan of Merger or of the Company Shareholders contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Mid-Tier Merger or any of the transactions contemplated by the Agreement and Plan of Merger or any of the Company Shareholders’ obligations under this Agreement (“Unsanctioned Agreement”).

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier of (a) the Mid-Tier Effective Time, (b) the termination of the Agreement and Plan of Merger in accordance with Article IX thereof, (c) upon mutual written agreement of the parties to terminate this Agreement or (d) the Expiration Date provided in the immediately succeeding sentence. Each Company Shareholder shall also have the right to terminate this Agreement if the Agreement and Plan of Merger is amended to decrease the Aggregate Merger Consideration, provided that the Company Shareholder sends notice to MSB of the Company Shareholder’s election to terminate within three (3) Business Days after the public announcement of such amendment, in which case the “Expiration Date” shall mean the date MSB receives such notice. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Agreement to Retain Shareholder Equity Interests. From and after the date hereof until the Expiration Date, the Company Shareholders shall not, except as contemplated by this Agreement or the Agreement and Plan of Merger, directly or indirectly, sell, assign, transfer, pledge or otherwise dispose of (including, without limitation, by the voluntary creation of a Lien (as defined in Section 4(c))), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Company Stock or option or right to obtain Company Stock or any interest convertible into, or exercisable for, Company Stock or the right to obtain Company Stock or such rights that may at any time be owned (or could be acquired) by the Company Shareholders (collectively, the “Shareholder Equity Interests”), whether such Shareholder Equity Interests are held by the Company Shareholders on the date of this Agreement or are subsequently acquired prior to any meeting (or written consent in lieu thereof) of stockholders of the Company prior to the Expiration Date, whether by the exercise of any option or right to obtain Shareholder Equity Interests or otherwise. Notwithstanding the foregoing, the Company Shareholders may make (a) transfers by will, or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers to any transferee that has agreed in writing to be bound by the terms of, and perform the obligations of the Company Shareholder under, this Agreement, and (c) as MSB may otherwise agree in writing in its sole discretion. Any transfers or other dispositions in violation of the terms of this Section 3 shall be null and void.

4. Representations and Warranties of the Company Shareholders. Each of the Company Shareholders hereby represents and warrants to MSB, severally but not jointly, as follows:

(a) The Company Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement;

(b) This Agreement (assuming this Agreement constitutes a valid and binding agreement of MSB) is a valid and legally binding agreement with respect to the Company Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c) The Company Shareholder beneficially owns the number of Shareholder Equity Interests indicated opposite such Company Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shareholder Equity Interests;

(d) The Company Shareholder understands that at the Effective Time of the Mid-Tier Merger, each outstanding Shareholder Equity Interest listed on Schedule 1 shall be cancelled and converted into the right to receive a cash amount to be determined in accordance with the terms and provisions of the Agreement and Plan of Merger;

(e) The execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of his, her or its obligations hereunder and the consummation by Company Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Company Shareholder is a party or by which the Company Shareholder is bound, or any statute, rule or regulation to which the Company Shareholder is subject or, in the event that Company Shareholder is a corporation, partnership, trust or other entity, any by-law or other organizational document of Company Shareholder;

(f) The Company Shareholder has no claim (or any basis therefor), in Company Shareholder’s capacity as a stockholder or former stockholder, or option holder or former option holder, of Company, in any way arising out of or based upon: (i) ownership or rights to ownership of any Shareholder Equity Interests, other than Company Shareholder’s right to receive the consideration to be paid to Company Shareholder under the Agreement and Plan of Merger with respect to the Shareholder Equity Interests listed on Schedule 1; (ii) any rights to obtain additional Shareholder Equity Interests; or (iii) any claim that any Shareholder Equity Interests were wrongfully repurchased by Company; and

(g) The Company Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shareholder Equity Interests (other than (i) shares of capital stock subject to stock options over which the Company Shareholder will have no voting rights until the exercise of such stock options and (ii) shares of capital stock owned beneficially by the Company Shareholder but as to which the Company Shareholder has no voting rights). The Shareholder Equity Interests do not include shares over which the Company Shareholders exercise control in a fiduciary capacity and no representation by the Company Shareholders are made thereby pursuant to the terms hereof. The Company Shareholders have the right to vote the Shareholder Equity Interests, and none of the Shareholder Equity Interests is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shareholder Equity Interests, except as contemplated by this Agreement.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Company Shareholder does hereby appoint MSB with full power of substitution and resubstitution, as Company Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the undersigned’s rights with respect to the Shareholder Equity Interests, to vote, if Company Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shareholder Equity Interests solely with respect to the matters and in the manner set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. Company Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Company Shareholder with respect to the Shareholder Equity Interests. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. Except as otherwise expressly permitted under Section 7.7 of the Agreement and Plan of Merger, from and after the date hereof until the Expiration Date, Company Shareholder, in his, her or its capacity as a stockholder of Company, shall not, nor to the extent applicable to Company Shareholder, shall he, she or it permit any of his, her or its affiliates to, nor shall he, she or it authorize any partner, officer, director, advisor or representative of Company Shareholder or any of its affiliates to (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal or any Unsanctioned Agreement, (b) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition

Proposal or Unsanctioned Agreement, (c) engage in any discussions with any Person with respect to any Acquisition Proposal or Unsanctioned Agreement, except as to the existence of these provisions, (d) approve, endorse or recommend any Acquisition Proposal or Unsanctioned Agreement (except to the extent specifically permitted in the Agreement and Plan of Merger) or (e) enter into any letter of intent or similar document or any contract contemplating any Acquisition Proposal or transaction contemplated thereby (other than the Agreement and Plan of Merger) or any Unsanctioned Agreement.

7. Specific Performance; Remedies; Attorneys Fees. Company Shareholder acknowledges that it is a condition to the willingness of MSB to enter into the Agreement and Plan of Merger that Company Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to MSB if Company Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, MSB will not have an adequate remedy at law or in equity. Accordingly, each Company Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that MSB has an adequate remedy at law. Each Company Shareholder further agrees that he, she or it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with MSB’s seeking or obtaining such equitable relief. Each Company Shareholder also agrees that if he, she or it fails to comply in any material respect with the obligations imposed by this Agreement, that Company Shareholder shall pay to MSB the Company’s Shareholders pro rata share of all of MSB’s reasonable costs and expenses (including attorneys’ fees) in connection with enforcing its rights under this Agreement. In addition, after discussing the matter with Company Shareholder, MSB shall have the right to inform any third party that MSB reasonably believes to be, or to be contemplating, participating with Company Shareholder or receiving from Company Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of MSB hereunder, and that participation by any such persons with Company Shareholder in activities in violation of Company Shareholder’s agreement with MSB set forth in this Agreement may give rise to claims by MSB against such third party.

8. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement by any of the parties shall be legal, valid and binding execution and delivery of this Agreement for all purposes.

9. No Waivers. No waivers of any breach of this Agreement extended by MSB to Company Shareholder shall be construed as a waiver of any rights or remedies of MSB with respect to any other stockholder of Company who has executed an agreement substantially in the form of this Agreement with respect to Company Stock (or options or other rights to obtain Company Stock) held or subsequently held by such stockholder, or with respect to any subsequent breach of Company Shareholder or any other such stockholder of Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Miscellaneous. This Agreement is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11. Capacity as Company Shareholder. Each Company Shareholder signs this Agreement solely in Company Shareholder’s capacity as the owner of the Shareholder Equity Interests, and not in Company Shareholder’s capacity as a director, officer or employee of Company or any of its subsidiaries or in Company Shareholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of Company in the exercise of his or her fiduciary duties, consistent with the terms of the Agreement and Plan of Merger, as a director and/or officer of Company or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of Company or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of Company.

12. No Agreement Until Agreement and Plan of Merger Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Agreement and Plan of Merger is executed by all parties thereto and this Agreement is executed by the parties whose names are set forth on the signature page hereof.

13. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

[SIGNATURE PAGES FOLLOW]

EXECUTED as of the date first above written.

MIDDLESEX SAVINGS BANK

By:
Name:
Title:

EXECUTED as of the date first above written.

COMPANY SHAREHOLDER

By:
Name:
Title:

EXHIBIT A

SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY SHAREHOLDER

Shareholder	Shares	Plan Shares	Options

APPENDIX E

Massachusetts General Laws

Chapter 156D Business Corporations

Part 13

Subdivision A.

Right to Dissent and Obtain Payment for Shares

§ 13.01. Definitions.

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

§ 13.02. Right to Appraisal.

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B

Procedure for Exercise of Appraisal Rights

§ 13.20. Notice of Appraisal Rights.

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§ 13.21. Notice of Intent to Demand Payment.

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§ 13.22. Appraisal Notice and Form.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

§ 13.23. Perfection of Rights; Right to Withdraw.

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

§ 13.24. Payment.

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§ 13.25. After-Acquired Shares.

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24:

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

§ 13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C

Judicial Appraisal of Shares

§ 13.30. Court Action.

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§ 13.31. Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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PROXY

REVOCABLE PROXY

SERVICE BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS — APRIL 23, 2009

The undersigned hereby appoints Edward A. Hjerpe, III and Eugene R. Liscombe, and each of them individually, with full powers of substitution to act as Proxy for the undersigned to vote all shares of Common Stock of Service Bancorp. Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”) to be held at Lake Pearl Luciano’s at 299 Creek Street, Wrentham, Massachusetts, on Thursday, April 23, 2009 at 3:30 p.m., Eastern time. The Proxy is authorized to cast all votes to which the undersigned is entitled as follows on the reverse side.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said Proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Special Meeting, a Proxy Statement dated April 1, 2009.

(Continued, and to be marked, dated and signed, on the other side)

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

ò FOLD AND DETACH HERE AND READ THE REVERSE SIDE ò

PROXY

Please mark your votes like this    ☒

The Board of Directors recommends a vote “FOR” each of the listed proposals.

		FOR	AGAINST	ABSTAIN

1.	The approval of the Agreement and Plan of Merger dated as of December 8, 2008 and amended March 18, 2009 (as amended, the “Merger Agreement”) among Middlesex Savings Bank (“MSB”) and Service Bancorp, M.H.C. (“Service MHC”), the Company, and Strata Bank, which provides for, among other things, (i) the merger of Service MHC with and into Middlesex Bancorp MHC, a mutual holding company which is expected to be formed prior to the consummation of the transactions contemplated by the Merger Agreement (subject to receipt of required approvals) and which, if formed, will be the owner of 100% of the issued and outstanding capital stock of MSB (“Middlesex MHC”), (ii) the merger of the Company with and into Middlesex MHC, and (iii) the merger of Strata Bank with and into MSB, which shall remain a subsidiary of Middlesex MHC.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

2.	The approval to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement.	☐	☐	☐

Check Box if You Plan to Attend the Special Meeting ☐

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED: (1) “FOR” APPROVAL OF THE MERGER AGREEMENT; AND (2) “FOR” APPROVAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. IF ANY OTHER MATTER IS BROUGHT BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTER.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2009.

Note: Please sign exactly as your name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title.